================================================================================


                              AMENDED AND RESTATED

                                 LOAN AGREEMENT

                                      among


                              CSS INDUSTRIES, INC.

                                       and

                               CSS MANAGEMENT LLC,

                                  as Borrowers



                     THE LENDING INSTITUTIONS LISTED HEREIN,

                         PNC BANK, NATIONAL ASSOCIATION,
                            as Administrative Agent,

                           PNC CAPITAL MARKETS, INC.,
                                as Lead Arranger,

                                       and

                         CITIZENS BANK OF PENNSYLVANIA,
                            FLEET NATIONAL BANK, and
                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                               as Managing Agents


                  ---------------------------------------------

                           DATED AS OF APRIL 23, 2004

                 ----------------------------------------------



================================================================================

                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION 1.          DEFINITIONS AND INTERPRETATION................................................................1

            1.1     Terms Defined.................................................................................1
            1.2     Accounting Principles........................................................................18

SECTION 2.          THE LOAN.....................................................................................18

            2.1     Revolving Line of Credit.....................................................................18
            2.2     Letters of Credit............................................................................19
            2.3     Voluntary Reduction or Increase of Commitment................................................24
            2.4     Advances, Conversions, Renewals and Payments.................................................25
            2.5     Interest.....................................................................................28
            2.6     Fees.........................................................................................30
            2.7     Prepayments..................................................................................31
            2.8     Use of Proceeds..............................................................................32
            2.9     Special Provisions Governing LIBOR Based Rate Advances.......................................32
            2.10    Capital Requirements, Etc....................................................................35
            2.11    Mandatory Prepayments/Commitment Reductions..................................................36
            2.12    Net Payments.................................................................................37
            2.13    Maturity Date Extension......................................................................38
            2.14    Change of Lending Office.....................................................................39
            2.15    Replacement of a Lender in Certain Circumstances.............................................39
            2.16    Borrowers' Representative....................................................................39

SECTION 3.          EFFECTIVENESS AND CONDITIONS PRECEDENT TO ADVANCES...........................................40

            3.1     Conditions Precedent to Effectiveness........................................................40
            3.2     Effective Date; Transitional Arrangements....................................................43
            3.3     Conditions Precedent to all Advances.........................................................43
            3.4     Waiver of Rights.............................................................................45
            3.5     Delivery of Documents........................................................................45

SECTION 4.          REPRESENTATIONS AND WARRANTIES...............................................................45

            4.1     Corporate Organization and Validity..........................................................45
            4.2     Places of Business...........................................................................46
            4.3     Pending Litigation...........................................................................46
            4.4     Title to Properties..........................................................................46
            4.5     Governmental Consent.........................................................................46
            4.6     Taxes........................................................................................46
            4.7     Financial Statements.........................................................................47
            4.8     Full Disclosure..............................................................................47

            4.9     Subsidiaries.................................................................................47
            4.10    Guarantees, Indebtedness, etc................................................................47
            4.11    Government Regulations, etc..................................................................48
            4.12    Business Interruptions.......................................................................49
            4.13    Names........................................................................................49
            4.14    Other Associations...........................................................................50
            4.15    Environmental Matters........................................................................50
            4.16    Regulation O.................................................................................52
            4.17    Capital Stock................................................................................52
            4.18    Solvency.....................................................................................52
            4.19    Interrelatedness of the Borrower and the Guarantors..........................................52
            4.20    Anti-Terrorism Laws..........................................................................52

SECTION 5.          AFFIRMATIVE COVENANTS........................................................................53

            5.1     Payment of Taxes and Claims..................................................................53
            5.2     Maintenance of Properties and Corporate Existence............................................54
            5.3     Litigation...................................................................................55
            5.4     Taxes........................................................................................55
            5.5     Employee Benefit Plans.......................................................................55
            5.6     Financial and Business Information...........................................................56
            5.7     Officers' Certificates.......................................................................57
            5.8     Inspection...................................................................................58
            5.9     Tax Returns and Reports......................................................................58
            5.10    Information to Participants and Assignees....................................................58
            5.11    Material Adverse Developments................................................................58
            5.12    Additional Parties; Release of Certain Obligations...........................................59
            5.13    Performance of Obligations...................................................................59
            5.14    Further Assurances...........................................................................60
            5.15    Evidence of Intercompany Indebtedness........................................................60
            5.16    Tax Shelter Regulations......................................................................60

SECTION 6.          NEGATIVE COVENANTS...........................................................................60

            6.1     Mergers......................................................................................61
            6.2     Acquisitions.................................................................................61
            6.3     Liens and Encumbrances.......................................................................62
            6.4     Transactions With Affiliates or Subsidiaries.................................................63
            6.5     Guarantees...................................................................................63
            6.6     Dividends and Redemptions....................................................................64
            6.7     Loans and Investments........................................................................64
            6.8     Amendment or Waivers of Certain Documents....................................................65
            6.9     Sale and Lease-Backs.........................................................................65
            6.10    Business Conducted...........................................................................66
            6.11    Indebtedness.................................................................................66
            6.12    Restrictions on Fundamental Changes; Asset Sales.............................................66
            6.13    Agreements Regarding Dividends...............................................................67
            6.14    Miscellaneous Covenants......................................................................67

SECTION 7.          FINANCIAL COVENANTS..........................................................................68

            7.1     Fixed Charge Coverage Ratio..................................................................68
            7.2     Minimum Consolidated Net Worth...............................................................68
            7.3     Ratio of Consolidated Funded Debt to Consolidated Capitalization.............................68
            7.4     Consolidated Capital Expenditures............................................................68

SECTION 8.          DEFAULT......................................................................................68

            8.1     Events of Default............................................................................68
            8.2     Rights and Remedies on Default...............................................................71
            8.3     Nature of Remedies...........................................................................72
            8.4     Set-Off......................................................................................72

SECTION 9.          THE ADMINISTRATIVE AGENT.....................................................................72

            9.1     Appointment and Authorization................................................................72
            9.2     General Immunity.............................................................................73
            9.3     Consultation with Counsel....................................................................73
            9.4     Documents....................................................................................73
            9.5     Rights as a Lender...........................................................................73
            9.6     Responsibility of the Administrative Agent...................................................73
            9.7     Collections and Disbursements................................................................74
            9.8     Indemnification..............................................................................75
            9.9     Expenses.....................................................................................76
            9.10    No Reliance..................................................................................76
            9.11    Reporting....................................................................................76
            9.12    Resignation of the Administrative Agent......................................................76
            9.13    Action on Instructions of Lenders............................................................77
            9.14    Several Obligations..........................................................................77
            9.15    Amendments...................................................................................77
            9.16    Notice of Default............................................................................78

SECTION 10.         MISCELLANEOUS................................................................................78

            10.1    GOVERNING LAW................................................................................78
            10.2    Integrated Agreement.........................................................................79
            10.3    Omission or Delay Not Waiver.................................................................79
            10.4    Time.........................................................................................79
            10.5    Expenses of the Administrative Agent and Lenders.............................................79
            10.6    Brokerage....................................................................................79
            10.7    Notices; Lending Offices.....................................................................80
            10.8    Headings.....................................................................................81
            10.9    Survival.....................................................................................81
            10.10   Successors and Assigns.......................................................................82
            10.11   Counterparts.................................................................................84

            10.12   Modification.................................................................................84
            10.13   Signatories..................................................................................84
            10.14   Third Parties................................................................................84
            10.15   Indemnification..............................................................................85
            10.16   Discharge of Taxes, the Borrowers' Obligations, Etc..........................................86
            10.17   Withholding and Other Tax Liabilities........................................................86
            10.18   Submission To Jurisdiction; Waivers..........................................................87
            10.19   Waivers......................................................................................87
            10.20   Severability.................................................................................88
            10.21   Independence of Representations, Warranties and Covenants....................................88
            10.22   Obligations Several; Independent Nature of Lenders' Rights...................................88
            10.23   Prior Understandings.........................................................................89
            10.24   Confidentiality..............................................................................89

                       AMENDED AND RESTATED LOAN AGREEMENT


         THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") is dated as of this 23rd day of April, 2004 by and among CSS INDUSTRIES, INC., a Delaware corporation (the "Company"), CSS MANAGEMENT LLC, a Delaware limited liability company (the "Subsidiary Borrower" and, together with the Company, the "Borrowers"), the lending institutions listed in Annex I attached hereto and incorporated herein by reference (each a "Lender" and collectively, the "Lenders"), and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                                   BACKGROUND

         A. The Company, the lenders from time to time party thereto, the Administrative Agent, PNC Capital Markets, Inc., as Lead Arranger and Fleet National Bank and Wachovia Bank, National Association (as successor to First Union National Bank), as Co-Documentation Agents, entered into that certain Loan Agreement dated as of April 30, 2001 (as amended and modified prior to the date hereof, the "Existing Loan Agreement").

         B. The Company has requested and the Lenders and other parties hereto have agreed to modify and amend the credit facilities established under the Existing Loan Agreement and to amend and restate the Existing Loan Agreement on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree that, upon the Effective Date, the Existing Loan Agreement shall be and hereby is amended and restated to read in full as follows:

         Section 1. DEFINITIONS AND INTERPRETATION.

                  1.1 Terms Defined. As used in this Agreement, the following terms have the following respective meanings:

                  "Accounts": All of the "accounts" (as that term is defined in the Uniform Commercial Code as in effect from time to time in the Commonwealth of Pennsylvania) of the Company and each of its Subsidiaries, whether now existing or hereafter arising.

                  "Accounts Receivable Securitization": The trade receivables purchase facility between the Company and Market Street Funding Corporation on terms pursuant to which the Company and certain of its Subsidiaries will sell or grant a security interest in its accounts receivable or an undivided interest therein, provided, that the aggregate Capital (as such term is defined in the Accounts Receivable Securitization Documents) shall not exceed $100,000,000.

                  "Accounts Receivable Securitization Documents": The Receivable Purchase Agreement among the Company, the Bankruptcy Remote Subsidiary, Market Street Funding Corporation and PNC and any other documents executed in connection with the Accounts Receivable Securitization as modified, amended or restated from time to time.

                  "Acquisition Advances": Advances under the Revolving Credit to fund Permitted Acquisitions excluding the amount of such Advances which are determined by Administrative Agent, in its reasonable discretion, to be used to fund the working capital needs of the acquired Person.

                  "Acquisition Amount":  As defined in Section 6.2.

                  "Adjustment Amount": As of each date of determination hereof, the sum of (i) 100% of the outstanding portion of the aggregate amount of Acquisition Advances, if any, made during the immediately preceding twelve (12) month period plus (ii) 75% of the outstanding portion of the aggregate amount of Acquisition Advances, if any, made during the twelve month period commencing on the date which occurred 24 months prior to the determination date and ending one day before the date which occurred 12 months prior to the determination date plus (iii) 50% of the outstanding portion of the aggregate amount of Acquisition Advances, if any, made during the twelve month period commencing on the date which occurred 36 months prior to the determination date and ending on the date which occurred one day before the date which occurred 24 months prior to the determination date plus (iv) 25% of the outstanding portion of the aggregate amount of Acquisition Advances, if any, made during the twelve month period commencing on the date which occurred 48 months prior to the determination date and ending on the date which occurred one day before the date which occurred 36 months prior to the determination date.

                  "Adjusted LIBO Rate": As applied to a LIBOR Based Rate Advance, for any LIBOR Interest Period, the rate per annum (rounded upwards, if necessary to the next 1/100 of 1%) determined pursuant to the following formula:

                  Adjusted LIBO Rate   =          LIBO Rate
                                            -----------------------
                                            (1 - Reserve Percentage)


For purposes hereof, "LIBO Rate", with respect to a LIBOR Interest Period, shall mean the interest rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates of interest per annum for U.S. Dollars appearing on the Moneyline Telerate Service display page 3750 or such other display page of the Moneyline Telerate Service as may replace such page evidencing quotes by the British Bankers' Association (or appropriate successor or, if the British Bankers' Association or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such LIBOR Interest Period for an amount comparable to such Advance and having a borrowing date and a maturity comparable to such LIBOR Interest Period.

The LIBO Rate shall be adjusted with respect to any LIBOR Based Rate Advance in Dollars outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Borrowers' Representative of the LIBO Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                  "Advance(s)": Any monies advanced or credit extended to the Borrowers by any Lender under the Revolving Credit, including without limitation, cash Advances, Swing Line Advances and the issuance by Fronting Lender of Letters of Credit.

                  "Affected Lender":  As defined in Section 2.15.

                  "Affiliate": With respect to any Person (the "Specified Person"), (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, and (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a); provided, however, that no Lender nor any Affiliate of any Lender shall be deemed to be an Affiliate of the Company or any of its Subsidiaries. For purposes of the preceding sentence, "control" of a Person shall mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (ii) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 25% or more of the outstanding shares of any class of Capital Stock of such Person (or in the case of a Person that is not a corporation, 25%. or more of any class of equity interest).

                  "Alternate Base Rate": A rate of interest equal to the greater of (i) the Prime Rate or (ii) one half of one (0.5%) percent per annum in excess of the Federal Funds Open Rate. The calculation and determination of the rates described in subsections (i) and (ii) above shall be made daily by the Administrative Agent and such determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Changes in the Alternate Base Rate shall become effective on the same day as the Administrative Agent changes its Prime Rate or a change occurs in the Federal Funds Open Rate, depending upon which rate is applicable on that day to the Alternate Base Rate.

                  "Alternate Base Rate Advance": Any Advance on which interest accrues at the Alternate Base Rate.

                  "Anti-Terrorism Laws": Any law relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

                  "Applicable Available Commitment Fee Percentage": The Applicable Commitment Fee Percentage determined by reference to the table set forth on Annex II based upon the Company's compliance with the Interest Coverage Ratio at the levels set forth in such table as such Interest Coverage Ratio is shown on the Quarterly Compliance Certificate delivered in accordance with
Section 5.7. The Applicable Commitment Fee Percentage shall be applied on:

                         (a) the first day of the calendar month immediately
following the calendar month in which the Administrative Agent receives the Quarterly Compliance Certificate delivered in respect of the first three fiscal quarters in any fiscal year, or

                         (b) with respect to the Quarterly Compliance
Certificate delivered in respect of the last fiscal quarter in any fiscal year, the earlier to occur of (i) the first day of the calendar month immediately following the calendar month in which the Administrative Agent shall have received from the Company such Quarterly Compliance Certificate or (ii) the first day of the calendar month immediately following the calendar month in which the date 45 days after the end of the fiscal year of the Company most recently ended occurs provided, however, that no such changes shall occur (x) until the Company has delivered its Quarterly Compliance Certificate for the fiscal quarter ending March 31, 2004 and (y) unless no Default or Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of a Default or an Event of Default, the Applicable Available Commitment Fee Percentage may, in the discretion of the Administrative Agent or at the direction of the Majority Lenders, be increased (and shall automatically be so increased if the Default or Event of Default is a payment Default) to the margin described as Level III on Annex II (in addition to institution of the Default Rate, if applicable) and shall be applied retroactively to the date of the occurrence of such Default or Event of Default (or in the event of a Default in respect of the obligation to deliver a Quarterly Compliance Certificate for the last fiscal quarter in each fiscal year, the first day of the calendar month immediately following the calendar month in which the date 45 days after the end of the last fiscal year of the Company occurs). The Administrative Agent, Lenders and Borrowers acknowledge that, on the date hereof, the Applicable Available Commitment Fee Percentage is the margin described as Level I on Annex II, which Level shall remain applicable at all times through the first day of the calendar month immediately following the calendar month in which the Administrative Agent shall have received from the Borrower the Quarterly Compliance Certificate for the quarter ended March 31, 2004.

                  "Applicable Base Rate Margin":  As set forth in Annex II.

                  "Applicable LIBO Rate Margin":  As set forth in Annex II.

                  "Applicable Margins": The respective Applicable Base Rate Margin or Applicable LIBO Rate Margin determined by reference to the table set forth on Annex II based upon the Company's compliance with the Interest Coverage Ratio at the levels set forth in such table as such Interest Coverage Ratio is shown on the Quarterly Compliance Certificate delivered in accordance with
Section 5.7. The Applicable Margin shall be applied on:

                         (a) the first day of the calendar month immediately
following the calendar month in which the Administrative Agent receives the Quarterly Compliance Certificate delivered in respect of the first three fiscal quarters in any fiscal year or,

                         (b) with respect to the Quarterly Compliance
Certificate delivered in respect of the last fiscal quarter in any fiscal year, the earlier to occur of (i) the first day of the calendar month immediately following the calendar month in which the Administrative Agent shall have received from the Company such Quarterly Compliance Certificate or (ii) the first day of the calendar month immediately following the calendar month in which the date 45 days after the end of the fiscal year of the Company most recently ended occurs;

provided, however, that no such changes shall occur (x) until the Company has delivered its Quarterly Compliance Certificate for the fiscal quarter ending March 31, 2004 and (y) unless no Default or Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of a Default or an Event of Default, the Applicable Margin may, in the discretion of the Administrative Agent or at the direction of the Majority Lenders, be increased (and shall automatically be so increased if the Default or Event of Default is a payment default) to the margins described as Level III on Annex II (in addition to institution of the Default Rate, if applicable) and shall be applied retroactively to the date of the occurrence of such Default or Event of Default (or in the event of a Default in respect of the obligation to deliver a Quarterly Compliance Certificate for the last fiscal quarter in each fiscal year, the first day of the calendar month immediately following the calendar month in which the date 45 days after the end of the latest fiscal year of the Company occurs). The Administrative Agent, Lenders and Borrowers acknowledge that, on the date hereof, the Applicable Margin is the margin described as Level I on Annex II above, which Level shall remain applicable at all times through the first day of the calendar month immediately following the calendar month in which the Administrative Agent shall have received from the Company the Quarterly Compliance Certificate for the quarter ended March 31, 2004 (unless a Default or an Event of Default earlier occurs in which case the Applicable Margin shall be adjusted as set forth above).

                  "Asset Sale": The sale, transfer or other disposition by the Company to any Person other than a Restricted Subsidiary or by any Subsidiary of the Company to any Person other than the Company or a Restricted Subsidiary of
(a) any of the existing or future Capital Stock (other than an original issue of the Capital Stock of a Person where the issued Capital Stock is issued to one of the Borrowers or a Restricted Subsidiary) of any Subsidiary of the Company or
(b) any other Property, now owned or hereafter acquired, of any nature whatsoever in any transaction or series of related transactions (including any or all assets and business of any division or line of business and further including intangible assets) of the Company or any of its Subsidiaries, excluding sales, transfers or other dispositions of inventory or other Property in the ordinary course of business of the Company or any of its Subsidiaries or the trade-in or replacement of assets in the ordinary course of business of the Company or any of its Subsidiaries.

                  "Authorized Officer": With respect to any Borrower, any executive officer of such Borrower or the corporate controller of such Borrower. Unless otherwise qualified, all references to an "Authorized Officer" in this Agreement shall refer to an Authorized Officer of the Borrowers' Representative.

                  "Available Commitment": $50,000,000, as the same may be increased or reduced pursuant to Section 2.3.

                  "Available Commitment Fee": As defined in Section 2.6(a).

                  "Bankruptcy Remote Subsidiary": Means the wholly-owned Subsidiary of the Company created in connection with an Accounts Receivable Securitization whose only material creditors are the purchaser or lender related to such Accounts Receivable Securitization and the Company or any Subsidiary of the Company that is the originator and seller or contributor of accounts receivable to such Subsidiary in connection with an Accounts Receivable Securitization.

                  "Blocked Person": As defined in Section 4.20(ii).

                  "Borrowers' Representative": As defined in Section 2.16.

                  "Borrowing": The making, pursuant to a Notice of Borrowing and the terms of this Agreement, of a cash Advance to the Borrowers from all of the Lenders on a pro rata basis on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Based Rate Advances, the same LIBOR Interest Periods.

                  "Business Day": A day other than Saturday or Sunday when banks are generally open for business in Philadelphia, Pennsylvania, provided, that when used in connection with a LIBOR Based Rate Advance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Capital Stock": Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing. Unless otherwise qualified, references to Capital Stock herein shall refer to Capital Stock of the Company.

                  "Cash Proceeds": With respect to any Equity Offering, the aggregate cash payments received by the Company and/or any of its Subsidiaries from such Equity Offering.

                  "Change of Control": If (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Jack Farber and/or any member(s) of his immediately family, and/or any trust under which Jack Farber and/or any member(s) of his immediate family hold the legal and equitable interests, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the issued and outstanding voting Capital Stock of the Company normally entitled to vote in the election of directors of the Company or (b) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of Company (together with any new directors whose election to the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

                  "Closing": As defined in Section 3.2.

                  "Code": As defined in Section 2.12(b).

                  "Commitment and Acceptance": A Commitment and Acceptance among a Lender, the Administrative Agent and the Borrowers substantially in the form of Exhibit G, as amended, supplemented or otherwise modified from time to time.

                  "Consolidated Amortization Expense": For any Person, for any period, the consolidated amortization expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Consolidated Capital Expenditures": For any Person, for any period, the aggregate gross increase during that period in the property, plant or equipment reflected in the consolidated balance sheet of such Person and its consolidated Subsidiaries, but excluding expenditures made in connection with the replacement, substitution or restoration of assets (a) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced; provided, however, that "Consolidated Capital Expenditures" shall in any event exclude the purchase price paid in connection with Permitted Acquisitions to the extent allocable to property, plant and equipment.

                  "Consolidated Capitalization": For any Person, at any time, the sum of such Person's (a) Consolidated Funded Debt plus (b) Consolidated Net Worth, determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Consolidated Depreciation Expense": For any Person, for any period, the consolidated depreciation expense of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Consolidated EBITDA": For any Person, for any period, the difference between (a) the sum of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Tax Expense, plus (iii) Consolidated Interest Expense, plus (iv) Consolidated Amortization Expense, plus
(v) Consolidated Depreciation Expense, plus (vi) all non-cash charges resulting from the application of Financial Accounting Standard No. 142 plus (vii) all Consolidated Option Expense (with respect to clauses (ii) through (vii) of this definition, to the extent such amounts were deducted in computing Consolidated Net Income) and (b) the amounts for such period of after-tax net gains on sales of fixed assets and other after-tax extraordinary gains to the extent included in Consolidated Net Income, excluding sales in the ordinary course of business not to exceed $300,000 in the aggregate for any fiscal year, all as determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Consolidated Funded Debt": For any Person, on any date, without duplication, the aggregate outstanding principal amount of (i) Indebtedness recorded on a balance sheet of such Person prepared in accordance with GAAP, (ii) the items described in clause (c) of the definition of "Indebtedness" whether or not recorded on a balance sheet of such Person and
(iii) all Capital (as that term is defined in the Accounts Receivable Securitization Documents) under the Accounts Receivable Securitization; in each case of such Person and its consolidated Subsidiaries, all determined on a consolidated basis after elimination of all intercompany items.

                  "Consolidated Interest Expense": For any Person, for any period, the total interest expense of such Person and its consolidated Subsidiaries, as would be shown on an income statement prepared in accordance with GAAP, and in any event including interest in respect of the Revolving Credit and Discount (as that term is defined in the Accounts Receivable Securitization Documents) payable in respect of the Accounts Receivable Securitization whether or not such interest is shown on such income statement.

                  "Consolidated Net Income": For any Person, for any period, the net income (or loss) of such Person and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined on a consolidated basis for such Person and its consolidated Subsidiaries; provided, however, that there shall be excluded (a) the income (or loss) of any other Person (other than Subsidiaries of such Person) in which any third Person (other than such Person or any of its Subsidiaries) has a joint interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period (subject to clause (c) below), (b) the income (or loss) of any other Person accrued prior to the date it becomes a consolidated Subsidiary of such Person or is merged into or consolidated with such Person or any of its consolidated Subsidiaries or such other Person's assets are acquired by such Person or any of its consolidated Subsidiaries, except (with respect to a Subsidiary previously accounted for on the equity basis of accounting) to the extent of the income (or loss) actually paid to such Person or any of its Subsidiaries by such other Person relating to such period in cash, and (c) the income of any consolidated Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that consolidated Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that consolidated Subsidiary, except to the extent of the cash dividends or cash distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period; provided, however, that income generated in connection with a waiver of any of the provisions hereof shall not be included for any purposes hereof.

                  "Consolidated Net Worth": As of the date of determination, all items which in conformity with GAAP would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries at such date plus an amount equal to the lesser of (x) the amount paid after the Effective Date for purchases by the Company of its Capital Stock under its existing share repurchase program and (y) $25,000,000.

                  "Consolidated Option Expense": For any Person, for any period, the consolidated non-cash charges related to the fair value of stock options for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Consolidated Rental Payments": For any period, the aggregate amount of all rents paid or to be incurred under all operating leases of the Company and the Subsidiaries of the Company as lessees (net of sublease income) during such period.

                  "Consolidated Tax Expense": For any Person, for any period, the consolidated income tax expense and/or benefit of such Person for such period, determined on a consolidated basis for such Person and its consolidated Subsidiaries less any tax expense associated with gains on sales (excluding sales in the ordinary course of business) of fixed assets and other extraordinary gains to the extent such gains are included in Consolidated Net Income.

                  "Consolidated Total Assets": For any Person, all of the assets of such Person as would be shown on such Person's balance sheet prepared in accordance with GAAP, determined on a consolidated basis for such Person and its consolidated Subsidiaries.

                  "Default": Any event, act, condition or occurrence, which with notice, or lapse of time or both, would constitute an Event of Default hereunder.

                  "EBITDA": Shall have the meaning ascribed to the term "Consolidated EBITDA" as set forth herein except the calculation of EBITDA (including the calculation of each of its components) shall be done on an unconsolidated basis.

                  "Effective Date": As defined in Section 3.2.

                  "Employee Benefit Plan": As defined in Section 4.11(c).

                  "Engagement Letter": As defined in Section 10.23.

                  "Environmental Authorizations": As defined in Section 4.15(a).

                  "Environmental Laws" The common law and all applicable Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of the environment or to health or safety as either relates to any Hazardous Materials, including, without limitation, laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling of Hazardous Materials, and (c) underground and above-ground storage tanks, and related piping, and emissions, discharges, releases or threatened releases therefrom.

                  "Equity Offering" The sale by the Company or any of its Subsidiaries of any of its Capital Stock in any public or private transaction, except (a) any nonredeemable Capital Stock of the Company issued in exchange for or upon conversion of any Indebtedness of the Company or any of its Subsidiaries, (b) any issuance in connection with the exercise of any stock options, (c) the issuance of nonredeemable Capital Stock in connection with a Permitted Acquisition or (d) any Capital Stock issued in connection with employee incentive plans or dividend reinvestment plans.

                  "ERISA": The Employee Retirement Income Security Act of 1972, as the same may be amended, from time to time.

                  "Event of Default": As defined in Section 8.1.

                  "Exchange Act": The Securities Exchange Act of 1934, as amended, together with all rules and regulations promulgated in connection therewith.

                  "Executive Order No. 13224": Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "Existing Letters of Credit": Those Letters of Credit described on Schedule 1.1(a) attached hereto and incorporated herein by reference.

                  "Existing Loan Agreement": As defined in the Background hereto.

                  "Existing Debt of the Company": The Indebtedness of the Company and its Subsidiaries as set forth on Schedule 4.10 attached hereto.

                  "Expenses": As defined in Section 10.5.

                  "Federal Funds Effective Rate": For any day, the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such all day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

                  "Federal Funds Open Rate": For any day, the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the "open" rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds "open" rate for such day shall be the Open Rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures.

                  "Financial Statements": The financial statements of the Company previously furnished to the Administrative Agent, as more fully described on Schedule 1.1(b) attached hereto and incorporated herein by reference.

                   "Fixed Charge Coverage Ratio": For any period, the ratio of
(a) the sum of the Company's (i) Consolidated EBITDA for such period plus (ii) Consolidated Rental Payments for such period to (b) the sum of the Company's (i) current portion of principal on all long-term Indebtedness (excluding the Revolving Credit) determined at the beginning of such period, plus (ii) Consolidated Interest Expense (including interest in respect of the Revolving Credit and discount payable in respect of the Accounts Receivable Securitization) for such period, plus (iii) Consolidated Tax Expense for such period, plus (iv) Consolidated Rental Payments for such period, plus (v) cash dividends paid by the Company to the holders of its Capital Stock during such period.

                  "Fronting Fee": As defined in Section 2.6(b)(ii).

                  "Fronting Lender": PNC (or an Affiliate of PNC, if applicable), as the issuer of Letters of Credit under this Agreement.

                  "GAAP": Generally accepted accounting principles applied in a manner consistent with the most recent audited financial statements of the Company prepared as of March 31, 2003 and furnished to the Administrative Agent.

                  "Governmental Authority": Any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator (to the extent binding on the Company or any of its Subsidiaries), in each case whether foreign or domestic.

                  "Guarantee(s)": Guarantees substantially in the form of Exhibit A attached hereto and incorporated herein by reference.

                  "Guarantors": Each of Paper Magic Group, Inc., a Pennsylvania corporation, Berwick Delaware, Inc., a Delaware corporation, Berwick Offray LLC, a Pennsylvania limited liability company, Cleo Inc, a Tennessee corporation, Cleo Delaware, Inc., a Delaware corporation, Philadelphia Industries, Inc., a Delaware corporation, LLM Holdings, Inc., a Delaware corporation, The Paper Magic Group, Inc., a Delaware corporation, Don Post Studios, Inc., a Delaware corporation, Paper Magic Group (Hong Kong) Limited, a Hong Kong limited company (unless released as a Guarantor pursuant to Section 5.12), Lion Ribbon Company, Inc., a Delaware corporation and Crystal Creative Products, Inc., an Ohio corporation and each Person which executes a Guarantee after the Effective Date.

                  "Hazardous Materials": Any pollutant, contaminant, hazardous or toxic substance, hazardous material, hazardous waste, hazardous constituent, asbestos or asbestos-containing material, petroleum, including crude oil and any fraction thereof, or other chemicals, substances or materials subject to regulation under any Environmental Law.

                  "Hedge Agreement": Any contract or agreement providing for any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap, currency swap or any other similar transaction entered into to protect against the risk of fluctuation in interest rates or foreign exchange rates.

                  "Indebtedness": With respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown as a liability on the balance sheet of such Person, (c) the face amount of all outstanding letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed by such first Person, limited to the fair market value of the Property subject to such Lien, (e) all capitalized lease obligations of such Person, (f) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (g) all obligations of such Person under interest rate agreements, (h) without duplication, all contingent obligations of such Person required to be reflected as a liability on the balance sheet of such Person prepared in accordance with GAAP, (i) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments required to be reflected as a liability on the balance sheet of such Person prepared in accordance with GAAP, (j) all obligations of such Person upon which interest charges are customarily paid, and
(k) current obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Capital Stock of such Person (with redeemable preferred stock being valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); provided, however, that Indebtedness shall not include trade payables, accrued expenses, accrued dividends, deferred compensation, accrued income taxes, deferred income taxes and minority interests in Subsidiaries of such Person.

                  "Intercompany Notes": As defined in Section 5.15.

                  "Intercreditor Agreement": The Intercreditor Agreement dated as of December 13, 2002 between the Administrative Agent, the Swing Line Lender, the Fronting Lender, the Lenders and the Noteholders, as the same has been and may hereafter be modified, amended, supplemented or restated.

                  "Interest Coverage Ratio": For any period of four consecutive fiscal quarters, the ratio of Consolidated EBITDA to Consolidated Interest Expense of the Company during such period.

                  "Interest Rate Determination Date": With respect to a LIBOR Based Rate Advance, the date which is two (2) Business Days prior to the commencement of the LIBOR Interest Period for such Borrowing.

                  "Inventory": All of the "inventory" (as that term is defined in of the Uniform Commercial Code as in effect from time to time in the Commonwealth of Pennsylvania) of the Company and its Subsidiaries, whether now existing or hereinafter acquired or created.

                  "Investments": Investments of any Person shall mean (i) any direct or indirect purchase or other acquisition of any Capital Stock, evidence of Indebtedness or other security issued by any other Person, (ii) any loan, advance (other than advance to employees for travel expenses, drawing accounts and similar expenditures extended in the ordinary course and consistent with past practice) or extension of credit (other than accounts receivable created in the ordinary course) to, or contribution to the capital of any other Person, including any guarantee or Indebtedness of any other Person and any joint venture, (iii) any commitment or option to make an investment if, in the case of an option, the consideration therefor exceeds $1,000,000 and (iv) any capital contribution to any other Person; and any of the foregoing shall be considered an Investment whether such investment is acquired by purchase, exchange, issuance of stock or other securities, merger, reorganization or any other method. Notwithstanding the foregoing, non-speculative Hedge Agreements shall not be considered Investments.

                  "Knowledge": Whenever used in this Agreement, the actual knowledge of any executive officer of the Company or of the president of any of the Subsidiaries.

                  "L/C Commitment": $20,000,000.

                  "L/C Fees": As defined in Section 2.6(b)(i).

                  "Lender(s)": The lending institutions listed on Annex I attached hereto and incorporated herein by reference and any assignees thereof in accordance with Section 10.10 hereof.

                  "Letter of Credit or Letters of Credit": (a) Standby letter or letters of credit, and (b) commercial letter or letters of credit, in each case issued or to be issued by the Fronting Lender for the account of the Borrowers pursuant to Section 2.2 herein.

                  "LIBOR Based Rate": As defined in Section 2.5(b)(i).

                  "LIBOR Based Rate Advance": Any Advance on which interest accrues at the LIBOR Based Rate.

                  "LIBOR Interest Period": As defined in Section 2.5(b)(ii).

                  "Lien": Other than as expressly excluded in the next sentence, any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include without limitation, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property other than Property which is leased by the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has an unexercised option to purchase such Property and other than those which would not materially adversely interfere with the Company's or any of its Subsidiaries' use of the Property and would not materially detract from the value of the Property. For the purposes of this Agreement, the Company and each of its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.

                  "Loan Documents": This Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees, the Intercreditor Agreement and all agreements, instruments and documents executed and/or delivered in connection herewith or therewith, all as may be amended, supplemented, replaced, restated or superseded from time to time.

                  "Losses": Of any Person, the losses, liabilities, claims (including those based upon negligence, strict or absolute liability and liability in tort), damages, expenses, obligations, penalties, actions, judgments, Liens, penalties, fines, suits, costs or disbursements of any kind or nature whatsoever (including reasonable fees and expenses of counsel in connection with any Proceeding commenced or threatened, whether or not such Person shall be designated a party thereto) at any time (including following the payment of the Obligations and/or the termination of the Revolving Credit) incurred by, imposed on or asserted against such Person.

                  "Majority Lenders": The Lenders holding Pro Rata Percentages aggregating more than 66 2/3% of the total Revolving Credit.

                  "Mandatory Loan": As defined in Section 2.4(b)(iii)(B).

                  "Material Adverse Effect": With respect to the Company and its Subsidiaries, (a) any material adverse effect (both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents) with respect to the business, assets, properties, financial condition, stockholders' equity, contingent liabilities, prospects, material agreements or results of operations of the Company and its Subsidiaries, taken as one enterprise on a consolidated basis, or (b) any fact or circumstance that, singly or in the aggregate with any other fact or circumstance, has a reasonable likelihood of resulting in or leading to (i) a material adverse effect hereunder or under any other Loan Document or the inability of the Lenders to enforce in any material respect their rights purported to be granted hereunder or under any other Loan Document, or (ii) a material adverse effect on the ability of the Company and its Subsidiaries taken as a whole on a consolidated basis to effect (including hindering or unduly delaying) the transactions contemplated by this Agreement and the other Loan Documents on the terms contemplated hereby and thereby.

                  "Material Subsidiary": As of the last day of the immediately preceding fiscal year of the Company, any Subsidiary of the Company (other than CSS Funding LLC) which either (i) owns five percent (5%) or more of the assets of the Company and its consolidated Subsidiaries or (ii) for the immediately preceding fiscal year had net income representing 5% or more of the Consolidated Net Income of the Company.

                  "Maturity Date": April 23, 2009 as the same may be extended pursuant to Section 2.13.

                  "Moody's": Moody's Investors Service, Inc.

                  "Net Cash Proceeds from Equity Offerings": With respect to any Equity Offering, the Cash Proceeds resulting therefrom net of customary and reasonable expenses of such offering.

                  "New Lender Joinder": A New Lender Joinder among a proposed Lender, the Administrative Agent and the Borrowers substantially in the form of Exhibit H, as amended, supplemented or otherwise modified from time to time.

                  "Noteholders": The note purchasers from time to time parties to the Note Purchase Agreement.

                  "Note Purchase Agreement": The Note Purchase Agreement dated as of December 12, 2002 among the Company and the Noteholders, as the same has been and may hereafter be modified, amended, supplemented or restated.

                  "Note Purchase Documents": The Note Purchase Agreement, the notes issued pursuant to the terms thereof and the Intercreditor Agreement.

                  "Notes": The Revolving Credit Notes and the Swing Line Note.

                  "Notice of Borrowing": As defined in Section 2.4(b)(ii).

                  "Obligations": All existing and future liabilities and obligations of every kind or nature at any time owing by the Borrowers to any one or more of the Lenders, the Fronting Lender or to the Administrative Agent, whether joint or several, related or unrelated, primary or secondary, matured or contingent, due or to become due, and whether principal, interest, fees or Expenses, including, without limitation, liabilities and obligations in respect of the Revolving Credit, whether related to cash Advances or Letters of Credit (whether drawn or undrawn), and under Hedge Agreements to which any Lender is a party.

                  "Offered Amount": As defined in Section 2.3(b).

                  "Over-Limit Amount": As defined in Section 2.3.

                  "Outstandings": At any time, the sum of the (a) aggregate amount of all cash Advances outstanding hereunder, and (b) face amount of all Letters of Credit and all outstanding Reimbursement Obligations.

                  "Permitted Acquisitions": As defined in Section 6.2.

                  "Permitted Liens": As defined in Section 6.3.

                  "Person": An individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated association or organization, joint venture or any other entity.

                  "PNC": PNC Bank, National Association.

                  "Prime Rate": That rate so designated by the Administrative Agent from time to time as its prime rate of interest, which is not necessarily the lowest or best rate of interest charged by the Administrative Agent.

                  "Proposed New Lender": As defined in Section 2.3(b).

                  "Pro Rata Percentages": As defined in Section 2.1(a)(i).

                  "Pro Rata Shares": As defined in Section 2.1(a)(i).

                  "Proceeding": Any claim, action, judgment, suit, hearing, governmental investigation, arbitration (to the extent binding on the Company or any of its Subsidiaries) or proceeding, including by or before any Governmental Authority.

                  "Property": Any existing or future interest of the Company or any of its Subsidiaries (other than the Bankruptcy Remote Subsidiary) in any existing or future property or asset of any kind or nature, whether real, personal or mixed, or tangible or intangible, now owned or hereafter acquired or created (including without limitation the Capital Stock of any Subsidiary of the Company).

                  "Quarterly Compliance Certificate": As defined in Section 5.8.

                  "Real Property": All right, title and interest of the Company or any of its Subsidiaries (including any leasehold estate) in and to any parcel of real property owned, leased or operated by the Company or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

                  "Reduced Level": As defined in Section 2.11(c).

                  "Regular Advances": Advances other than Swing Line Advances.

                  "Regulation D": Regulation D of the Board of Governors of the Federal Reserve System, comprising Part 204 of Title 12, Code of Federal Regulations, as amended, and any successor thereto.

                  "Regulations": As defined in Section 2.12(b).

                  "Reimbursement Obligations": As defined in Section 2.2(c). "Requested Increase": As defined in Section 2.3(b).

                  "Reserve": For any day, that reserve (expressed as a decimal) which is in effect (whether or not actually incurred) with respect to a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) is subject including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for Eurocurrency Liabilities as defined in Regulation D.

                  "Reserve Percentage": For a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) on any day, that percentage (expressed as a decimal) which is in effect on such day, prescribed by the Board of Governors of the Federal Reserve System (or any successor or any other banking authority to which a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) is subject, including any board or governmental or administrative agency of the United States or any other jurisdiction to which a Lender (or any Affiliate of such Lender if applicable pursuant to Section 2.9(e)) is subject), for determining the maximum reserve requirement (including without limitation any basic, supplemental, marginal or emergency reserves) for (a) deposits of United States dollars or (b) Eurocurrency Liabilities as defined in Regulation D, in each case applicable to a LIBOR Based Rate Advance(s) subject to an Adjusted LIBO Rate. The Adjusted LIBO Rate shall be adjusted automatically on and as of the effective day of any change in the Reserve Percentage.

                  "Restricted Subsidiary": Any Guarantor and any other Material Subsidiary which is not by name included in the definition of "Guarantors" hereunder and any other Material Subsidiary which does not, as permitted by
Section 5.12(b), become a Guarantor after the date hereof, or as provided by
Section 5.12(c), is released as a Guarantor after the date hereof.

                  "Revolving Credit": As defined in Section 2.1.

                  "Revolving Credit Notes": As defined in Section 2.1(c)(i).

                  "S&P": Standard & Poor's Corporation, a division of The McGraw-Hill Companies, Inc.

                  "Securities Act": The Securities Act of 1933, as amended, together with all rules and regulations promulgated in connection therewith.

                  "Subsidiary": With respect to any Person at any time, (a) any corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by such Person or owned by a corporation more than fifty (50%) percent of whose voting stock is legally and beneficially owned by such Person; (b) any trust of which a majority of the beneficial interest is at such time owned directly or indirectly, beneficially or of record, by such Person or one or more Subsidiaries of such Person; and (c) any partnership, joint venture or other entity of which ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at such time owned directly or indirectly, beneficially or of record, by, or which is otherwise controlled directly, indirectly or through one or more intermediaries by, such Person or one or more Subsidiaries of such Person.

                  "Swing Line Advances": Advances under the Swing Line Commitment made by the Swing Line Lender to the Borrowers pursuant to Section 2.1(b).

                  "Swing Line Commitment": The amount set forth opposite the Swing Line Lender's name on Annex I attached hereto directly below the column entitled "Swing Line Commitment", as the same may be reduced from time to time pursuant to Section 8.

                   "Swing Line Lender": PNC, in its capacity as such, and its permitted successors and assigns in such capacity.

                  "Swing Line Note": As defined in Section 2.1(c)(ii).

                  "Taxes": As defined in Section 2.12(a)

                  "Transferee": As defined in Section 10.10(d).

                  "USA Patriot Act": The Uniting Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

                  "Withholding Certificate": As defined in Section 2.12(b).

                  1.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

         SECTION 2. THE LOAN.

                  2.1 Revolving Line of Credit. Subject to the terms and conditions of this Agreement, the Lenders hereby establish for the benefit of the Borrowers a revolving line of credit (collectively, the "Revolving Credit") which shall include Advances extended by the Lenders to or for the benefit of the Borrowers from time to time hereunder, in aggregate principal amount at any time outstanding, not to exceed the then Available Commitment in effect from time to time.

                      (a) (i) Each Lender agrees severally to make Regular Advances to the Borrowers as a part of the Revolving Credit, subject to the terms of this Agreement, up to the lesser of the amounts (the "Pro Rata Shares") or percentages (the "Pro Rata Percentages") of the Revolving Credit opposite its name on Annex I attached hereto and incorporated herein by reference.

                          (ii) Regular Advances under the Revolving Credit (A)
shall be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date, (B) may be made as Alternate Base Rate Advances or, at the Borrowers' option and subject to the terms hereof, as LIBOR Based Rate Advances or, at the Borrowers' option and subject to the terms hereof, as Letters of Credit; provided that all Advances made by all of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Advances of the same type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, when aggregated with a Lender's Pro Rata Percentage of other Advances then outstanding, exceed for such Lender, at any time outstanding, the Pro Rata Share of such Lender, at such time and (E) shall not be made if, at the time the requested Advance is to be made, the aggregate Outstandings, after giving effect to the Advance requested by the relevant Notice of Borrowing, would exceed the Available Commitment in effect at such time.

                      (b) (i) The Swing Line Lender may, in its sole and absolute discretion, make Swing Line Advances to the Borrowers as a part of the Revolving Credit, subject to the terms of this Agreement, up to the Swing Line Commitment.

                          (ii) Swing Line Advances under the Revolving Credit
(A) shall be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date, (B) shall be made only in cash and as Alternate Base Rate Advances and shall not be entitled to be converted into LIBOR Based Rate Advances so long as they remain Swing Line Advances, (C) shall be repaid on the earlier of (x) the Maturity Date or (y) the seventh day after the date such Swing Line Advance was made and may be reborrowed in accordance with the provisions hereof, (D) shall not be made if the aggregate principal amount of Swing Line Advances and the Swing Line Lender's Pro Rata Percentage of all other Advances then outstanding, after giving effect to the Swing Line Advance requested by the relevant Notice of Borrowing, would exceed the Swing Line Lender's Pro Rata Share and (E) shall not be made if the aggregate principal amount of Swing Line Advances and all other Advances then outstanding, after giving effect to the Swing Line Advance requested by the relevant Notice of Borrowing, would exceed the Available Commitment in effect at such time. In no event shall the aggregate principal amount of Swing Line Advances outstanding at any time exceed the Swing Line Commitment.

                      (c) (i) At Closing, the Borrowers shall execute and deliver their promissory note to each Lender in the principal amount of such Lender's Pro Rata Share, each in the form attached hereto as Exhibit B-1 (as amended, replaced, restated or superseded from time to time, collectively the "Revolving Credit Notes") to evidence their unconditional obligation to repay each Lender for all Advances made under the Revolving Credit, with interest as herein and therein provided. Each Advance under the Revolving Credit shall be deemed evidenced by the Revolving Credit Notes, which are deemed incorporated herein by reference and made a part hereof.

                          (ii) At Closing, the Borrowers shall execute and
deliver their promissory note to the Swing Line Lender in the principal amount of the Swing Line Commitment, in the form attached hereto as Exhibit B-2 (as amended, replaced, restated or superseded from time to time, the "Swing Line Note") to evidence their unconditional obligation to repay the Swing Line Lender for all Swing Line Advances made under the Revolving Credit, with interest as herein and therein provided. Each Swing Line Advance under the Revolving Credit shall be deemed evidenced by the Swing Line Note, which is deemed incorporated herein by reference and made a part hereof.

                      (d) The term of the Revolving Credit shall expire on the Maturity Date unless earlier terminated in accordance with the terms hereof. On such date, unless having been sooner accelerated by the Administrative Agent pursuant to the terms hereof, the Revolving Credit shall be terminated and all of the Obligations shall be due and payable in full, and as of which date, no further Advances shall be available from the Lenders.

                  2.2 Letters of Credit.

                      (a) As part of the Revolving Credit and subject to its terms and conditions and the customary terms, conditions and procedures of the Fronting Lender, the Fronting Lender, shall, at the request of the Administrative Agent and on behalf of and for the benefit of the Lenders, make available to one of the Borrowers (either for its own account or, at such Borrower's request, as a co-applicant with any of the Restricted Subsidiaries, each of which is authorized to request the issuance of a Letter of Credit) Letters of Credit which shall not exceed, in the aggregate at any one time outstanding, the L/C Commitment. All Letters of Credit issued under the Revolving Credit shall reduce dollar for dollar the amount available to be borrowed by the Borrower under the Available Commitment. No standby Letter of Credit shall be issued with an expiry date later than the earlier of: (i) one
(1) year from the date of issuance and (ii) the Maturity Date. No commercial Letter of Credit shall be issued with an expiry date later than the earlier of:
(i) one hundred twenty (120) days from the date of issuance and (ii) the

Maturity Date. The Borrowers shall, and shall cause any Restricted Subsidiary which is a co-applicant as to any Letter of Credit to, execute and deliver to the Fronting Lender all letter of credit agreements and other documents, instruments and agreements customarily required by the Fronting Lender for such purposes. All such documents, instruments and agreements shall be in form and substance satisfactory to the Fronting Lender. The Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement and shall be Letters of Credit for all purposes hereunder.

                      (b) Immediately upon the issuance of any Letter of Credit, the Fronting Lender is deemed to have granted to each Lender, and each Lender is hereby deemed to have irrevocably acquired, an individual participating interest (without recourse or warranty), in accordance with each Lender's respective Pro Rata Percentage, in all of the Fronting Lender's rights and liabilities with respect to such Letter of Credit. Each Lender shall be directly, irrevocably and unconditionally obligated to the Fronting Lender, according to its Pro Rata Percentage, to reimburse the Fronting Lender for any draws made at any time without regard to the occurrence of a Default or Event of Default (including without limitation, following the commencement of any bankruptcy, reorganization, receivership, liquidation or dissolution proceeding with respect to any Borrower) under any Letter of Credit outstanding under the L/C Commitment not immediately reimbursed by the Borrowers.

                      (c) In the event of any request for drawing under any Letter of Credit by the beneficiary thereof, the Fronting Lender shall promptly notify the Borrowers' Representative and the Borrowers shall immediately reimburse the Fronting Lender on the day when such drawing is honored, by either a cash payment by the Borrowers, or in the absence of such payment by the Borrowers, by the Lenders automatically making, or having been deemed to have made, (without further request or approval of the Borrowers) a cash Advance under the Revolving Credit on such date which shall accrue interest at the Alternate Base Rate. All Advances which constitute a reimbursement for a draw under a Letter of Credit shall be shared by the Lenders in accordance with their respective Pro Rata Percentages. If, for any reason, proceeds of Advances are not received by the Fronting Lender on the date a drawing under a Letter of Credit is honored in an amount equal to the amount of such drawing, the Borrowers shall reimburse the Fronting Lender, on the Business Day immediately following the date of such drawing, in an amount in same day funds equal to the excess of the amount of such drawing over the amount of such proceeds, if any, that are so received, plus accrued interest on such amount at the Alternate Base Rate. The Borrowers' reimbursement obligation for draws under Letters of Credit along with their obligation to pay L/C Fees and Fronting Fees shall herein be referred to collectively as the Borrowers' "Reimbursement Obligations". All of the Borrowers' Reimbursement Obligations hereunder with respect to Letters of Credit shall apply unconditionally and absolutely to, and shall be joint and several with respect to, Letters of Credit issued hereunder on behalf of any Borrower, as a co-applicant with any of the Restricted Subsidiaries as if such Letters of Credit had been issued for the account of such Borrower alone and the term "Reimbursement Obligations" as used throughout this Agreement and the other Loan Documents shall be deemed to include the Borrowers' Reimbursement Obligations and their obligation to pay L/C Fees and Fronting Fees with respect to all such Letters of Credit.

                      (d) (i) In the event that the Borrowers shall fail to reimburse the Fronting Lender as provided in Section 2.2(c) in an amount equal to the amount of the drawing honored by the Fronting Lender under a Letter of Credit, the Fronting Lender shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's participation therein based on such Lender's Pro Rata Percentage. Each Lender shall make available to the Fronting Lender an amount equal to its respective participation in same day funds, at the office of the Fronting Lender specified in such notice, not later than 1:00 p.m. (Philadelphia time) on the Business Day after the date notified by the Fronting Lender. In the event that any Lender fails to make available to such Fronting Lender the amount of such Lender's participation based on such Lender's Pro Rata Percentage in such Letter of Credit, as provided in this
Section 2.2(d), the Fronting Lender shall be entitled to recover such amount on demand from such Lender together with interest at the overnight Federal Funds Effective Rate for the first three (3) days and at the Alternate Base Rate for each day thereafter. The Fronting Lender shall distribute to each other Lender which has paid all amounts payable by it under this Section 2.2(d) with respect to any Letter of Credit, such other Lender's share, based on such Lender's Pro Rata Percentage, of all payments received by the Fronting Lender from the Borrowers in reimbursement of drawings honored by the Fronting Lender under such Letter of Credit, when such payments are received. Nothing in this Section 2.2(d) shall be deemed to relieve any Lender from its obligation to pay all amounts payable by it under this Section 2.2(d) with respect to any Letter of Credit issued by the Fronting Lender or to prejudice any rights that the Borrowers or any other Lender may have against a Lender as a result of any default by such Lender hereunder and no Lender shall be responsible for the failure of any other Lender to pay its respective participation, based on its Pro Rata Percentage, payable under this Section 2.2(d).

                          (ii) In connection with the failure of any Lender to
make available to the Fronting Lender the amount of such Lender's participation in any Letter of Credit, such Lender hereby agrees to protect, indemnify, and save the Fronting Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, reasonable attorneys' fees, allocated costs of internal counsel and the costs (including judgments) in connection with any related litigation) which the Fronting Lender may incur or be subject to as a consequence, direct or indirect, of the failure of such Lender to make available its participation in such Letter of Credit.

                  Notwithstanding anything to the contrary contained in this
Section 2.2(d), each Lender providing its participation in any Letter of Credit shall have no obligation to indemnify the Fronting Lender in respect of any liability incurred by the Fronting Lender arising solely out of the gross negligence or willful misconduct of the Fronting Lender.

                      (e) The obligation of the Borrowers to reimburse the Fronting Lender for drawings made under the Letters of Credit and the obligations of the Lenders to the Fronting Lender under Section 2.2(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

                          (i) any lack of validity or enforceability of any
Letter of Credit;

                          (ii) the existence of any claim, setoff, defense or
other right that the Borrowers or any Affiliate of any of the Borrowers or any other Person may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Fronting Lender, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

                          (iii) any draft, demand, certificate or any other
document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                          (iv) payment by the Fronting Lender under any Letter
of Credit against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit unless the Fronting Lender shall have acted in the absence of good faith or with willful misconduct or gross negligence in issuing such payment; or

                          (v) the fact that a Default or Event of Default shall
have occurred and be continuing.

                      (f) If by reason of (i) any change after the Effective Date in applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement or (ii) compliance by the Fronting Lender or any Lender with any direction, reasonable request or requirement (whether or not having the force of law) of any governmental or monetary authority including, without limitation, Regulation D:

                          (A) the Fronting Lender or any Lender shall be subject
to any tax or other levy or charge of any nature or to any variation thereof (except for changes in the rate of any tax on the net income of the Fronting Lender or any Lender or its applicable lending office) or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.2, whether directly or by such being imposed on or suffered by the Fronting Lender or any Lender;

                          (B) any reserve, deposit or similar requirement is or
shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Fronting Lender or participations therein purchased by any Lender; or

                          (C) there shall be imposed on the Fronting Lender or
any Lender any other condition regarding this Section 2.2, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to the Fronting Lender or any Lender of issuing, creating, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Fronting Lender or any Lender, then and in any such case the Fronting Lender or such Lender shall, within 90 days after the additional cost is incurred or the amount received is reduced, notify the Borrowers' Representative and the Borrowers shall pay on demand such amounts as may be necessary to compensate the Fronting Lender or such Lender on an after-tax basis for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate per annum equal at all times to the Alternate Base Rate.

A certificate signed by an officer of the Lender as to the amount of such increased cost or reduced receipt showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers' Representative and the Administrative Agent by the Fronting Lender or any Lender, as the case may be, shall, except for manifest error, be final, conclusive and binding for all purposes.

                      (g) In addition to amounts payable as elsewhere provided in this Section 2.2, without duplication, the Borrowers hereby agree to protect, indemnify, pay and save the Fronting Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and reasonable allocated costs of internal counsel) which the Fronting Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letters of Credit or (ii) the failure of the Fronting Lender to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called "Government Acts").

                  As between the Borrowers and the Fronting Lender, the Borrowers assume all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Fronting Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Fronting Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they are in cipher, unless any of the foregoing are caused by the Fronting Lender's gross negligence or willful misconduct; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof, unless caused by the Fronting Lender's gross negligence or willful misconduct; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Fronting Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Fronting Lender's rights or powers hereunder.

                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Lender in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not create any liability on the part of the Fronting Lender to the Borrowers.

                  Notwithstanding anything to the contrary contained in this
Section 2.2(g), the Borrowers shall have no obligation to indemnify the Fronting Lender in respect of any liability incurred by the Fronting Lender arising solely out of the gross negligence or willful misconduct of the Fronting Lender.

                  2.3 Voluntary Reduction or Increase of Commitment.

                      (a) The Borrowers may, at any time, without premium or penalty, permanently reduce the Available Commitment then available. The exercise of the foregoing option shall be evidenced by the Borrowers' Representative giving the Administrative Agent written notice of the Borrowers' election to do so (as evidenced for the purposes of this Section by a written acknowledgment of receipt executed by such officer of the Administrative Agent as the Administrative Agent may designate to the Borrowers' Representative in writing) of such reduction request. Such notice shall be irrevocable and shall specify the extent to which the reduction should be applied to the Available Commitment, the date upon which such reduction shall be effective (which effective date shall be a Business Day and shall be no less than 5 days after receipt of such notice by the Administrative Agent) and the amount thereof, which shall be in integral multiples of $1,000,000. In the event of such a reduction in the Available Commitment, Advances in an aggregate outstanding principal amount that is in excess of the Available Commitment, as so reduced (the "Over-Limit Amount"), shall be simultaneously paid on the effective date of such reduction, with interest accrued on the amount so paid or prepaid to the date of such reduction. On the effective date of such reduction, the Borrowers shall cash collateralize Letters of Credit, on terms satisfactory to the Administrative Agent, in the amount, if any, by which the Over-Limit Amount exceeds the amount of non-Letter of Credit Advances then outstanding and shall execute such documents, instruments and agreements as the Administrative Agent shall deem necessary to perfect a security interest in such cash collateral. A reduction in the Available Commitment shall reduce each Lender's Pro Rata Share in accordance with its respective Pro Rata Percentage.

                      (b) The Borrowers may at any time and from time to time, subject to clause (d) of this Section 2.3, request an increase in the Available Commitment of the Lenders by sending a written notice thereof from the Borrowers' Representative to the Administrative Agent. Such notice shall specify the total amount of the increase requested by the Borrowers (the "Requested Increase"), which amount shall be at least $10,000,000 and not exceed $25,000,000. The Administrative Agent shall notify each Lender of the Requested Increase upon receipt of the Borrowers' notice thereof. Each Lender shall respond in writing to the Borrowers (with a copy simultaneously sent to the Administrative Agent), within thirty (30) days of receipt of notice from the Administrative Agent of a Requested Increase (or such shorter period as the Administrative Agent and the Borrowers shall agree), stating the maximum amount, if any, by which such Lender is willing to increase its Pro Rata Share (the "Offered Amount"). If the total of the Offered Amount for all of the Lenders is greater that the Requested Increase, the Requested Increase shall be allocated among the offering Lenders as the Borrowers and the Administrative Agent shall agree or, absent any such agreement, pro rata based on each Lender's then existing Pro Rata Percentage. Any Lender that increases its Pro Rata Share shall execute and deliver a Commitment and Acceptance. If the total of the Offered Amount for all the Lenders is equal to or less than the Requested Increase, (x) unless the Borrowers and Administrative Agent shall otherwise agree, each Lender's Pro Rata Share shall increase by its Offered Amount and (y) the Borrowers may offer the difference, if any, between the Requested Increase and the amount of the increase in the Pro Rata Shares pursuant to clause (x) above to one or more new lenders reasonably acceptable to the Administrative Agent (each, a "Proposed New Lender"). If the Borrowers request that a Proposed New Lender join this Agreement and provide Advances hereunder, the Borrowers' Representative shall, at least seven (7) days prior to the date (or such other period as the Administrative Agent and the Borrowers shall agree) on which the Proposed New Lender proposes to join the Agreement, notify the Administrative Agent of the name of the Proposed New Lender and the amount of its proposed Pro Rata Share and deliver a duly completed New Lender Joinder with respect to such Proposed New Lender. Upon the consent of the Administrative Agent to a Proposed New Lender joining this Agreement, which consent shall not be unreasonably withheld, such Proposed New Lender shall join this Agreement pursuant to the provisions of Section 10.10(e), including that its minimum Pro Rata Share be $5,000,000 or such lesser amount as the Administrative Agent shall agree. The Borrowers may make multiple requests for Requested Increases during the period from the Effective Date to the Maturity Date provided, that the Available Commitment shall not be increased pursuant to such requests by more than $25,000,000 in the aggregate.

                      (c) Following any increase in the Available Commitment pursuant to clause (b) of this Section 2.3, the Administrative Agent shall send to the Lenders and the Borrowers a revised Annex I setting forth the new Pro Rata Shares and Pro Rata Percentages of the Lenders. Such revised Annex I shall replace the existing Annex I if no Lender objects thereto within 10 days of its receipt thereof.

                      (d) Notwithstanding anything to the contrary in this
Section 2.3, (i) the Borrowers may not request an increase in the Available Commitment if at the time of such request a Default or Event of Default shall exist and (ii) no increase in the Available Commitment (including by way of addition of a Proposed New Lender) shall become effective if on the date that such increase would become effective, a Default or Event of Default shall exist.

                  2.4 Advances, Conversions, Renewals and Payments.

                      (a) (i) Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Revolving Credit, the Available Commitment Fee, the L/C Fees, all other charges, Expenses and any other Obligations of the Borrower hereunder, shall be made to the Administrative Agent at its main Philadelphia banking office, 1600 Market Street, Philadelphia, Pennsylvania (or such other office as may be designated by the Administrative Agent to the Borrowers in writing), in immediately available funds in lawful money of the United States of America. The Administrative Agent shall have the unconditional right and discretion to charge any Borrower's operating account with the Administrative Agent (or any of the Company's Subsidiaries' operating account with the Administrative Agent, if so directed by the Borrowers' Representative or if an Event of Default has occurred hereunder) for all of the Borrowers' Obligations as they become due from time to time under this Agreement, including without limitation, interest, principal, fees and reimbursement of Expenses.

                          (ii) So long as no Event of Default is outstanding,
the Borrowers shall have the option to designate whether payments (including prepayments) shall be applied to Acquisition Advances or to other Advances. If no such designation is made or if an Event of Default is outstanding, such application shall be made by the Administrative Agent.

                      (b) (i) Advances (except Letters of Credit) which may be made by the Lenders from time to time under the Revolving Credit shall be made available by crediting such proceeds to any Borrower's operating account with the Administrative Agent or to such other Persons or accounts as may be specified by the Borrowers' Representative to the Administrative Agent in writing.

                          (ii) All Regular Advances (except Letters of Credit)
requested by the Borrowers must be in the minimum amount of (A) $2,000,000 (unless the Swing Line Lender shall refuse to, or is unable, to make a Swing Line Advance for a lesser amount in which case such minimum amount shall be $500,000) and integral multiples of $100,000 in excess of such amount for Alternate Base Rate Advances (unless otherwise agreed by the Administrative Agent in its sole and absolute discretion) and (B) $5,000,000 and integral multiples of $100,000 in excess of such amount for LIBOR Based Rate Advances. All Swing Line Advances must be in the minimum amount of $50,000 and in integral multiples of $10,000. All Advances must be requested:

                          (A) For all Alternate Base Rate Advances (other than
Swing Line Advances) by eleven o'clock (11:00) A.M., Philadelphia time, on the date such Advance is to be made;

                          (B) For all Swing Line Advances by two o'clock (2:00)
P.M., Philadelphia time, on the date such Swing Line Advance is to be made; and

                          (C) For all LIBOR Based Rate Advances or any Letter of
Credit, by ten o'clock (10:00) A.M., Philadelphia time, at least three (3) Business Days before such Advance is to be made.

All requests for an Advance are to be made by telephone immediately confirmed in writing by letter, facsimile or telex in the form attached hereto as Exhibit C and made a part hereof ("Notice of Borrowing") which form is to be executed by an Authorized Officer of the Borrowers' Representative. Such request may be sent by telecopy or facsimile transmission provided that receipt of such request shall not be effective unless confirmed via telephone by the Administrative Agent. Once made, Advance requests are irrevocable. Each request must indicate the amount of such Advance, the date of such Advance, and whether or not the requested Advance is a LIBOR Based Rate Advance or an Alternate Base Rate Advance or a conversion or renewal of an existing Advance, and in the case of a LIBOR Based Rate Advance, must specify the applicable LIBOR Interest Period. Upon receiving a request for an Advance in accordance with this subparagraph
(ii) on the date of such request, the Administrative Agent shall promptly notify all Lenders of the request.

                          (iii) (A) Each Lender shall advance its applicable Pro
Rata Percentage of a requested Regular Advance (and in the case of a Swing Line Advance, the Swing Line Lender shall advance the amount of the requested Swing Line Advance) to the Administrative Agent by remitting federal funds immediately available to the Administrative Agent pursuant to the Administrative Agent's instructions prior to three o'clock (3:00) p.m. Philadelphia time on the date of the Advance. Subject to the satisfaction of the terms and conditions hereof and receipt by the Administrative Agent of all required funds from the other Lenders, the Administrative Agent shall make the requested Advance available to the Borrowers by crediting such amount to such account as the Borrowers' Representative has advised the Administrative Agent as soon as is reasonably practicable thereafter on the day the requested Advance is to be made.

                          (B) (1) The Swing Line Lender shall, so long as and to
the extent that amounts are available to be borrowed under the Available Commitment (whether or not any conditions precedent thereto can be or are met) and to the extent any Swing Line Advances are not repaid by the Borrowers with their own funds, require each other Lender, and each other Lender hereby agrees, subject to this Section 2.4(b)(iii)(B), on such date (which shall be a Business
Day) as designated by the Swing Line Lender in writing to the Borrowers and the other Lenders, to make a Regular Advance, which shall be an Alternate Base Rate Advance, in an amount equal to such Lender's Pro Rata Percentage of the amount of the Swing Line Advances specified in such notice (each a "Mandatory Loan"). If Alternate Base Rate Advances are made by the Lenders other than the Swing Line Lender under the immediately preceding sentence, each such Lender shall make the amount of its Regular Advance available to the Administrative Agent, in same day funds, at the Administrative Agent's office, not later than 2:00 p.m. (Philadelphia time) on the Business Day next succeeding the date such notice is given. The conversion of Swing Line Advances to Regular Advances will not require the Borrowers to comply with the conditions set forth in Section 3 hereof or the notice requirements of Section 2.4(b) hereof or require any other action on the part of the Borrowers. The proceeds of such Regular Advances shall be immediately delivered to the Swing Line Lender (and not to the Borrowers) and applied to repay the outstanding Swing Line Advances. On the day such Regular Advances are made, the Swing Line Lender's Swing Line Advances shall be deemed to be paid with the proceeds of a Regular Advance made by the Lenders and such portion of the Swing Line Advances deemed to be so paid shall no longer be outstanding as Swing Line Advances, shall no longer be due under the Swing Line Note and shall be due under the respective Revolving Credit Notes issued to the Lenders to the extent of each Lender's Pro Rata Share. If any portion of any such amount paid to the Swing Line Lender should be recovered by or on behalf of the Borrowers from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all of the Lenders in the manner contemplated by Section
9.7 hereof. Each Lender's obligation to make the Regular Advances referred to in this paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) the occurrence of any Material Adverse Effect with respect to the Company and its Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Company or any of its Subsidiaries or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

                              (2) In the event that any Mandatory Loan cannot
for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Loan would otherwise have





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

occurred, but adjusted for any principal payments received by the Swing Line Lender relating to the Swing Line Advance from the Borrowers on or after such date and prior to such purchase) from the Swing Line Lender, such participations in the outstanding Swing Line Advances as shall be necessary to cause such Lenders to share in such Swing Line Advances ratably based upon their respective Pro Rata Percentages; provided, however, that (x) all interest payable on the Swing Line Advances shall be for the account of the Swing Line Lender until the date as of which the respective participation required to be purchased is paid and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day in which the Mandatory Loan would otherwise have occurred to but excluding the date of payment for such participation, at a rate per annum equal to (I) the overnight Federal Funds Effective Rate for the first three (3) days and (II) at the Alternate Base Rate for each day thereafter.

                              (3) A copy of each notice given by the Swing Line
Lender to the Lenders pursuant to Section 2.4(b)(iii)(B)(1) shall be promptly delivered by the Swing Line Lender to the Administrative Agent and the Borrowers. Upon the making of a Regular Advance by a Lender pursuant to this
Section 2.4(b)(iii)(B), the amount so funded shall become due under such Lender's Revolving Credit Note and shall no longer be owed under the Swing Line Note.

                          (C) Neither the Administrative Agent nor any other
Lender shall be obligated, for any reason whatsoever, to advance the share of any other Lender (including, any Lender's share of funding obligations with respect to Letters of Credit). If such corresponding amount is not made available to the Administrative Agent by such Lender on the date the Advance is made and the Administrative Agent elects (at its sole and absolute discretion, without any obligation to do so) to make such Lender's share of the Advance available to the Borrowers, the Administrative Agent shall be entitled to recover such amount on demand from such Lender, or from the Borrowers, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date the Administrative Agent recovers such amount, at a rate per annum equal to the Federal Funds Effective Rate, for each such day (or, if such day is not a Business Day, for the next preceding Business Day). The Administrative Agent shall also be entitled to recover any and all losses and damages (including without limitation, reasonable attorneys' fees and costs) from any Lender failing to so advance upon demand of the Administrative Agent. The Administrative Agent may set off the obligations of a Lender under this paragraph against any distributions or payments of the Obligations which the Administrative Agent would otherwise make available to such Lender. To the extent any Lender fails to provide its respective Pro Rata Percentage of any requested Advance, such Lender's Pro Rata Percentage of all payments of the Obligations shall decrease to reflect the actual percentage which its actual outstanding Advances bears to the total outstanding Advances of all Lenders.

                  2.5 Interest. The unpaid principal balance of the Revolving Credit shall bear interest, subject to the terms hereof, on one of the two bases selected by the Borrowers from among the borrowing options set forth below, it being understood that subject to the provisions hereof, the Borrowers may select different options to apply simultaneously to different parts of the outstanding Revolving Credit.





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

                      (a) Alternate Base Rate Option. Interest on the outstanding Alternate Base Rate Advances under the Revolving Credit will accrue at the rate equal to the sum of (A) the Alternate Base Rate plus (B) the Applicable Base Rate Margin. Interest on all Alternate Base Rate Advances shall be payable quarterly, in arrears, on the first day of each January, April, July and October beginning on July 1, 2004.

                      (b) LIBO Rate Option.

                          (i) Interest on the outstanding LIBOR Based Rate
Advances under the Revolving Credit shall accrue at the rate (the "LIBOR Based Rate") equal to the sum of (A) the Adjusted LIBO Rate as determined by the Administrative Agent on the Interest Rate Determination Date plus (B) the Applicable LIBO Rate Margin.

                          (ii) Those portions of the Revolving Credit subject to
this option shall be selected and outstanding for either a one (1) month, two
(2) month, three (3) month, or six (6) month period from the date such LIBOR Based Rate Advance is made or renewed or an Advance is converted to a LIBOR Based Rate Advance ("LIBOR Interest Period") and must be repaid in full on the last day of such applicable period with all accrued and unpaid interest thereon. Interest shall also be due and payable, for LIBOR Based Rate Advances having a LIBOR Interest Period of three (3) months or greater, on each date occurring at three-month intervals after the first day of such LIBOR Based Rate Advance Period. No LIBOR Interest Period may end after the Maturity Date. Subject to all of the terms and conditions applicable to a request for a new Advance which the Borrowers desire to select as a LIBOR Based Rate Advance, the Borrowers may convert any Advance to a LIBOR Based Rate Advance or extend a LIBOR Based Rate Advance as of the last day of the LIBOR Interest Period to a new LIBOR Based Rate Advance.

                          (iii) No more than seven (7) portions (tranches) of
principal of LIBOR Based Rate Advances may be outstanding at any one time.

                          (iv) The initial LIBOR Interest Period for any
Borrowing of LIBOR Based Rate Advances shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of an Alternate Base Rate Advance) and each LIBOR Interest Period occurring thereafter (including continuations thereof) in respect of such Borrowing shall commence on the date on which the next preceding LIBOR Interest Period expires.

                          (v) If any LIBOR Interest Period relating to a
Borrowing of LIBOR Based Rate Advances begins on a date for which there is no numerically corresponding date in the calendar month in which such LIBOR Interest Period ends, such LIBOR Interest Period shall end on the last Business Day of such calendar month.

                          (vi) If any LIBOR Interest Period would otherwise
expire on a day which is not a Business Day, such LIBOR Interest Period shall expire on the next succeeding Business Day; provided that if any LIBOR Interest Period in respect of a LIBOR Based Rate Advance would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such LIBOR Interest Period shall expire on the next preceding Business Day.

                      (c) Calculation of Interest. Interest shall be calculated on the basis of a 360 day year (or a year of 365 or 366 days, as the case may be, in the case of all Advances based on the Prime Rate) and charged on the actual days elapsed.

                      (d) Failure to Specify Rate. All Advances for which an interest rate option is not specifically designated by the Borrowers, pursuant to the terms hereof, or not requested in conformity with the terms hereof, shall be Alternate Base Rate Advances.

                      (e) Default Rate. After the occurrence and during the continuance of an Event of Default hereunder, the per annum effective rate of interest on all Advances may, in the discretion of the Administrative Agent or at the direction of the Majority Lenders, be increased (and shall be automatically so increased if the Event of Default is a payment default) by two (2%) percentage points and may be applied retroactively to the date of the occurrence of such Event of Default. Upon an acceleration of the obligations by the Administrative Agent and/or the Lenders hereunder, the Administrative Agent may (and shall, at the direction of the Majority Lenders), automatically and without prior notice to the Borrowers, convert each LIBOR Based Rate Advance to an Alternate Base Rate Advance. The Administrative Agent will subsequently give notice to the Borrowers of such conversion.

                      (f) Continuation of Interest Charges. All rates of interest charged on Advances under the Revolving Credit shall, until such Advances are paid, continue to accrue at the applicable contract rate provided in this Agreement and be paid even after the occurrence of any Default or Event of Default, or after maturity, acceleration, recovery of judgment, bankruptcy, insolvency proceedings of any kind or the happening of any event or occurrence similar or dissimilar.

                      (g) Applicable Interest Limitations. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such court determines the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the Lenders shall apply and set off such excess interest received by the Lenders against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

                  2.6 Fees.

                      (a) So long as the Revolving Credit is outstanding and has not been terminated, the Borrowers shall unconditionally pay to the Administrative Agent, for the ratable benefit of the Lenders, a non-refundable fee (the "Available Commitment Fee") at a rate per annum equal to the Applicable Available Commitment Fee Percentage from time to time in effect on the average daily unused amount of the Available Commitment (giving effect to any reductions or increases therein) of such Lender during the preceding quarter (or shorter





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

period commencing with the date hereof or ending with the Maturity Date or any date on which the Available Commitment of such Lender shall be terminated). All Available Commitment Fees shall be computed and paid on a quarterly basis in arrears on the first day of each January, April, July and October, beginning on July 1, 2004, in each case for the actual number of days elapsed over a year of 360 days. The Available Commitment Fee due to each Lender shall commence to accrue on the date hereof, and shall cease to accrue on the Maturity Date and the termination of the Available Commitment of such Lender as provided herein. Solely for the purposes of calculating the distributive share of the Available Commitment Fee to be remitted to each Lender, the daily unused Available Commitment shall be determined (the "Fee Determination") as if no Swing Line Advances were outstanding during such period and the share of such fee owing to the Swing Line Lender shall be reduced to the extent necessary for each Lender (other than the Swing Line Lender) to receive its share of such fee based on such Fee Determination.

                      (b) (i) The Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, non-refundable letter of credit fees equal to (A) one quarter of one (.25%) percent of the face amount of each commercial letter of credit, which shall be paid upon negotiation of the letter of credit and (B) for each day, the Applicable LIBO Rate Margin multiplied by the aggregate undrawn face amount of the outstanding standby letters of credit (collectively, the "L/C Fees") which shall be computed and paid on a quarterly basis, in arrears, on the first day of each January, April, July and October, beginning on July 1, 2004, in each case for the actual number of days elapsed over a 360 day year.

                          (ii) In addition to the foregoing, the Borrowers shall
pay to the Fronting Lender, for its own account, (A) a fee (the "Fronting Fee") equal to one eighth of one (1/8%) percent per annum of the aggregate face amount of the outstanding Letters of Credit which shall be computed and paid on a quarterly basis, in arrears, on the first day of each January, April, July and October, beginning on July 1, 2004, in each case for the actual number of days elapsed over a 360 day year, and (B) customary issuance, amendment, extension, cancellation and administration fees and charges for each Letter of Credit, due and payable upon demand of the Fronting Lender.

                  2.7 Prepayments.

                      (a) The Borrowers shall have the right at any time and at its option from time to time to prepay the Advances in whole or in part without premium or penalty, subject to reimbursement of the Lender's re-deployment costs of prepayments of LIBOR Based Rate Advances in accordance with Section 2.9. Whenever the Borrowers desire to prepay any part of the Advances, the Borrowers' Representative shall provide a prepayment notice to the Administrative Agent by eleven o'clock (11:00) A.M., Philadelphia time, at least one (1) Business Day prior to the date of prepayment of any LIBOR Based Rate Advances and no later than two o'clock (2:00) P.M., Philadelphia time, on the date of prepayment of any Alternate Base Rate Advances, setting forth (i) the date, which shall be a Business Day, on which the proposed prepayment is to be made; (ii) a statement indicating the application of the prepayment between the Regular Advances and the Swing Line Advances and (iii) the total principal amount of such prepayment, the amount of which shall not be less than $1,000,000 in the case of Regular Advances and $10,000 in the case of Swing Line Advances.





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

                      (b) All prepayment notices shall be irrevocable. The principal amount of the Advances for which a prepayment notice is given, together with interest on such principal amount except with respect to Alternate Base Rate Advances, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Unless the Borrowers' Representative indicates otherwise in the prepayment notice, prepayments shall be applied, first, to reduce Alternate Base Rate Advances and, second, to reduce LIBOR Based Rate Advances. Any prepayment hereunder shall be subject to the Borrowers' obligation to indemnify the Lenders under Section 10.15.

                  2.8 Use of Proceeds. The proceeds of the Lenders' Advances shall be used by the Borrowers solely: (i) to provide Letters of Credit to be used by the Company and its Restricted Subsidiaries solely in the ordinary course of its business and (ii) for working capital needs and general corporate purposes, including the funding of Permitted Acquisitions, permitted dividends and permitted stock repurchases, not otherwise prohibited under this Agreement.

                  2.9 Special Provisions Governing LIBOR Based Rate Advances. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to LIBOR Based Rate Advances as to the matters covered:

                      (a) On the Interest Rate Determination Date the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto) the interest rate which shall apply to the LIBOR Based Rate Advances for which an interest rate is then being determined for the applicable LIBOR Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing or by facsimile) to the Borrowers and to each Lender.

                      (b) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clause (ii) or (iii) below, any Lender, shall have determined (which determination shall, absent manifest error, be final, conclusive and binding upon all parties hereto):

                          (i) at any time that a LIBO Rate is to be determined
by the Administrative Agent that, by reason of any changes arising on or after the Effective Date affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate;

                          (ii) at any time that such Lender shall incur
increased costs or reductions in the amounts received or receivable hereunder with respect to any Lender on its obligation to make LIBOR Based Rate Advances (which increase in cost or reduction in receivables shall be calculated in accordance with such Lender's reasonable averaging and attribution methods) because of (x) any change since the Effective Date (including changes proposed or published prior to the Effective Date but not reflected in the pricing of the Advances) in any applicable law or governmental (or quasi-governmental or other body or entity accorded the status of a rule or regulation making authority) rule, regulation, guideline or order, whether or not having the force of law, or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order, such as, for example, but not limited to: (A) a change in the basis of taxation of payments to any Lender of the principal of or interest on the Revolving Credit Notes or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or profits of such Lender) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) other circumstances since the date of this Agreement affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market; or

                          (iii) at any time that the making or continuance of
any LIBOR Based Rate Advance has become unlawful by compliance by such Lender in good faith with any applicable law or governmental (or quasi-governmental or other body or entity accorded the status of a rule or regulation making authority) rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the interbank eurodollar market;

then, and in any such event, the Administrative Agent in the case of clause (i) above or such Lender in the case of clause (ii) or (iii) above shall on such date give notice (by telephone confirmed in writing or by facsimile) to the Borrowers of the Advance(s) affected and, in the case of clause (ii) or (iii) to the Administrative Agent, of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Based Rate Advances shall no longer be available until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the Borrowers with respect to the borrowing of or conversion into (including continuance of) LIBOR Based Rate Advances which have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender on an after-tax basis for such increased costs or reductions in amounts receivable hereunder (a written certificate signed by an officer of such Lender as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrowers by such Lender shall, absent manifest error, be final, conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.9(c) as promptly as possible and, in any event, within the time period required under Section 2.9(c) or, if earlier, the time period required by law. All demands for payment hereunder shall be given no more than ninety (90) days after the occurrence of the change in law or other event giving rise to such demand; provided however, that failure to deliver notice on a timely basis shall not constitute a waiver of any Lender's right to receive payment for any costs relating to the 90-day period preceding the date of demand and any costs incurred after the giving of such notice.

                      (c) At any time that any LIBOR Based Rate Advance is affected by the circumstances described in Section 2.9(b)(ii) or (iii), the Borrowers may (and in the case of a LIBOR Based Rate Advance affected pursuant to Section 2.9(b)(iii) shall) either (i) if a Notice of Borrowing has been given with respect to the affected LIBOR Based Rate Advance, cancel said Notice of

Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing or by facsimile) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.9(b)(ii) or (iii), or (ii) if the affected LIBOR Based Rate Advance is then outstanding, upon at least three
(3) Business Days' notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Based Rate Advance into an Alternate Base Rate Advance or prepay such LIBOR Based Rate Advance on the last day of the current LIBOR Interest Period therefor unless earlier payment is required by law; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.9(c); and provided, further, that the Borrowers shall compensate any such affected Lenders as set forth in Section 2.9(f).

                      (d) Anything herein to the contrary notwithstanding, if, on any Interest Rate Determination Date, no LIBO Rate is available by reason of any changes arising on or after the Effective Date affecting the interbank Eurodollar market or adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate, the Administrative Agent shall give the Borrowers and each Lender prompt notice thereof and the Advances requested to be made as LIBOR Based Rate Advances shall, subject to the applicable notice requirements, be made as Alternate Base Rate Advances.

                      (e) Each Lender agrees that, as promptly as practicable after it has actual knowledge of the occurrence of any event or the existence of a condition that would cause it to be an affected Lender under Section 2.9(b)(ii) or (iii), it will, to the extent not inconsistent with such Lender's internal policies, use reasonable efforts to make, fund or maintain the affected LIBOR Based Rate Advances of such Lender through another lending office of such Lender if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such Advances pursuant to Section 2.9(b)(ii) would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Advances pursuant to Section 2.9(b)(iii) would cease to exist, and if, as determined by such Lender, in its reasonable discretion, the making, funding or maintaining of such Advances through such other lending office would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to promptly pay all reasonable out-of-pocket expenses incurred by any Lender in utilizing another lending office of such Lender pursuant to this Section 2.9(e).

                      (f) The Borrowers shall compensate each Lender, upon written request by that Lender, for all reasonable losses, expenses and liabilities (including, without limitation, such factors as any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Based Rate Advances and any loss sustained by the Lender in connection with re-deployment of such funds (based upon the difference between the amount earned in connection with the re-deployment of such funds and the amount payable by the Borrowers if such funds had been borrowed or remained outstanding, but not for loss of profit)) which that Lender may sustain with respect to the Borrowers' LIBOR Based Rate Advances: (i) if for any reason attributable to the Borrowers, a Borrowing of any LIBOR Based Rate Advance does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing or conversion, or a successive LIBOR Interest Period does not commence after notice therefor is given or is deemed to have been given pursuant to Section 2.4 (b) (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to clause (x) of the last paragraph of Section 2.9(b)); or (ii) if any prepayment or repayment (in accordance with Section 2.7 or this Section 2.9, by acceleration or otherwise) or conversion of any of such Lender's LIBOR Based Rate Advances occurs on a date which is not the last day of the LIBOR Interest Period applicable to that advance; or (iii) if any prepayment or repayment of any such Lender's LIBOR Based Rate Advances is not made on any date specified in a notice of prepayment or repayment given by the Borrowers; or (iv) as a consequence of (x) any other failure by the Borrowers to repay such Lender's LIBOR Based Rate Advances when required by the terms of this Agreement or (y) any election made pursuant to Section 2.9(c). Compensation owing under this
Section 2.9(f) shall be equal to the amount of interest which would have accrued on the amount of principal prepaid or repaid or converted or not borrowed for the period from the date of such prepayment or repayment or conversion or failure to borrow to the last day of the then current LIBOR Interest Period for the relevant LIBOR Based Rate Advance (or, in the case of a failure to borrow, the LIBOR Interest Period for such LIBOR Based Rate Advance which would have commenced on the date of such failure to borrow) at the applicable rate of interest for such LIBOR Based Rate Advance provided for herein minus any amount such Lender, in good faith and in its sole discretion (absent manifest error), determines is realizable upon the re-deployment of such funds. A certificate signed by an officer of the Lender as to the amount of such losses, expenses and liabilities, showing in reasonable detail the calculation thereof and submitted to the Borrowers by such Lender shall, absent manifest error, be final, conclusive and binding of all purposes.

                      (g) Any Lender may make, carry or transfer LIBOR Based Rate Advances at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender; provided that any increased costs associated therewith shall be borne by such Lender except as provided in Section 2.9(e) above.

                      (h) During the continuance of a Default or an Event of Default, the Borrowers may not elect to have an Advance made or maintained as, or converted into, a LIBOR Based Rate Advance after the expiration of any LIBOR Interest Period then in effective for that Advance.

                      (i) Calculation of all amounts payable to the Lender under this Section 2.9 in respect of LIBOR Based Rate Advances shall be made as though the Lender had actually funded its relevant LIBOR Based Rate Advance through the purchase of a Eurodollar deposit bearing interest at the LIBO Rate applicable to such LIBOR Based Rate Advance of such Eurodollar deposit from an offshore office of the applicable Lender to a domestic office of such Lender in the United States of America; provided, however, that the Lenders may fund each of their LIBOR Based Rate Advances in any manner they deem fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.9.

                  2.10 Capital Requirements, Etc. If the adoption or effectiveness after the Effective Date of any applicable law or governmental (or quasi-governmental or other body or entity accorded the status of a rule or regulation making authority) rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender or such Lender's direct or indirect parent with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (including in each case any such change proposed or published prior to the date hereof but not reflected in the pricing of the Advances), has or would have the effect of reducing the rate of return on such Lender's or such Lender's parent's capital or assets as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such Lender's parent could have achieved but for such adoption, effectiveness or change or as a consequence of an increase in the amount of capital required to be maintained by such Lender (including in each case, without limitation, with respect to any Lender's commitment hereunder or any Advance), then from time to time, within fifteen (15) days after demand by such Lender (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender such additional amount or amounts as will compensate, on an after-tax basis, such Lender or such Lender's parent, as the case may be, for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrowers, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although any delay in giving any notice shall not release or diminish any of the Borrowers' obligations to pay additional amounts pursuant to this Section 2.10.

                  2.11 Mandatory Prepayments/Commitment Reductions.

                       (a) (i) The Borrowers shall immediately prepay the outstanding principal amount of the Advances (exclusive of undrawn Letters of Credit) in accordance with Section 2.3 on any date on which the Outstandings exceed the Available Commitment in effect at such time, in the amount of such excess.

                           (ii) The Borrowers shall immediately prepay to the
Swing Line Lender the outstanding principal amount of the Swing Line Advances on any date on which the aggregate outstanding principal amount of such Swing Line Advances exceed the Swing Line Commitment in effect at such time, in the amount of such excess.

                       (b) Immediately upon funds being made available to the Company or any of its Subsidiaries constituting Net Cash Proceeds from Equity Offerings, an amount equal to 50% of such Net Cash Proceeds from Equity Offerings shall be applied to, and shall constitute a prepayment of, the Advances as provided in Section 2.11(d).

                       (c) During the first calendar quarter of each calendar year during the term hereof the Borrowers shall cause the aggregate outstanding principal balance of Advances (exclusive of undrawn Letters of Credit) under the Revolving Credit and any outstanding Capital (as that term is defined in the Accounts Receivable Securitization Documents) under the Accounts Receivable Securitization to be less than an amount equal to $35,000,000 plus the applicable Adjustment Amount for a consecutive thirty (30) day period in such first calendar quarter (the "Reduced Level"). If, as of March 1 of each year the Borrowers have not completed their compliance with this covenant for such year, the Borrowers shall, on such date, reduce outstanding Advances (exclusive of undrawn Letters of Credit) to the applicable Reduced Level or (if at or below such Reduced Level on such date) maintain the outstanding advances (exclusive of undrawn Letters of Credit) at or below the applicable Reduced Level for a sufficient number of days to complete its compliance with this covenant for such year.

                       (d) With respect to each prepayment of Advances required by Section 2.11(a), (b), (c) or (d) other than Alternate Base Rate Advances, the Borrowers' Representative shall give the Administrative Agent one (1) Business Day's notice and may designate the types of Advances and the specific Borrowing or Borrowings which are to be prepaid. In the absence of a designation by the Borrowers' Representative, the Administrative Agent shall make such designation in its sole discretion. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest, Expenses, fees and charges before application to principal and shall include amounts payable, if any, under Section 2.9(f). On the effective date of any such prepayment, the Borrowers shall cash collateralize Letters of Credit, on terms and conditions satisfactory to the Administrative Agent, in the amount, if any, by which the amount of such prepayment exceeds the outstanding cash Advances and shall execute such documents, instruments and agreements as the Administrative Agent shall deem necessary to perfect a security interest in such cash collateral.

                       (e) The amount required to be applied in accordance with Sections 2.11(b) shall permanently reduce the Available Commitment on a dollar-for-dollar basis. A reduction in the Available Commitment shall reduce each Lender's Pro Rata Share in accordance with its respective Pro Rata Percentage.

                  2.12 Net Payments. (a) Except as otherwise required by law, all payments made by the Borrowers to any Lender or the Administrative Agent under this Agreement and/or any Loan Document shall be made free and clear of, and without reduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income, bank shares and franchise taxes imposed by any jurisdiction in which such Lender's principal or lending office is located or in which such Lender is engaged in a trade or business or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender under this Agreement and/or any Loan Document, the Borrowers shall timely remit such Taxes to the Governmental Authority imposing the same and the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Taxes) interest or any such other amounts payable at the rates or in the amounts specified in this Agreement and/or any Loan Document. Whenever any Tax is payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send to the Administrative Agent, for its own account or the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. Without prejudice to the foregoing, if any Lender or the Administrative Agent is required to make any payment on account of Taxes, the Borrowers will, upon notification by the Lender or the Administrative Agent, promptly indemnify such Person against such Taxes. Notwithstanding the foregoing provisions of this
Section 2.12(a), the Borrowers will have no obligation to indemnify any Lender or the Administrative Agent, in respect of any Taxes that would not have been payable had (i) such Lender, assignee of such Lender or participant of a Lender (or each interestholder in such Lender, assignee or participant, where such Lender, assignee or participant is a pass-through entity for purposes of the U.S. withholding tax rules) provided to the Borrowers and the Administrative Agent, the applicable Withholding Certificate. For purposes of this Section 2.12, the term "Taxes" includes interest, penalties and expenses payable or incurred in connection therewith. The Lender shall submit a certification or otherwise provide written notice to the Borrowers within a reasonable period of time after becoming aware of any Taxes for which it is entitled to payments of additional amounts under this Section 2.12(a). All demands for payment hereunder shall be given no more than 90 days after the occurrence of the event giving rise to such demand; provided however, that failure to deliver notice on a timely basis shall not constitute a waiver of any Lender's right to receive payment for any costs relating to the 90-day period preceding the date of demand and any costs incurred after the giving of such notice.

                       (b) Each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to the Borrowers and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under Section 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations") certifying its status (i.e., U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code of 1986 (as amended, the "Code"). The term "Withholding Certificate" means a Form W-9; a form W-8BEN; a form W-8ECI; a form W-8IMY and the related statements and certifications as required under Section 1.1441-1(e)(3) of the Regulations; a statement described in Section 1.871-14(c)(2) of the Regulations; or any other certificates under the Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrowers and the Administrative Agent a valid Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Effective Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrowers hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrowers and the Administrative Agent two (2) additional copies of such Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may reasonably requested by the Borrowers or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of, or exemption from, U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence imposed upon a withholding agent under Section 1.1441-7(b) of the Regulations. Further, the Administrative Agent is indemnified under Section 1.1441-6(b) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts or withholds in accordance with regulations under Section 1441 of the Code.

                  2.13 Maturity Date Extension. Not more than 120 days nor less than 60 days prior to each anniversary hereof the Borrowers may request in writing that the then effective Maturity Date be extended for an additional year and the Lenders shall use their best efforts to respond to such request within 30 days of receipt thereof. The then effective Maturity Date shall be extended as requested, but only if (i) no Default or Event of Default shall have occurred and be continuing on the effective date of such extension and (ii) all of the Lenders consent to such extension.

                  2.14 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10 or
2.12 that affects fewer than all the Lenders, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Advances affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending offices to suffer no economic, legal, regulatory or other disadvantage, and provided, further, that, nothing in this Section shall affect or delay the required performance of any of the obligations of the Borrowers or the rights of any Lender pursuant to Sections 2.10 or 2.12.

                  2.15 Replacement of a Lender in Certain Circumstances. If an event occurs giving rise to the operation of Section 2.10 or 2.12, and the event affects fewer than all the Lenders, (each, an "Affected Lender"), the Borrowers may (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender's Pro Rata Share or (b) replace such Affected Lender by designating another lender or financial institution that is willing to acquire the Affected Lender's Pro Rata Share; provided, that (i) such replacement does not conflict with any applicable law or governmental rule or regulation, (ii) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement lender or financial institution shall purchase, at par, the Pro Rata Share, accrued interest and other amounts owing to such Affected Lender on a pro rata basis as of the date of replacement, (iv) the Borrowers shall be liable to such Affected Lender under Section 2.9 if any LIBOR Based Rate Advances owing to such Affected Lender shall be prepaid (or purchased) other than on the last day of the LIBOR Interest Period relating thereto and shall pay any such amounts to such Affected Lender on the date of such replacement, (v) the replacement lender or financial institution, if not already a Lender, shall be satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.10 (provided that the Borrower or replacement Lender shall be obligated to pay the assignment fee according to Section 10.10(b)(i)(D)) and (vii) the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.10 or 2.12, as the case may be, to the extent such additional amounts are incurred on or prior to the consummation of such replacement.

                  2.16 Borrowers' Representative. Each of the Borrowers hereby appoints the Company as its non-exclusive representative, and grants to the Company an irrevocable power of attorney to act as its attorney-in-fact, with regard to all matters relating to this Agreement and each of the other Loan Documents, including, without limitation, execution and delivery of any Notice of Borrowing, and amendments, supplements, waivers or other modifications hereto or thereto, receipt of any notices hereunder or thereunder and receipt of service of process in connection herewith or therewith and making all elections as to interest rates and interest payment dates. (In such capacity, the Company is herein referred to as the "Borrowers' Representative.") The Administrative Agent and the Lenders shall be entitled to rely exclusively on the Borrowers' Representative's authority so to act in each instance without inquiry or investigation, and each of the Borrowers hereby agrees to indemnify and hold harmless the Administrative Agent and the Lenders for any losses, costs, delays, errors, claims, penalties or charges arising from or out of the Borrowers' Representative's actions pursuant to this Section 2.16 and the Administrative Agent's and the Lenders' reliance thereon and hereon. Notice from the Borrowers' Representative shall be deemed to be notice from all of the Borrowers and notice to the Borrowers' Representative shall be deemed to be notice to all of the Borrowers. Nothing in this Section 2.16 shall vitiate or be held contrary to the Borrowers' representations and covenants regarding the Loans or the net worth or solvency of the Borrowers made herein or in any of the Loan Documents.

         SECTION 3. EFFECTIVENESS AND CONDITIONS PRECEDENT TO ADVANCES.

                  3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent (all documents, instruments and agreements to be in form and substance satisfactory to the Administrative Agent and the Administrative Agent's counsel):

                      (a) Resolutions, Opinions, and Other Documents. The Borrowers shall have delivered to the Administrative Agent the following:

                          (i) this Agreement, the Revolving Credit Notes, and
the Swing Line Note all properly executed;

                          (ii) each of the other Loan Documents to be executed
by the Borrowers or by any other Person pursuant to the terms hereof;

                          (iii) Guarantees properly executed by each of the
Guarantors;

                          (iv) certified copies of (A) resolutions of each
Borrower's board of directors authorizing the execution of this Agreement, the Revolving Credit Notes, the Swing Line Note to be issued hereunder and each of the other Loan Documents, and (B) each Borrower's Articles or Certificate of Incorporation or Formation and By-laws or Operating Agreement;

                          (v) certified copies of (A) resolutions of each
Guarantor's board of directors authorizing the execution of the Guarantees and
(B) each Guarantor's Articles or Certificate of Incorporation and By-laws or Operating Agreement;

                          (vi) an incumbency certificate for each Borrower
identifying the parties executing this Agreement, the Revolving Credit Notes, the Swing Line Note and the other Loan Documents with specimen signatures;

                          (vii) an incumbency certificate for each Guarantor
identifying the parties executing the Guarantees, with specimen signatures;

                          (viii) a written opinion of the Borrowers' and
Guarantors' counsel addressed to the Administrative Agent and the Lenders;

                          (ix) certification by the chief financial officer or
vice president of finance of the Company that there has not occurred any material adverse change in the business, assets, operations, properties, financial condition, contingent liabilities, prospects or material agreements of the Company and its Subsidiaries taken as a whole, since March 31, 2003 as reflected on the applicable Financial Statements of the Company delivered to the Administrative Agent;

                          (x) payment of all fees set forth in the Fee Letter
(referred to in Section 10.23) due on the Effective Date and Expenses associated with the Revolving Credit;

                          (xi) Uniform Commercial Code, judgment, federal and
state tax lien searches against each Borrower and Restricted Subsidiary at the Borrowers' sole cost and expense, showing that the Property of each Borrower and Restricted Subsidiary is not subject to any Liens except for Permitted Liens, and certificates of good standing showing each Borrower and Restricted Subsidiary to be in good standing in each jurisdiction in which it is qualified to do business; and

                          (xii) copies of all other documents, instruments,
agreements, opinions and certificates as the Administrative Agent may reasonably request.

                      (b) Absence of Certain Events. As of the Effective Date,
(i) no Default or Event of Default hereunder shall have occurred and be continuing and (ii) there shall not have occurred any event or condition having a Material Adverse Effect with respect to the Company and its Subsidiaries since March 31, 2003, as reflected on the applicable Financial Statements delivered to the Administrative Agent.

                      (c) Warranties and Representations at Closing. The warranties and representations contained in Section 4 as well as any other Section of this Agreement shall be true and correct in all material respects on the Effective Date with the same effect as though made on and as of that date. The Borrowers shall not have taken any action or permitted any condition to exist which would have been prohibited by any Section hereof. All warranties and representations contained in this Agreement, unless expressly stated to the contrary, are deemed to have been made to the Administrative Agent and Lenders immediately following completion of Closing hereunder.

                      (d) Compliance with this Agreement. The Borrowers shall have performed and complied with all agreements, covenants and conditions contained herein which are required to be performed or complied with by the Borrowers before or at the Effective Date, including, without limitation, the provisions of Sections 5, 6 and 7 hereof.

                      (e) Officers' Certificate. The Administrative Agent shall receive a certificate dated the Effective Date and signed by the chief financial officer or vice president of finance of the Company certifying that all of the conditions precedent to the Borrowings to occur on the Effective Date have been fulfilled.

                      (f) Indebtedness; Liens, etc. (i) The Borrowers and each of the Guarantors shall have received all necessary consents or waivers or shall have amended, supplemented or otherwise modified, repaid, redeemed or defeased its outstanding Indebtedness in a manner and on terms satisfactory to the Administrative Agent such that there exists no default or potential default (including, without limitation, as a result of the consummation of the transactions contemplated by any Borrowing hereunder) with respect to such Indebtedness or under any note, evidence of indebtedness, mortgage, deed of trust, security document or other agreement relating to such Indebtedness and such indentures, notes, evidences of indebtedness, mortgages, deeds of trust or other agreements, other than as limited by the Note Purchase Agreement, relating to such Indebtedness shall not contain any restriction on the ability of any of the Borrowers or the Guarantors to enter into this Agreement, the Guarantees or the other Loan Documents to which it is entering or, other than as limited by the Note Purchase Agreement, the granting of any Lien in favor of the Lenders, nor do such agreements, documents or instruments contain any provision giving rise to the creation of any Lien in favor of any Person as a result of any Borrowing hereunder.

                          (ii) The Administrative Agent and the Lenders shall be
satisfied, in their reasonable discretion, with all Indebtedness of any of the Borrowers and the Restricted Subsidiaries outstanding on the Effective Date and not reflected on the Financial Statements.

                      (g) Consents, etc. All material consents of any Governmental Authority and third-party consents (including, without limitation, all material approvals and consents required in connection with any Environmental Law or other environmental statutes, rules or regulations), if any, in connection with the transactions contemplated by this Agreement and the other Loan Documents (including any consents and approvals that are necessary for the Borrowers to borrow and for each of the Guarantors to perform its obligations hereunder and to perform in a full and timely manner all of its obligations under the other Loan Documents) and otherwise referred to herein or therein to be completed on or before the Effective Date, shall have been obtained and delivered to the Administrative Agent, and shall remain in effect and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes, in the judgment of the Administrative Agent or the Majority Lenders, materially adverse conditions upon the consummation of the transactions contemplated by this Agreement. There shall not exist any judgment, order, injunction or other restraint issued or filed with respect to the making of the Advances hereunder.

                      (h) Environmental Review. At or prior to the Effective Date, there shall have been delivered to the Administrative Agent all environmental reports, investigations, studies, audits, assessments or reviews in the possession of the Company or any Subsidiary, as set forth in Schedule 3.1(h) attached hereto and made a part hereof, in relation to the current business or operations of the Company or any of its Subsidiaries or any Real Property, Property or facilities now owned, operated, leased or controlled by the Company or any of its Subsidiaries which contain information pertaining to any event(s) or conditions) which have, or to the best of the Borrowers' present Knowledge are reasonably likely to cause, a Material Adverse Effect.

                      (i) Compliance with Laws. The Company and each of its Subsidiaries shall be in compliance with all applicable statutes, regulations and ordinances of the United States of America and each other country and jurisdiction, and of each state, city, town, municipality, country, and each agency thereof (including, without any limitation, ERISA laws, Environmental Laws and margin regulations), a violation of which would cause a Material Adverse Effect.

                  3.2 Effective Date; Transitional Arrangements. (a) Subject to the satisfaction of the conditions of Section 3.1, this amendment and restatement of the Existing Loan Agreement shall become effective on such date (the "Effective Date") and at such time as may be mutually agreeable to the parties contemporaneously with the execution hereof ("Closing") at the offices of the Administrative Agent's counsel, Ballard Spahr Andrews & Ingersoll, LLP, in Philadelphia, Pennsylvania.

                      (b) On the Effective Date, without the necessity of further action by any party: (i) the outstanding principal amount of the "Regular Advances" and "Swing Line Advances" (each as defined in the Existing Loan Agreement) owed to the Lenders shall be converted and continued as Regular Advances and Swing Line Advances, respectively, as if made by the Lenders pursuant to this Agreement in accordance with the Pro Rata Percentages set forth on Annex I hereto; and (ii) each Existing Letter of Credit shall continue in full force and effect as a Letter of Credit issued under this Agreement for so long as such Letter of Credit remains outstanding or any draft thereunder has not been reimbursed, and all Advances shall be entitled to the security and subject to the provisions set forth in this Agreement. Each Lender agrees to participate in all such Letters of Credit in accordance with the terms of this Agreement as if each such Letter of Credit were issued hereunder.

                      (c) Except as otherwise provided in this Agreement, the Existing Loan Agreement and the promissory notes issued thereunder shall be superseded by this Agreement, the Notes and the other Loan Documents and shall be of no further force or effect and such promissory notes issued under the Existing Loan Agreement shall be surrendered by the Lenders to the Administrative Agent and returned to the Company.

                      (d) All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing Loan Agreement shall be calculated as of the Effective Date (prorated in the case of any fractional periods), and shall be paid on such date in accordance with the method specified in the Existing Loan Agreement, as if it were still in effect.

                  3.3 Conditions Precedent to all Advances. The obligation of the Lenders to make Advances hereunder after the Effective Date is subject, at the time of making each such Advance, to the satisfaction of the following conditions precedent (all documents, instruments and agreements to be in form and substance satisfactory to the Administrative Agent and the Administrative Agent's counsel):

                      (a) Agreements Effective. This Agreement, the Revolving Credit Notes, the Swing Line Note and each of the other Loan Documents shall be effective;

                      (b) Notice of Borrowing. With respect to any Advance, the Administrative Agent shall have received, in accordance with the provisions of
Section 2.4 hereof, prior to the making of any such Advance, an originally executed Notice of Borrowing signed by an Authorized Officer, in writing, delivered to the Administrative Agent (the furnishing by the Borrowers of each such Notice of Borrowing shall be deemed to constitute a representation and warranty of the Borrowers to the effect that the other conditions set forth in this Section 3 are satisfied in all material respects as of the date of delivery and will be satisfied on the date such Advances are made).

                      (c) No Default; Representations and Warranties. At the time of the making of each Advance and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Loan Documents in effect at such time (as amended or modified from time to time, including by the delivery of amendments or supplements (in form, scope and substance satisfactory to the Administrative Agent and the Majority Lenders) to the schedules and exhibits to this Agreement and/or the other Loan Documents) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date, unless such representation and warranty expressly indicates that it is being made as of any other specific date, in which case, on and as of such other date.

                      (d) Material Adverse Change, etc. (i) No event or condition shall have occurred or become known or would result from any Borrowing on the date of any such Borrowing and the use of the proceeds therefrom that has resulted or would result, singly or in the aggregate, in a Material Adverse Effect.

                          (ii) There shall not exist any judgment, order,
injunction or other restraint issued or filed prohibiting, limiting or otherwise adversely affecting the making of any Advances hereunder.

                      (e) Fees. The Borrowers shall have paid to the Administrative Agent, the Lenders and the Fronting Lender, all fees payable to the Administrative Agent, the Lenders and/or the Fronting Lender to the extent due hereunder and all costs and Expenses (including legal fees and expenses ) payable to the Administrative Agent, the Lenders and/or the Fronting Lender hereunder.

                      (f) Litigation. There shall be no Proceeding pending or, to the best of Borrowers' Knowledge, threatened with respect to the Company or any of its Subsidiaries or any Property of any such Person that, in the reasonable judgment of the Administrative Agent, would, singly or in the aggregate, have a Material Adverse Effect. No injunction or other restraining order to be issued shall be pending or noticed with respect to any Proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

                      (g) Margin Rules. Neither the making of any Advance nor the use of the proceeds therefrom will violate the provisions of Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or the provisions of Section 7 of the Exchange Act.

                           The acceptance of the proceeds of each Borrowing of
Advances shall constitute a representation and warranty by the Borrowers to each of the Lenders that all of the applicable conditions specified in Section 3 and in any other provision of this Agreement or any of the other Loan Documents have been satisfied or waived.

                  3.4 Waiver of Rights. By completing the Closing hereunder or by making Advances hereunder, the Administrative Agent does not thereby waive a breach of any warranty or representation made by the Borrowers hereunder or in any agreement, document, or instrument delivered to the Administrative Agent or otherwise referred to herein, and all of the Administrative Agent's claims and rights resulting from any breach or misrepresentation by the Borrowers are specifically reserved by the Administrative Agent.

                  3.5 Delivery of Documents. All of the certificates and other agreements, documents, instruments and papers referred to in this Section 3, unless otherwise specified, shall be delivered to the Administrative Agent at its office (or such other location as may be specified by the Administrative Agent) for the account of each of the Lenders and in sufficient counterparts for each of the Lenders (and the Administrative Agent shall furnish such counterparts to the Lenders).

         SECTION 4. REPRESENTATIONS AND WARRANTIES.

                  To induce the Lenders to make the Advances under the Revolving Credit to the Borrowers, the Borrowers warrant and represent to the Administrative Agent and the Lenders that:

                  4.1 Corporate Organization and Validity.

                      (a) The Borrowers and the Restricted Subsidiaries are corporations or limited liability companies duly organized and validly existing under the laws of their respective states (or countries or other jurisdictions, as applicable) of incorporation or formation, are duly qualified, are validly existing and in good standing and have lawful power and authority to engage in the business each conducts in each state and each foreign country where the nature and extent of their businesses require qualification, except when the failure to so qualify would not have a Material Adverse Effect.

                      (b) The making and performance of this Agreement and the other Loan Documents does not violate any law, government rule or regulation, court or administrative order or other such order having the effect of law, or the charter, minutes or bylaw provisions of any of the Borrowers or the Restricted Subsidiaries or violate or result in a default (immediately or with the passage of time) under any contract, agreement or instrument to which any such Person is a party, or by which any such Person or its Property is bound. None of the Borrowers or the Restricted Subsidiaries is in violation of any term of any agreement or instrument to which any such Person is a party or by which it or its Property may be bound or of its charter, minutes or its bylaws, which violation has had a Material Adverse Effect.

                      (c) Each of the Borrowers and the Guarantors has all requisite corporate power and authority to enter into and perform under this Agreement and each of the Loan Documents (as applicable) and to incur the obligations herein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents (as applicable).

                      (d) This Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees and all of the other Loan Documents, when delivered, will be valid and binding upon the Borrowers and the Guarantors (as applicable) and enforceable in accordance with their respective terms.

                  4.2 Places of Business. As of the Effective Date, the only places of business of the Borrowers and the Restricted Subsidiaries and the places where each keeps and intends to keep its Property and records concerning its Property, are at the addresses listed in Schedule 4.2 attached hereto and made part hereof.

                  4.3 Pending Litigation. There are no judgments or judicial or administrative orders against or binding upon the Company or any of its Subsidiaries, proceedings or investigations (civil or criminal) pending, or to the Knowledge of the Borrowers threatened, against or affecting the Company or any of its Subsidiaries in any court or before any governmental authority or arbitration board or tribunal which would cause a Material Adverse Effect, except as shown in Schedule 4.3 attached hereto and made part hereof. Neither the Company nor any of its Subsidiaries is in default with respect to any order of any court, Governmental Authority, regulatory agency or arbitration board or tribunal which would cause a Material Adverse Effect.

                  4.4 Title to Properties. Each of the Borrowers and the Restricted Subsidiaries has good and marketable title in fee simple (or its equivalent under applicable law) to all the Property it respectively purports to own, free from Liens and free from the claims of any other Person, except for those Liens set forth on Schedule 4.4 attached hereto and made part hereof and for other Permitted Liens.

                  4.5 Governmental Consent. Neither the nature of the Company's or any of its Subsidiaries' respective businesses or Property, nor any relationship between such entities and any other Person, nor any circumstance affecting any such entities in connection with the issuance or delivery of this Agreement, the Revolving Credit Notes, the Swing Line Note, the Guarantees or the other Loan Documents is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any such party in conjunction with the execution and delivery of this Agreement or the issuance or delivery of the Revolving Credit Notes, the Swing Line Note, the Guarantees, or the other Loan Documents, other than such of the foregoing as have been obtained or made.

                  4.6 Taxes. All tax returns required to be filed (except for those tax returns which, if not filed, would not have a Material Adverse Effect) by the Company and each of its Subsidiaries in any jurisdiction, have in fact been filed or extensions have been obtained, and all taxes, assessments, fees and other governmental charges upon any such Person, or upon any of such Person's respective Property, income or franchises, which are due and payable, have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained pursuant to GAAP and except for those taxes which, if not paid, would not cause a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is aware of any proposed additional tax assessment or tax to be assessed against or applicable to such Person (except for those tax assessments which would not cause a Material Adverse Effect).

                  4.7 Financial Statements. The Financial Statements (complete copies of which have been delivered to the Administrative Agent for distribution to the Lenders), were prepared in accordance with GAAP (excluding footnotes for unaudited statements) are complete in all material respects and present fairly the financial position of the Company and its Subsidiaries as of such dates and the results of their operations for such periods provided, however, that interim financial statements are subject to normal year end audit adjustments. The fiscal year for the Company and each of its Subsidiaries ends on March 31.

                  4.8 Full Disclosure. Neither the Financial Statements nor any written statement furnished by, or on behalf of, the Company to the Administrative Agent and/or Lenders in connection with the Revolving Credit contained in any Financial Statements or documents, instruments, agreements or certificates relating to the Company and its Subsidiaries contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact known to the Borrowers which the Borrowers have not disclosed to the Administrative Agent in writing, which would cause a Material Adverse Effect. The projections and pro forma financial information contained in any materials provided by the Borrowers to the Administrative Agent or any Lender are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

                  4.9 Subsidiaries. Other than the parties listed on Schedule
4.9 attached hereto and made part hereof, the Company has, as of the Effective Date, no actively operating Subsidiaries. The jurisdiction of incorporation or formation of each of such Subsidiaries is also set forth on Schedule 4.9.

                  4.10 Guarantees, Indebtedness, etc.

                       (a) As of the Effective Date, none of the Borrowers or the Restricted Subsidiaries owns or holds equity (excepting the stock of its Subsidiaries) or long term debt investments in, has any outstanding advances to, or serves as guarantor, surety or accommodation maker for the obligations of, or has any outstanding borrowings from any Person, which, in the case of any such equity, investment, advance, guarantee or borrowing, involves the expenditure of money or incurrence of an obligation, as the case may be, of at least $1,000,000 except as described in Schedule 4.10 attached hereto and made part hereof.

                       (b) Neither the Company nor any of its Subsidiaries is a party to any contract or agreement, or subject to any charter or other corporate restriction, which would cause a Material Adverse Effect.

                       (c) Except as otherwise specifically provided in this Agreement and in the Note Purchase Agreement, neither the Company nor any of its Subsidiaries has agreed or consented to cause or permit any of its Property, whether now owned or hereafter acquired, to be subject in the future (upon the happening of a contingency or otherwise) to a Lien not permitted by this Agreement.

                  4.11 Government Regulations, etc.

                       (a) Assuming each of the Lenders is acquiring its Note or Notes hereunder and its interests hereunder for its own account, for investment and not with a view toward distribution, nor with the assets of any Employee Benefit Plan subject to Part 4, Title I of ERISA, the use of the proceeds of, and the Borrower's issuance of the Revolving Credit Notes and the Swing Line Note, will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrowers do not own or intend to carry or purchase any "margin security" within the meaning of said Regulations, except in conformity with said Regulations.

                       (b) Each of the Borrowers and the Restricted Subsidiaries has obtained all licenses, permits, franchises or other governmental authorizations necessary for the ownership of its Property and for the conduct of its business, except for those which, if not obtained, would not cause a Material Adverse Effect.

                       (c) Assuming none of the Lenders is acquiring its Note or Notes hereunder or its interests hereunder with the assets of any employee benefit plan subject to Part 4, Title I of ERISA, as of the date hereof, no employee benefit plan, as defined in Section 3(2) of ERISA, (other than a multi-employer plan described in Section 3(37) of ERISA) ("Employee Benefit Plan") maintained by the Company or any of its Subsidiaries, or under which any such Person could have any liability under ERISA or the Internal Revenue Code
(i) has failed to meet the minimum funding standards established in Section 302 of ERISA for which such Person continues to be liable, (ii) except as set forth on Schedule 4.11(c), has failed to comply, in any material respect, with any applicable requirement of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder for which it continues to be responsible, or (iii) has, to its Knowledge, engaged in or been involved in a Prohibited Transaction (as defined in ERISA or the Internal Revenue Code) under ERISA or the Internal Revenue Code, except to the extent that a failure to comply with the foregoing would not present a reasonable likelihood of having a Material Adverse Effect. Except set forth on Schedule 4.11(c) attached hereto and made a part hereof, no Employee Benefit Plan maintained by the Borrower or any of its Subsidiaries has been terminated within the one (1) year period prior to the date hereof. Neither the Company nor any of its Subsidiaries has assumed, or received notice of a claim asserted against such Person, withdrawal liability (as defined in the Multi-employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan in which it participates. Other than as shown on Schedule 4.11(c), neither the Company nor any of its Subsidiaries is a member of any Controlled Group (as defined in Sections 414(b),(c),(m) and (o) of the Internal Revenue Code and Section 4001(a)(14) of ERISA). Each of the Company and its Subsidiaries has timely made all contributions when due with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against such Person for withdrawal liability with respect to any multi-employer pension plan in which such Person participates.

                       (d) None of the Borrowers or the Restricted Subsidiaries is in violation of any applicable statute, regulation or ordinance of the United States of America or any other country or jurisdiction, or of any state, city, town, municipality, county or of any other jurisdiction, or of any agency thereof, (including without limitation, Environmental Laws and regulations), a violation of which would cause a Material Adverse Effect.

                       (e) The Borrowers and all of the Restricted Subsidiaries are current with all reports and all documents required to be filed with any state or federal securities commission or similar agency, if any, and are in full compliance in all material respects with all applicable rules and regulations of such commissions.

                       (f) None of the Borrowers or the Restricted Subsidiaries are, or will be after giving effect to the transactions contemplated hereby, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or to any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed or guarantee such indebtedness as contemplated by this Agreement or any other Loan Document.

                       (g) None of the Borrowers or the Restricted Subsidiaries is, or after giving effect to the transactions contemplated hereby will be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

                  4.12 Business Interruptions. Within five (5) years prior to the date hereof, neither the business, Property or operations of any of the Borrowers or the Restricted Subsidiaries have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of any Governmental Authority, directed against such Persons. To the best of the Borrowers' Knowledge, as of the Effective Date, except as set forth on
Schedule 4.12 attached hereto and made part hereof, there are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances affecting the businesses being operated by any of the Borrowers or the Restricted Subsidiaries which are reasonably expected to have or result in a Material Adverse Effect.

                  4.13 Names.

                       (a) Within five (5) years prior to the Effective Date, none of the Borrowers or the Restricted Subsidiaries has conducted business under or used any other name (whether corporate or assumed) except for the names shown on Schedule 4.13(a) attached hereto and made part hereof. As of the Effective Date, the Borrowers and the Restricted Subsidiaries are, respectively, the sole owners of each of their names listed on such Schedule 4.13(a) and any and all business done and all invoices issued in such trade names are the applicable party's sales, business and invoices. As of the Effective Date, each trade name of any of the Borrowers and the Restricted Subsidiaries represents a division or trading style of such entities and not a separate corporate subsidiary, affiliated, or independent entity.

                       (b) As of the Effective Date, all federally registered trademarks, patents or copyrights of any of the Borrowers and the Restricted Subsidiaries are listed on Schedule 4.13(b) attached hereto and made part hereof. Schedule 4.13(b) shall also list all agreements for the license to use third party-owned trademarks, patents and copyrights. The Borrowers and/or the Restricted Subsidiaries, and to the best of Borrowers' Knowledge, each third party identified on such Schedule 4.13(b) is the sole owner of such Property except to the extent any other Person has or claims rights in such Property as also described on such Schedule 4.13(b). To the best of the Borrowers' Knowledge, none of the Borrowers or the Restricted Subsidiaries is in violation in any material respect of any intellectual property rights of any other Person with respect to such Property.

                  4.14 Other Associations. As of the Effective Date, none of the Borrowers or the Restricted Subsidiaries is engaged in any joint venture or partnership with any other Person except as described on Schedule 4.14 attached hereto and made part hereof.

                  4.15 Environmental Matters. Except as disclosed on Schedule
4.15 attached hereto and made part hereof, or as would not have, singly or in the aggregate, a Material Adverse Effect:
                       (a) The Company and each of its Subsidiaries has obtained all permits, licenses and other authorizations (collectively "Environmental Authorizations") that are required with respect to the use, ownership and operation of their business, Real Property and other Property under any Environmental Law and each such Environmental Authorization is in full force and effect.

                       (b) The Company and each of its Subsidiaries is in compliance with all terms and conditions of the Environmental Authorizations specified in Section 4.15(a) above, and is also in compliance with, and not subject to liability under, any Environmental Law applicable to it and its respective businesses, operations, Real Property and other Property.

                       (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, written notice or demand letter or request for information pending or, to the Knowledge of the Borrowers, are any such actions or any investigations threatened against the Company or any of its Subsidiaries under any Environmental Law.

                       (d) There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or current plans which could reasonably be expected to materially interfere with or prevent compliance by the Company or any of its Subsidiaries with any Environmental Law, or which could reasonably be expected to give rise to any liability under any Environmental Law, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), or similar applicable state, local or foreign laws for response or corrective action, or which could reasonably be expected to form the basis of any suit, proceeding, hearing, notice of violation, or notice of potential liability or responsibility, based on or primarily related to the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, shipping or handling, or the arrangement for treatment or disposal or the emission, discharge, release or threatened release into the environment, of any Hazardous Materials.

                       (e) Neither the Company nor any of its Subsidiaries has received written notice that it has been identified as a potentially responsible party or any request for information under CERCLA or any comparable state law, nor has any such Person received any written notification that any Hazardous Materials that it or any of its respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of, or arranged for transport or treatment of, or arranged for disposal or treatment of, has been found at any site at which any Governmental Authority or private party is conducting or plans to conduct an investigation or other action pursuant to any Environmental Law.

                       (f) There have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment) of Hazardous Materials by the Company or any of its Subsidiaries or to the Borrowers' Knowledge after due inquiry, any of their respective predecessors in interest, at, on, upon, under, into or from any of the Real Properties. To the Knowledge of the Borrowers, there have been no such releases at, on, upon, under, from or into any real property in the vicinity of any of the Real Properties that, through soil, air, surface water or groundwater migration or contamination, has become located on, in or under such Real Properties.

                       (g) There is no friable asbestos or friable asbestos-containing material in, on, or at any of the Real Properties or any facility or equipment owned or operated by the Company or any of its Subsidiaries.

                       (h) No Real Property of the Company or any of its Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list published by any Governmental Authority.

                       (i) No regulated underground storage tanks or related piping are located at, under or on the Real Property, or, to the best of the Borrowers' Knowledge, located in the vicinity of such Real Property.

                       (j) Except as listed on Schedule 3.1(h), no environmental reports, investigations, studies, audits, assessments or reviews in the possession of the Company or any of its Subsidiaries with respect to the current business or operations of the Company or any of its Subsidiaries or any Real Property or other Property or facility now owned, operated, leased or controlled by the Company or any of its Subsidiaries contain information pertaining to any event(s) or conditions) which have or, to the best of the Borrowers' present Knowledge, are reasonably likely to cause a Material Adverse Effect. No environmental reports, investigations, studies, audits, assessments or reviews in the possession of the Company or any of its Subsidiaries with respect to the current or prior business or Property of the Company or any of its Subsidiaries or any Real Property or other Property or facility now, or to the best of Borrowers' Knowledge, previously owned, leased, operated or controlled by the Company or any of its Subsidiaries, contain information pertaining to events or conditions which would be, or otherwise are, reasonably likely to have or cause a Material Adverse Effect.

                       (k) No Lien has been recorded under any Environmental Law with respect to any facility, inventory, Real Property or other Property presently owned, operated, leased or controlled by the Company or any of its Subsidiaries.

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

                  4.16 Regulation O. No director, executive officer or principal shareholder of any Borrower is a director, executive officer or principal shareholder of any Lender. For the purposes hereof the terms "director" (when used with reference to a Lender), "executive officer" and "principal shareholder" have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

                  4.17 Capital Stock. The authorized and outstanding Capital Stock of each of the Borrowers and the Restricted Subsidiaries is, as of the Effective Date, as set forth on Schedule 4.17 attached hereto and made part hereof. All of the Capital Stock of each such Person has been duly and validly authorized and, to the extent outstanding, is issued and is fully paid and non-assessable and has been sold and delivered to the holders thereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of all regulatory bodies thereof governing the sale and delivery of securities. As of the Effective Date hereof, except for the rights and obligations set forth in Schedule 4.17, there are no subscriptions, warrants, options, calls, commitments, rights or agreements by which any of the Borrowers or the Restricted Subsidiaries or any of their respective shareholders are bound relating to the issuance, transfer, voting or redemption of shares of its Capital Stock or any pre-emptive rights held by any Person with respect to the shares of Capital Stock of such parties. As of the Effective Date hereof, none of the Borrowers or the Restricted Subsidiaries has issued any securities that remain outstanding that are convertible into or exchangeable for shares of its Capital Stock or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares except as shown on Schedule 4.17.

                  4.18 Solvency. After giving effect to the creation of the Revolving Credit and the transactions described herein and therein, the Company and its Subsidiaries, on a consolidated basis, are solvent, are able to pay their respective debts as they become due and have capital sufficient to carry on their respective business and all businesses in which any such Persons are about to engage, and now own Property having a value both at fair valuation and at present fair salable value greater than the amount required to pay such entity's debts. After giving effect to the creation of the Revolving Credit and the transactions described herein and therein, the Company and its Subsidiaries, on a consolidated basis, will not be rendered insolvent by the execution and delivery of this Agreement or any of the other agreements, documents or instruments executed in connection with this Agreement (including, without limitation, the Guarantees) or by the transactions contemplated hereunder or thereunder.

                  4.19 Interrelatedness of the Borrower and the Guarantors. The business operations of the Borrowers and the Guarantors are related and have a common business purpose. To permit their uninterrupted and continuous operations, such companies now require and will from time to time hereafter require funds for general business purposes. The proceeds of Advances under the Revolving Credit will directly or indirectly benefit the Borrowers and each of the Guarantors severally and jointly, regardless of which entity requests or receives part or all of the proceeds of such Advances from the Borrowers.

                  4.20 Anti-Terrorism Laws.

                       (a) General. None of the Company or its Subsidiaries is in violation of any Anti-Terrorism Law nor does it engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

                       (b) Executive Order No. 13224. Neither the Company nor any of its Subsidiaries or its respective Affiliates or, to the Company's Knowledge, agents acting or benefiting in any capacity in connection with the Advances made hereunder or other transactions contemplated hereby, is any of the following (each a "Blocked Person"):

                           (i) a Person that is listed in the annex to, or is
otherwise subject to the provisions of, Executive Order No. 13224;

                           (ii) a Person owned or controlled by, or acting for
or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

                           (iii) a Person or entity with which any Lender is
prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                           (iv) a Person or entity that commits, threatens or
conspires to commit or supports "terrorism" as defined in Executive Order No. 13224;

                           (v) a Person or entity that is named as a "specially
designated national" on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

                           (vi) a person or entity who is a Subsidiary or
Affiliate of a Person or entity listed above.

                  To the Company's Knowledge, neither the Company, any of its Subsidiaries nor any of its or their Affiliates or agents acting in any capacity in connection with the Advances made hereunder or other transactions contemplated hereby (x) conducts any business with, or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

         SECTION 5. AFFIRMATIVE COVENANTS.

                  The Borrowers covenant that until all of the Borrowers' Obligations to the Lenders and the Administrative Agent hereunder are paid and satisfied in full and the Revolving Credit has been terminated (it being understood that the Company shall cause each of its Subsidiaries (or, as the case may be, the Restricted Subsidiaries) to observe and comply in a timely manner with each provision of the covenants in this Section 5 to the extent applicable to such Subsidiary (or, as the case may be, such Restricted Subsidiary)):

                  5.1 Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay, before they become delinquent,

                       (a) all taxes, assessments and governmental charges or levies imposed upon it or upon any such party's Property, and

                       (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, which, if unpaid, would result in the imposition of a Lien upon its Property; provided, however, that the Company and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall at the time be contested in good faith and by appropriate proceedings by such party, and if such party shall have set aside on its books adequate reserves in respect thereof, if so required in accordance with GAAP; which deferment of payment is permissible so long as no Lien has been entered and such party's title to, and its right to use, its Property are not materially adversely affected thereby.

                  5.2 Maintenance of Properties and Corporate Existence.

                       (a) Property. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, maintain its Property in good condition (normal wear and tear and fire and other insured casualty excepted) and make all necessary renewals, replacements, additions, betterments and improvements thereto and will pay and discharge when due the cost of repairs and maintenance to its Property, and will pay all rentals when due for all real estate leased by such parties.

                       (b) Property Insurance. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, maintain and deliver to the Administrative Agent, upon the Administrative Agent's request, evidence of business interruption insurance and insurance on all insurable tangible Property against fire, flood, casualty and such other hazards as may be reasonably acceptable to the Administrative Agent in such amounts, with such deductibles and with such insurers as are customary for companies in the same or similar business located in the same or similar area.

                       (c) General and Products Liability Insurance. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, maintain general liability and products liability insurance in such amounts as is customary for companies in the same or similar businesses located in the same or similar area and shall deliver to the Administrative Agent upon the Administrative Agent's request, evidence of such insurance.

                       (d) Financial Records. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, keep in all material respects current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP. The Borrowers and the Restricted Subsidiaries shall not change their respective fiscal year end dates without the prior written consent of the Administrative Agent.

                       (e) Corporate Existence and Rights. Except for mergers, consolidations and liquidations permitted under this Agreement, the Borrowers shall, and shall cause each of the Restricted Subsidiaries to, do (or cause to be done) all things necessary to preserve and keep in full force and effect their respective existence, good standing, rights and franchises unless any Borrower's or Restricted Subsidiary's failure to do so would not have a Material Adverse Effect.

                       (f) Compliance with Law. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, comply with all laws, ordinances, governmental rules and regulations to which it is subject, and will obtain all licenses, permits, franchises or other governmental authorizations necessary to the ownership of its Property or to the conduct of its businesses, a violation of which or failure to obtain would have a Material Adverse Effect.

                  5.3 Litigation. The Company shall, and shall cause each of its Subsidiaries to, give immediate notice to the Administrative Agent of any litigation or governmental investigation affecting the Company or any of its Subsidiaries except for litigation with potential liability to any such party of less than $5,000,000 or litigation which is fully covered by insurance (exclusive of a deductible not to exceed $5,000,000).

                  5.4 Taxes. Subject to Sections 2.12 and 10.17, the Borrowers shall, and shall cause each of the Restricted Subsidiaries to, pay all taxes (other than bank shares taxes and taxes based upon or measured by any Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Revolving Credit Notes, the Swing Line Note and the Guarantees (as applicable). The obligations of each such party hereunder shall survive the payment of such party's Obligations hereunder and the termination of this Agreement.

                  5.5 Employee Benefit Plans. The Company shall, and shall cause each of its Subsidiaries to, (a) fund all of its Employee Benefit Plans in a manner that will satisfy the minimum funding standards of Section 302 of ERISA (unless failure to do the same would not have a Material Adverse Effect) and will promptly satisfy any accumulated funding deficiency that arises under
Section 302 of ERISA, (b) furnish the Administrative Agent, promptly after the filing of the same, with copies of all reports (with all attachments thereto) required, by statute, regulation, administrative consent or order or similar written understanding, to be filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service ("IRS") with respect to all Employee Benefit Plan(s) to the extent such reports contain information pertaining to events or conditions which would be, or otherwise are, reasonably likely to have a Material Adverse Effect, or reports which any such party, or any member of a Controlled Group of which the Company or any of its Subsidiaries has Knowledge (with respect to any assertions of termination liability under Title IV of ERISA or, withdrawal liability, as defined in ERISA), may receive from the United States Department of Labor, the IRS or the PBGC, with respect to any such Employee Benefit Plan(s), and (c) promptly advise the Administrative Agent of the occurrence of any Reportable Event (as defined in Section 4043 of ERISA) which requires the giving of notice to the PBGC or any Prohibited Transaction, of which the Company or any of its Subsidiaries has Knowledge, with respect to any such Employee Benefit Plan(s) and the action which such party proposes to take with respect thereto. The Company and each of its Subsidiaries will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise the Administrative Agent (i) upon its receipt of notice of the assertion against such party of a claim for withdrawal liability, (ii) upon the Company's Knowledge of the occurrence of any event which would trigger the assertion of a claim for withdrawal liability against the Company or any of its Subsidiaries, or (iii) upon the Company's Knowledge of the occurrence of any event which, to the best of the Company's Knowledge, would, after the date hereof, place the Company or any of its Subsidiaries in a Controlled Group (other than as shown on Schedule 4.11(c) hereto) as a result of which any member (including such party) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

                  5.6 Financial and Business Information. The Borrowers shall deliver to the Administrative Agent and to each of the Lenders the following:

                       (a) Financial Statements and Covenant Reports. Such data, reports, statements and information, financial or otherwise, as the Administrative Agent may reasonably request (except for information for which an attorney/client privilege has been reasonably claimed or asserted by the Company) with sufficient copies for all Lenders, including, without limitation:

                           (i) within forty-five (45) days after the end of each
of the first three quarterly accounting periods in each fiscal year of the Company as at the end of such quarter setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year,
(A) on a consolidated and consolidating basis for the Company and its Subsidiaries (x) a balance sheet and (y) a statement of income, and, (B) on a consolidated basis for the Company and its Subsidiaries a cash flow statement in reasonable detail and certified by the chief financial officer, treasurer or vice president of finance of the Company to have been prepared in accordance with GAAP (without footnotes);

                           (ii) within ninety (90) days after the end of each
fiscal year of the Company as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures as at the end of the previous fiscal year (A) on a consolidated and consolidating basis for the Company and its Subsidiaries, (x) a balance sheet and (y) a statement of income and, (B) on a consolidated basis, for the Company and its Subsidiaries a cash flow statement and a retained earnings statement all in reasonable detail, audited and certified without qualifications, except those which are acceptable to the Administrative Agent, (as to the consolidated statements) by independent public accountants of recognized standing, selected by the Company and satisfactory to the Administrative Agent, to have been prepared in accordance with GAAP, and such independent public accountants shall also certify without qualifications, except those which are acceptable to the Administrative Agent, that in making the examinations necessary to their certification mentioned above they have reviewed the terms of this Agreement and the accounts and conditions of the Borrowers during the accounting period covered by the certificate and that such review did not disclose the existence of any condition or event which constitutes an Event of Default (or if such conditions or events existed, describing them);

                           (iii) within sixty (60) days following the end of
each fiscal year an internally prepared budget of projected expenses and revenues for the current fiscal year; and

                           (iv) promptly following the request of the
Administrative Agent, a copy of each management letter from the independent public accountants which certified the financial statements referred to in clause (ii) above.

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                       (b) Notice of Event of Default. Promptly upon becoming
aware of the existence of any condition or event which constitutes a Default or an Event of Default under this Agreement, a written notice specifying the nature and period of existence thereof and what action the Borrowers are taking (and propose to take) with respect thereto;

                       (c) Notice of Claimed Default. Immediately upon receipt by the Company or any of its Subsidiaries of a notice of default, oral or written, given to such party by any creditor for borrowed money or holding Indebtedness of such party which has an outstanding principal balance in excess of $1,000,000, a copy of such notice (or a written explanation, if given orally) along with an explanation of what action the Company or such Subsidiary is taking (and proposes to take) with respect thereto; and

                       (d) Securities and Other Reports. If and as long as the Company or any of its Subsidiaries is a publicly traded company, promptly upon its becoming available, one copy of each financial statement, report, notice or proxy statement sent by such party to stockholders generally, and a copy of each regular or periodic report, and any registration statement, or prospectus or any other document, in respect thereof filed by such party with any securities exchange or with all federal or state securities and exchange commissions or any successor agency. In addition to the foregoing, the Company shall, promptly upon its becoming available, deliver to the Administrative Agent one copy of each regular or periodic report and any registration statement or prospectus and any other document filed by the Company or any of its Subsidiaries with any securities exchange or with all federal or state securities and exchange commissions or any successor agency.

                  5.7 Officers' Certificates. Along with the set of financial statements delivered to the Administrative Agent at the end of each calendar quarter and fiscal year pursuant to Section 5.6(a) hereof, the Company shall deliver to the Administrative Agent a certificate (in the form of Exhibit D attached hereto and made a part hereof) (the "Quarterly Compliance Certificate") from the chief financial officer, treasurer or vice president of finance of the Company (and as to certificates accompanying the annual statements of the Company, also certified by the Company's independent certified public accountant) in form and substance satisfactory to the Administrative Agent setting forth, to the best of such officer's knowledge after due investigation:

                       (a) Covenant Compliance. The information (including detailed calculations) required in order to establish whether the Borrower is in compliance with the requirements of Sections 5, 6 and 7, as of the end of the period covered by the financial statements then being furnished (and any exhibits appended thereto) under Section 5.6; and

                       (b) Event of Default. That the signer has reviewed the relevant terms of this Agreement and has made (or caused to be made under his supervision) a review of the transactions and conditions of the Company from the beginning of the accounting period covered by the income statements being delivered therewith to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes a Default or an Event of Default or if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or proposes to take with respect thereto.

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

                  5.8 Inspection. So long as the Borrowers are indebted to the Lenders, and subject in all events to the provisions of Section 10.24 hereof, the Borrowers and each of the Restricted Subsidiaries will, on not less than twenty-four (24) hours prior notice, permit any of the Administrative Agent's officers or other representatives (at its own expense, prior to the occurrence of an Event of Default) to visit and inspect during business hours any of the locations of the Borrowers and each of the Restricted Subsidiaries, to examine and audit all of such parties' books of account, records, reports and other papers (to the extent not subject to an attorney-client privilege), to make copies and extracts therefrom and to discuss such parties, affairs, finances and accounts with its officers, employees and independent certified public accountants. Representatives of each Lender may accompany the Administrative Agent during each such inspection and visit. Representatives of any Lender may visit with executive officers of the Company as they may mutually agree.

                  5.9 Tax Returns and Reports. Subject to Section 10.24, at the Administrative Agent's request from time to time, the Borrowers and each of the Restricted Subsidiaries shall immediately furnish the Administrative Agent with copies of the annual federal and state income tax returns of each such party for such years such parties have not been audited and may be subject to audit. The Lenders and the Administrative Agent shall not disclose any such returns or other written financial information to any third party (except as permitted in Section 5.10) without the prior written consent of the Borrowers, or unless required by law or so compelled by order of a court of competent jurisdiction. The Borrowers further agree that if requested by the Administrative Agent, they shall immediately furnish the Administrative Agent with copies of all reports filed with any Governmental Authority or agency, board or commission and shall supply such information with respect to each of the Restricted Subsidiaries which becomes a publicly traded company.

                  5.10 Information to Participants and Assignees. Subject to
Section 10.24 hereof, the Administrative Agent and each Lender may divulge to any actual or prospective participant, assignee or co-lender it may obtain with respect to the Revolving Credit, or any portion thereof, all information, and furnish to such Person copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any of the other Loan Documents. The Administrative Agent and the Lenders shall not divulge the contents of any written financial information to any other Person other than as set forth above without the prior written consent of the Borrowers, or unless required by law or so compelled by an order of a court of competent jurisdiction.

                  5.11 Material Adverse Developments. The Company agrees that immediately upon becoming aware of any development or other information outside the ordinary course of business (excluding matters of a general economic, financial or political nature) which materially and adversely affects its, or any of its Subsidiaries' Property, businesses, prospects, or financial condition, in all cases taken as a whole on a consolidated basis, or such parties, ability to perform under this Agreement or any of the other Loan Documents (as applicable), it shall give to the Administrative Agent telephonic or telegraphic notice specifying the nature of such development or information and such anticipated effect. In addition, such verbal communication shall be confirmed by written notice thereof to the Administrative Agent on the same day such verbal communication is made.

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                  5.12 Additional Parties; Release of Certain Guarantors. (a) In
the event that any Person, other than the Bankruptcy Remote Subsidiary or any Person which is already a Guarantor, becomes a Material Subsidiary of the Borrower after the Effective Date (each such Material Subsidiary referred to herein as an "Additional Party" and collectively as the "Additional Parties"), then, promptly after such Person becomes a Material Subsidiary of the Company (but in any event prior to any capitalization (other than de minimis capitalization) of, or contribution of assets to, such Material Subsidiary by the Company), the Company shall cause such Material Subsidiary to execute and deliver all such agreements, guarantees, suretyship agreements, documents and certificates (including any amendments to the Loan Documents) and do such other acts and things as the Administrative Agent may reasonably request in order to have such Subsidiary guarantee and act as surety for the Obligations and effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the obligations in accordance with the terms of this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, in such event, such Additional Party shall execute and deliver to the Administrative Agent a Guarantee (upon the execution of which, such Additional Party shall become a Guarantor for all of the Obligations and for all purposes hereunder and under the other Loan Documents).

                       (b) Notwithstanding the provisions of Section 5.12(a), if any such Additional Party is organized under the laws of any jurisdiction other than any state of the United States of America, the Company need not cause such Additional Party to become a Guarantor hereunder so long as the Company and/or such other of its Subsidiaries have pledged to the Administrative Agent as collateral for the Obligations and, to the extent required by the Note Purchase Agreement, for the obligations created pursuant thereto, at least 65% of the issued and outstanding Capital Stock of such Additional Party and, together with such Additional Party, have executed such agreements, documents and certificates (including amendments and acknowledgments to any of the Loan Documents), and done such other acts and things as the Administrative Agent may reasonably request in order (i) to effectuate and evidence such pledge, (ii) to confirm that such Additional Party is a Restricted Subsidiary for all purposes hereunder and under the other Loan Documents and (iii) to evidence that the foregoing does not result in an Event of Default and is otherwise in compliance with and does not cause a default under the Note Purchase Agreement. If at any time thereafter, less than 65% of the issued and outstanding Capital Stock of any such Restricted Subsidiary which has not become a Guarantor pursuant to the foregoing provisions of this Section 5.12(b) is pledged to the Administrative Agent, the Company shall cause such Restricted Subsidiary to comply with the provisions of Section 5.12(a) and become a Guarantor hereunder and under the other Loan Documents.

                       (c) At the Company's request, any Guarantor which is organized under the laws of any jurisdiction other than any state of the United States of America shall be released from its Guarantee upon receipt of notice from the Administrative Agent of compliance, to the Administrative Agent's satisfaction, with the requirements of Section 5.12(b) providing for the pledge to the Administrative Agent as collateral for the Obligations of at least 65% of the issued and outstanding Capital Stock of such Guarantor mutatis mutandis as if such Guarantor were an Additional Party as provided in Section 5.12(b).

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

                  5.13 Performance of Obligations. The Borrowers shall, and shall cause each of the Restricted Subsidiaries to, perform in all material respects all of their obligations under the terms of the Accounts Receivable Securitization Documents, the Note Purchase Documents and each other mortgage, indenture, security agreement, other debt instrument and material contract by which it is bound or to which it is a party, except where such nonperformance would not, singly or in the aggregate, have a Material Adverse Effect.

                  5.14 Further Assurances. At any time and from time to time upon the reasonable request of the Administrative Agent, the Borrowers shall, and shall cause each of the Restricted Subsidiaries to, execute and deliver such further documents, instruments and agreements, and do such other acts and things as the Administrative Agent may reasonably request, in order to effect fully the purposes of this Agreement and the other Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Loan Documents.

                  5.15 Evidence of Intercompany Indebtedness. All Indebtedness owing at any time and from time to time from any of the Borrowers to any of the Company's Subsidiaries or any of the Company's Subsidiaries to any of the Borrowers, or to any other such Subsidiary (except for intercompany balances of the type disclosed in Item 1 of Schedule 4.10 due to or from, and among any of, the Borrowers and/or the Restricted Subsidiaries) shall be evidenced by a master promissory note or notes (the "Intercompany Notes"), in form and substance satisfactory to the Administrative Agent. All Intercompany Notes, in the case of any such existing Indebtedness, shall have been executed, or shall contemporaneously herewith be executed by the applicable obligor(s). True and correct copies of all Intercompany Notes (including all amendments, replacements and additions executed from time to time) shall be delivered to the Administrative Agent promptly upon execution thereof accompanied by a certificate executed by an Authorized Officer of the Borrowers' Representative to the effect that such copies are true and correct copies of the original instruments and that all such intercompany Indebtedness is then evidenced by such Intercompany Notes.

                  5.16 Tax Shelter Regulations. Neither the Company nor any of its Subsidiaries intends to treat any Loan made hereunder or other transactions under this Agreement as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event either the Company or any of its Subsidiaries determines to take any action inconsistent with such intention, it will promptly (1) notify the Administrative Agent thereof, and (2) deliver to the Administrative Agent a duly completed copy of IRS Form 8886 or any successor form. If the Company or any of its Subsidiaries so notifies the Administrative Agent, the Company or such Subsidiary acknowledges that the Lenders may treat the Loans as part of a transaction that is subject to Treasury Regulation
Section 301.6112-1 and the Administrative Agent will maintain the lists and other records required by such Treasury Regulation.

         SECTION 6. NEGATIVE COVENANTS.

                  The Borrowers covenant that until all of the Borrowers' obligations hereunder to the Lenders are paid and satisfied in full and the Revolving Credit has been terminated that (it being understood that the Company shall cause each of its Subsidiaries (or, as the case may be, the Restricted Subsidiaries) to observe and comply in a timely manner with each provision of the covenants in this Section 6 to the extent applicable to such Subsidiary (or, as the case may be, such Restricted Subsidiary)):

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                  6.1 Mergers. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, merge or consolidate or otherwise combine with or into any other Person other than the merger of a Subsidiary of the Company into a Restricted Subsidiary (or into another Person which thereby becomes a Restricted Subsidiary to the extent such merger is consummated contemporaneously with and as part of a transaction permitted under Section 6.2) or into one of the Borrowers, or commence a dissolution or liquidation other than a liquidation or dissolution of a Restricted Subsidiary pursuant to which all Property thereof is directly and promptly transferred into one of the Borrowers or another Restricted Subsidiary.

                  6.2 Acquisitions. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, acquire all or a material portion of the stock, securities or other Property of any nature (other than inventory or supplies purchased in the ordinary course of business of the purchaser) of any Person in any transaction or in any series of related transactions or enter into any sale and leaseback transaction except as permitted by Section 6.9, provided, however, that the Borrowers and the Restricted Subsidiaries may consummate any such transaction (a "Permitted Acquisition") only if: (i) no Default or Event of Default hereunder has occurred and is outstanding or would otherwise be caused by, or would exist after giving effect to, the consummation of such acquisition; (ii) the aggregate consideration (exclusive of the working capital needs of the acquired entity) for all such acquisitions in a given year shall not exceed an amount (the "Acquisition Amount") equal to thirty (30%) percent of the prior fiscal year-end Consolidated Net Worth, plus a carryover only into the following year commencing with a carryover from the fiscal year ended March 31, 2004 to the fiscal year ended March 31, 2005, of fifty (50%) percent of the previous year's unused Acquisition Amount, exclusive of any carryover amount from a previous year, (for purposes of calculating the amount to be carried into any other year, the amount of acquisitions in any year shall first be counted against the Acquisition Amount (exclusive of any carryover amount from the previous year)) and, for the avoidance of doubt, the parties acknowledge and agree that the Borrowers shall be entitled to a carryover amount to the fiscal year ended March 31, 2005 of [$33,129,450]; (iii) the aggregate consideration in all acquisitions following the Effective Date until termination of the Revolving Credit shall not exceed forty (40%) percent of the Consolidated Net Worth as of the end of the year immediately preceding the year of determination; (iv) the acquiring Person must acquire, in the case of a stock acquisition, at least 80% of the issued and outstanding Capital Stock of the Person being acquired (provided, however, that if the acquiring Person acquires less than 100% of the issued and outstanding Capital Stock of the acquired Person, the owners of the unacquired shares must be bound by a shareholders agreement reasonably satisfactory to the Administrative Agent which shall include, at a minimum, "drag along" rights in respect of such minority shares); (v) the Borrowers and the Restricted Subsidiaries shall not assume any new contingent liabilities which would cause, or be reasonably likely to cause, a Material Adverse Effect; (vi) the business of the acquired entity shall be generally similar to the lines of business of the Borrowers and the Guarantors; (vii) any Person acquired by the Company (and becoming a Material Subsidiary) shall comply with the provisions of Section 5.12; (viii) the Administrative Agent shall have received a satisfactory certificate (substantially in the form of Exhibit E attached hereto and made part hereof) prepared and signed by the chief financial officer or vice president of finance of the Company showing the cost of acquiring the applicable Person exclusive of amounts attributable to the working capital requirements of


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such Person and (after taking into effect the proposed acquisition) pro forma covenant compliance with the financial covenants set forth in Section 7 herein immediately following the applicable acquisition and projected compliance with such covenants for no fewer than the next four (4) succeeding fiscal quarters of the Company, setting forth in reasonable detail the calculations used in presenting such costs and projections and with such supporting information as may be reasonably requested by the Administrative Agent; and (ix) the Administrative Agent shall have received a satisfactory officer's certificate from an Authorized Officer of the Borrowers' Representative to the effect that the conditions set forth in clauses (i) through (viii) have been satisfied as of the date of the acquisition.

                  6.3 Liens and Encumbrances. (a) Except as provided in the Note Purchase Agreement, the Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to: (i) execute a negative pledge agreement with any Person covering any of its Property, or (ii) create or cause or authorize or agree or consent to cause or permit, assume or suffer to exist or remain in effect (upon the happening of a contingency or otherwise), its Property, whether now owned or hereafter acquired, to be subject to a Lien or be subject to any claim except for the following (the "Permitted Liens"):

                       (1) Liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like Persons, or Liens evidencing consignment or bailment arrangements with any of the Borrowers or the Restricted Subsidiaries as consignee or bailee, provided the payment thereof is not at the time required by Section 5.1;

                       (2) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws and in connection with leases or trade contracts;

                       (3) Purchase money security interests (attaching solely to the fixed asset purchased and securing only the obligation incurred to finance such purchase) from any of the Borrowers or the Restricted Subsidiaries to Persons providing financing for permitted Consolidated Capital Expenditures provided that each such financing obligation incurred by one of the Borrowers shall not exceed the lesser of (A) cost or (B) appraised fair market value;

                       (4) Existing Liens described on Schedule 4.4 hereto;

                       (5) Liens (other than on Accounts and/or Inventory) deemed to be assumed or taken subject to by any of the Borrowers or the Restricted Subsidiaries in connection with Permitted Acquisitions on Property of the acquired entity as of the date of the Permitted Acquisition;

                       (6) Liens which are not otherwise permitted pursuant to this Section, securing Indebtedness not exceeding $1,000,000 in the aggregate outstanding at any one time;

                       (7) Trademark license agreements under which any of the Borrowers or the Restricted Subsidiaries, as licensee, is prohibited from granting a security interest in such licenses or in inventory with the licensed mark to be sold by any of the Borrowers or the Restricted Subsidiaries provided, that at no time shall the value of all licensed inventory exceed the lesser of
(i) twenty (20%) percent of the total value of any Borrower's or Restricted Subsidiary's Inventory or (ii) $20,000,000 and, provided, further, that such restriction on the granting of a security interest contained in any such license shall only extend to cover the subject license agreement and the licensed inventory and that in no event shall such lien restriction apply to the proceeds of any licensed inventory generated from time to time, including, without limitation, any Accounts generated from the sale of such licensed inventory; and

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                       (8) Liens in connection with Asset Sales permitted under
Section 6.12(b)(v).

                       (b) If the Company or any of its Subsidiaries shall create or assume any Lien upon any of its Property or income or profits therefrom, other than Liens permitted under this Section 6.3, and without having such provisions be deemed for any purpose to represent a consent by any Lender or Lenders to such Lien, it shall make or cause to be made effective provisions whereby the obligations will be secured by such Lien equally and ratably with any and all other indebtedness secured thereby.

                  6.4 Transactions With Affiliates or Subsidiaries. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, enter into any transaction of any kind or nature with any Affiliate, including, without limitation, the purchase, sale, transfer or exchange of Property, or the loaning or giving of funds to any Affiliate or any Subsidiary, excepting (a) sales of Property (including the sale of receivables and related accounts to the Bankruptcy Remote Subsidiary) and/or services and co-licensing or co-marketing arrangements or agreements pursuant to the reasonable requirements of any Borrower's or Restricted Subsidiary's business and upon terms substantially the same and no less favorable to such party as it would obtain in a comparable arm's length transaction with any Person not an Affiliate, and so long as such transaction is not otherwise prohibited hereunder, (b) loans and transfers of Property by any Borrower to any Restricted Subsidiary and loans and transfers of Property by any Restricted Subsidiary to any Borrower or other Restricted Subsidiary, (c) loans by any Borrower or Restricted Subsidiary to any of the Company's Subsidiaries (other than a Borrower or Restricted Subsidiary) after the date hereof in an aggregate amount as to all such loans under this clause (c) not to exceed $20,000,000 at any time outstanding in the aggregate after the Effective Date, provided, however, that a loan may be made by a Borrower or a Restricted Subsidiary to any of the Company's Subsidiaries (other than a Borrower or Restricted Subsidiary) which, when aggregated with all then outstanding loans referenced in this clause (c), would exceed $20,000,000 so long as the recipient of such loan unconditionally guarantees and becomes surety for all of the Borrowers' Obligations on terms and conditions and under a written guaranty satisfactory to the Administrative Agent within sixty (60) days of the funding of such loan, (d) the de minimis transfer by a Borrower or Restricted Subsidiary of its Property to any of the Company's Subsidiaries and (e) transactions expressly permitted pursuant to Sections 6.5,
6.6 and 6.7(k) hereof and payment of compensation in the ordinary course.

                  6.5 Guarantees. Excepting (a) the endorsement in the ordinary course of business of negotiable instruments for deposit or collection, (b) the Guarantees, (c) guarantees by any Borrower or Restricted Subsidiary of operating leases of any Subsidiary entered into in the ordinary course of business, (d) indemnification obligations to directors and officers under applicable law or set forth in the certificate of incorporation and/or by-laws of the Company or any of its Subsidiaries, (e) guarantees by any Borrower or Restricted Subsidiary for the Indebtedness of any Borrower or Restricted Subsidiary, (f) additional guarantees by any Borrower and/or Restricted Subsidiary for the Indebtedness of any Person which, together with Indebtedness permitted under Section 6.11(b)(iv) below shall not exceed $20,000,000 at any one time outstanding, and (g) guaranties issued in connection with the Accounts Receivable Securitization, the Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, become or be liable in any manner, directly or indirectly, primarily or secondarily, whether as guarantor, surety, accommodation maker, or otherwise for the existing or future, matured or contingent indebtedness or obligations of any kind or nature of any Person.

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                  6.6 Dividends and Redemptions. (a) The Company shall not, nor shall it cause or permit any of its Subsidiaries (other than the Bankruptcy Remote Subsidiary) to, directly or indirectly: declare, pay, authorize or make any form of dividend (except for stock dividends or stock splits) or return any capital, in cash or property, to its shareholders, their successors or assigns or repurchase, redeem or retire any of the Capital Stock of the Company, except
(A) as expressly permitted by Section 6.1 hereof, (B) dividends payable to the Company or any Restricted Subsidiary by any Subsidiary of the Company, and (C) if, after giving effect to such dividend, distribution to shareholders, repurchase, redemption or retirement the Company is in compliance with Section 7.2.

                       (b) Notwithstanding the provisions of paragraph (a) above, (i) dividends or redemptions, etc. otherwise permitted as set forth above shall not be made so long as any Default or Event of Default is then outstanding or would be outstanding after taking into effect such dividend, redemption or setting aside of funds, and (ii) no dividend may be declared or paid or redemption made if the Borrowers are not then in compliance with the covenants set forth in Sections 5.6 and 5.7.

                  6.7 Loans and Investments. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, make or have outstanding Investments in, any Person, other than (a) Investments in commercial paper maturing in one (1) year or less from the date of issuance rated at the time of purchase either A-1 by S&P, P-1 by Moody's or other similar nationally recognized credit rating agency of similar standing; (b) Investments in direct obligations of the United States of America, or any agency or instrumentality thereof, maturing in five (5) years or less from the date of acquisition thereof; (c) Investments in certificates of deposit maturing within one (1) year from the date of origin issued by, or money market funds on deposit with, a Lender; (d) Investments in repurchase agreements secured by direct obligations of the United States of America, or any agency thereof, maturing in twelve (12) months or less and having a market value at the time such repurchase agreement is entered into at least equal to the amount of the repurchase obligations thereunder, entered into with a Lender, (e) loans and guarantees permitted under Sections 6.4 and 6.5 above, (f) Investments which are Permitted Acquisitions,
(g) by any Borrower or Restricted Subsidiary as permitted under Sections 6.2,
(h) Investments in any Restricted Subsidiary and Investments in any other Subsidiary of the Company as such Investments existed as of the Effective Date,
(i) permitted Investments in connection with Asset Sales permitted pursuant to
Section 6.12(b)(i)(C) and Investments resulting from Asset Sales permitted pursuant to Section 6.12(b)(v), (j) other Investments not to exceed $5,000,000 in the aggregate outstanding at any one time, (k) loans to its employees or directors made by any Borrower or Restricted Subsidiary for the purpose of enabling such employees or directors to exercise stock options up to an aggregate loan balance of $7,500,000 at any time outstanding (as to all loans permitted under this clause (k)), and (l) Investments in the Bankruptcy Remote Subsidiary from the sale of Assets to the Bankruptcy Remote Subsidiary as part of the Accounts Receivable Securitization.

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                  6.8 Amendment or Waivers of Certain Documents. (a) The
Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, amend, modify, supplement or otherwise change the terms of their respective certificates of incorporation or bylaws or any agreement entered into by any of the Borrowers or the Restricted Subsidiaries with respect to its respective Capital Stock (other than any amendment, modification, supplement or change which individually, or together with all amendments, modifications, waivers or changes made, would not be adverse to the Borrowers and the Restricted Subsidiaries taken as a whole, the Administrative Agent or the Lenders) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

                       (b) The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, amend, modify, supplement or otherwise change, or waive compliance with or consent to a departure from, any of the terms or provisions of any Existing Debt of the Company, or any other material agreement, including, without limitation, the Accounts Receivable Securitization Documents, of any of the Borrowers or the Restricted Subsidiaries (other than any amendments, modifications, supplements, changes, waivers and consents which individually, or together with all other amendments, modifications, supplements, changes, waivers and consents made, would not be adverse to any of the Borrowers or the Restricted Subsidiaries, the Administrative Agent or the Lenders) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

                       (c) Neither the Company nor any Subsidiary shall enter into, suffer to exist or become or remain subject to any agreement or instrument to which any such Person is a party or by which any such Person or its Property may be subject or bound, except for the Loan Documents, that would prohibit or restrict in any manner, directly or indirectly, or require the consent of any Person to, any amendment to, or waiver or consent to departure from the terms of, any of the Loan Documents.

                  6.9 Sale and Lease-Backs. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, directly or indirectly, become or thereafter remain liable as lessee or as guarantor or surety with respect to the lessee's obligations under any lease, whether an operating lease or a capital lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, (i) which any of the Borrowers or the Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which any of the Borrowers or the Restricted Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by any such Borrower or Restricted Subsidiary to any Person in connection with such lease, if in the case of clause (i) or (ii) above, such sale and such lease are part of the same transaction or a series of related transactions or such sale and such lease occur within one (1) year of each other or are with the same other Person, provided, however, that notwithstanding the limitations of this Section 6.9, Cleo Inc may enter such as a sale and lease-back transaction with respect to the Real Property located at 4025 Viscount, Memphis, Tennessee.

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                  6.10 Business Conducted. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the Effective Date, or engage in business or lines of business which are not reasonably and substantially related thereto.

                  6.11 Indebtedness. The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to (a) make any prepayments of any nature whatsoever (or deposit money or other Property for the purpose thereof) on any existing or future long-term Indebtedness to any Person except
(x) the conversion of Indebtedness to equity so long as the entire amount of the portion of the Indebtedness so prepaid is so converted and (y) required prepayments of the Indebtedness incurred under the Note Purchase Documents and prepayments of such Indebtedness in the event of a Change of Control (as defined in the Note Purchase Agreement) or (b) hereafter incur or be or become liable for Indebtedness except for (i) Indebtedness to the Lenders pursuant to this Agreement, (ii) purchase money financing supported by Liens permitted pursuant to Sections 6.3(a)(3) or 6.3(a)(5) above and Indebtedness secured by the existing Liens described in Section 6.3(a)(4), (iii) Indebtedness permitted under Section 6.4(b), and (iv) additional Indebtedness in an aggregate principal amount, together with all obligations described in Section 6.5(f) herein, not exceeding $20,000,000 at any one time outstanding, provided that Indebtedness of Restricted Subsidiaries which are not Guarantors incurred other than to one or more of the Borrowers or the Restricted Subsidiaries shall not exceed an aggregate principal amount of $10,000,000 at any one time outstanding.

                  6.12 Restrictions on Fundamental Changes; Asset Sales. The Borrowers shall not, nor shall they cause or permit any of the Company's Subsidiaries to, (a) materially alter its corporate, partnership, capital or legal structure other than alterations of the structure of (i) Restricted Subsidiaries as permitted in Sections 6.1, 6.2, 6.9 and 6.12(a) above, (ii) any Subsidiaries which are not Restricted Subsidiaries so long as (A) such alteration would not give rise to a Material Adverse Effect and (B) no Default or Event of Default has occurred or is continuing or would occur after taking into effect such alteration or (b) make or effect any Asset Sale excepting (i) Asset Sales made (A) at a time when no Default of Event or Default is outstanding hereunder or would be outstanding after taking into effect such Asset Sale, (B) the consideration received shall be an amount at least substantially equal to the fair market value of the Property which is the subject of the Asset Sale, as certified to the Administrative Agent by the Company's chief financial officer or vice president of finance; (C) at least 50% of the consideration received therefrom shall be cash; (D) such Asset Sales are not to an Affiliate of the seller; and (E) the assets sold in all transactions permitted hereby after the Effective Date (exclusive of the transaction referred to in the proviso of Section 6.9) shall have an aggregate book value of not more than $17,500,000; (ii) transactions permitted under Section 6.1, 6.2 or Section
6.4 above; (iii) the Company and any of its Subsidiaries may from time to time abandon any personal Property of the Company or such Subsidiary which is not the business of the Company or such Subsidiary and cannot be sold; (iv) at a time when no Default or Event of Default is outstanding hereunder or would be outstanding after taking into effect such Asset Sale, sales of minority interests of Capital Stock of any Subsidiary of the Company (other than a Restricted Subsidiary) to any employees thereof; (v) Asset Sales in connection with the Accounts Receivable Securitization; and (vi) sales or transfers of accounts receivable of the Company or any of its Subsidiaries made in connection


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with any agreement, including but not limited to credit insurance, that seeks to limit the risk of default by or bankruptcy of any customer of the Company or any of its Subsidiaries on any such accounts receivable owed to the Company or any of its Subsidiaries for merchandise delivered or services rendered by the Company or any of its Subsidiaries to such customer; provided that (A) no Default or Event of Default has occurred and is continuing at the time of such sale or transfer and (B) the consideration received for such accounts receivable shall be an amount at least substantially equal to the fair market value of the accounts receivable which is the subject of the Asset Sale, as certified to the Administrative Agent by the Company's chief financial officer or vice president of finance.

                  6.13 Agreements Regarding Dividends. No Borrower or Restricted Subsidiary shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (whether arising by operation of law, by agreement, by its articles or certificate of incorporation, bylaws or other constituent documents of such Person, or otherwise) on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distribution on any of such Subsidiary's Capital Stock owned by the Company or any other Subsidiary of the Company, (ii) make loans or advances to, or guarantee any Indebtedness or any other obligation of, the Company or any other Subsidiary of the Company or (iii) transfer any of its Property to the Company or any other Subsidiary of the Company, except restrictions pursuant to (A) the Loan Documents, (B) applicable law, (C) the Accounts Receivable Securitization Documents and (D) the Note Purchase Agreement.

                  6.14 Miscellaneous Covenants.

                       (a) The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, become or be a party to any Hedge Agreement entered into purely for speculative purposes or to any contract or agreement which materially impairs such party's ability to perform under this Agreement, or under any other instrument, agreement or document to which such Borrower or Restricted Guaranty is a party or by which it is or may be bound.

                       (b) The Borrowers shall not, nor shall they cause or permit any of the Restricted Subsidiaries to, carry or purchase any "margin security" within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II except in accordance with such Regulations.

                       (c) The Company and its Subsidiaries and their respective Affiliates and agents shall not knowingly (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making of or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Company shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent, on its own behalf or on behalf of any Lender, in its sole discretion, confirming the Company's compliance with this Section 6.14(c).

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         SECTION 7. FINANCIAL COVENANTS.

                  The Company shall comply with the following financial covenants (each to be measured as of the end of each of the Company's fiscal quarters during the applicable respective measurement periods:

                  7.1 Fixed Charge Coverage Ratio. The Company shall have and maintain a Fixed Charge Coverage Ratio of not less than 1.50 to 1 (measured on a rolling four quarter basis).

                  7.2 Minimum Consolidated Net Worth. The Company shall have and maintain a minimum Consolidated Net Worth of not less than $220,972,000 as of December 31, 2003. For the subsequent fiscal quarter ending March 31, 2004, the Company shall have and maintain a minimum Consolidated Net Worth of not less than $220,972,000 plus an amount equal to fifty (50%) percent of the Company's Consolidated Net Income for the fiscal quarter ending March 31, 2004 (with no adjustment for losses). For each subsequent fiscal quarter thereafter, the Company shall maintain, minimum Consolidated Net Worth in an amount not less than the sum of the preceding fiscal year-end's minimum Consolidated Net Worth requirement plus an amount equal to fifty (50%) percent of the Company's current year-to-date Consolidated Net Income through the end of such fiscal quarter (with no adjustment for losses).

                  7.3 Ratio of Consolidated Funded Debt to Consolidated Capitalization. The Company shall have and maintain at all times from and after the Effective Date a ratio of Consolidated Funded Debt to Consolidated Capitalization equal to or less than .50 to 1.

                  7.4 Consolidated Capital Expenditures. The Company shall not incur Consolidated Capital Expenditures during any consecutive four fiscal quarter period in excess of $20,000,000 (measured on a rolling four quarter basis).

         SECTION 8. DEFAULT

                  8.1 Events of Default. Each of the following events shall constitute an event of default (an "Event of Default"):

                       (a) Payments. The Borrowers fail to make any payment of principal or interest under the Revolving Credit on its due date; or

                       (b) Other Charges. The Borrowers fail to pay any other charges, fees, Expenses or other monetary obligations owing to any Lender or the Administrative Agent or the Fronting Lender arising out of or incurred in connection with this Agreement when such payment is due and payable and such breach is not cured within five (5) days of the Borrowers' receipt of notice from the Administrative Agent of such breach; or

                       (c) Particular Covenant Defaults. The Borrowers fail to perform or observe any covenant or undertaking contained in this Agreement, (other than with respect to the covenants contained in Sections 5.7(b), 6.1 through 6.15 and Sections 7.1 through 7.4 inclusive, as to which no notice and cure period shall be applicable), and such breach is not cured within fifteen
(15) days of the Borrowers' receipt of notice thereof from the Administrative Agent, or if such breach could not be cured by the Borrowers due to circumstances beyond the Borrowers' control within such fifteen (15) day period, for such longer period as may be necessary for the Borrowers to cure such default (in no event to exceed a total of thirty (30) days from any such notice) so long as the Borrowers are diligently taking all necessary steps to cure any such default(s); or

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                       (d) Financial Information. Any statement, report,
financial statement, or certificate made and delivered by the Borrowers or any of their respective officers, employees or agents, to the Administrative Agent or any Lender, is not true and correct, in all material respects, when made (provided, however, that an Event of Default shall not be deemed to have occurred hereunder because interim financial statements are subject to normal and recurring year end adjustments in the ordinary course); or

                       (e) Uninsured Loss. There shall occur any uninsured damage to or loss, theft, or destruction of any portion of any Property of any of the Borrowers or the Restricted Subsidiaries in excess of $5,000,000; or

                       (f) Warranties or Representations. Any warranty, representation or other statement by or on behalf of any of the Borrowers or the Restricted Subsidiaries contained in or pursuant to this Agreement, or in any of the Loan Documents or in any other existing or future agreement between the Company and/or any of the Company's Subsidiaries, on the one hand, and the Administrative Agent and/or any one or more of the Lenders, on the other hand, is false, erroneous, or misleading in any material respect when made; or

                       (g) Agreements with Others. Any of the Borrowers or the Restricted Subsidiaries shall (i) default beyond any grace period under any agreement(s) with any creditor(s) of any such Borrower or Restricted Subsidiary or holder(s) of Indebtedness from any such Borrower or Restricted Subsidiary which has an aggregate outstanding principal balance of $1,000,000, if the effect of such default is to cause or enable the holder(s) of such party's obligations to declare any such obligation of such party to become due (whether or not actually accelerated) prior to its maturity date or prior to its regularly scheduled date of payment or (ii) fail to pay any Indebtedness at final maturity; or

                       (h) Other Agreements with Lenders. Any of the Borrowers or the Restricted Subsidiaries materially breaches or violates the terms of, or if a default (subject to any cure periods contained therein) or an Event of Default occurs under any other existing or future agreement (related or unrelated) between any of the Borrowers and/or Restricted Subsidiaries, on the one hand, and the Administrative Agent and/or any or all of the Lenders, on the other hand; or

                       (i) Judgments. Any final, non-appealable judgment for the payment of $5,000,000 or more or final, non-appealable judgments aggregating $5,000,000 or more (not acknowledged, in writing, by the applicable Borrower's or Restricted Subsidiary's insurance company as unconditionally covered by insurance or not stayed within five (5) days of entry) shall be rendered by a court of competent jurisdiction against any of the Borrowers or the Restricted Subsidiaries; or

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                       (j) Assignment for Benefit of Creditors, etc. Any of the
Borrowers or the Restricted Subsidiaries makes or proposes an assignment for the benefit of creditors generally or offers a composition or extension to creditors; or

                       (k) Bankruptcy, Dissolution, etc. Any action is taken for the dissolution or liquidation of any of the Borrowers or the Restricted Subsidiaries not otherwise permitted hereunder, or if there shall be commenced any case or proceeding for reorganization or liquidation of any of Borrower's or Restricted Subsidiary's debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against such party, provided that as to any such action or proceeding commenced against any Borrower or Restricted Subsidiary, such Borrower or Restricted Subsidiary shall have forty-five (45) days to have such action or proceeding dismissed, it being understood that prior to such dismissal, the Lenders and the Administrative Agent shall not be obligated to make Advances to or for the benefit of the Borrowers; or

                       (l) Receiver. There shall be appointed a receiver, liquidator, custodian, trustee or similar official or fiduciary for (i) any Borrower or Restricted Subsidiary, (ii) a substantial part of any Borrower's or Restricted Subsidiary's Property or (iii) for such part of the Property of any Borrower or Restricted Subsidiary, such control over which would give rise to a Material Adverse Effect; or

                       (m) Execution Process, etc. There shall be issued any execution or distraint process against any Borrower or Restricted Subsidiary, or any Property of any Borrower or Restricted Subsidiary, which execution is not released, stayed or dismissed within fifteen (15) days of its entry, it being understood that nothing herein shall in any way impair the Administrative Agent's and the Lenders' rights to immediately effect an offset against any asset of any Borrower or Restricted Subsidiary; or

                       (n) Termination of Business. Any Borrower or Restricted Subsidiary ceases any material portion of its respective business operations as presently conducted unless, in the case of a Restricted Subsidiary, such Restricted Subsidiary immediately merges into or consolidates with or is dissolved or liquidated into a Borrower or another Restricted Subsidiary; or

                       (o) Pension Benefits, etc. Any Borrower or Restricted Subsidiary fails to comply with ERISA so that grounds exist to permit the appointment of a trustee under ERISA to administer such Borrower's or Restricted Subsidiary's employee plans or to allow the Pension Benefit Guaranty Corporation to institute proceedings to appoint a trustee to administer such plan(s), or to permit the entry of a Lien to secure any deficiency or claim; or

                       (p) Transfer of Stock. The Company shall not be the owner (directly or indirectly) of at least 100% of all of the issued and outstanding voting stock of each other Borrower and Restricted Subsidiary (or 80% in the case of Restricted Subsidiaries formed in connection with Permitted Acquisitions), provided, however, that the foregoing shall not prohibit mergers, dissolutions or stock dividends expressly permitted by Sections 6.1 or 6.4 hereof; or

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                       (q) Investigations. Evidence shall be received by the
Administrative Agent or any Lender that any Borrower or Restricted Subsidiary is or has been engaged in any type of activity which, in the Administrative Agent's reasonable judgment, could result in the forfeiture of Property of any Borrower or Restricted Subsidiary to any Governmental Authority other than a forfeiture under Environmental Laws or products liability law which would not give rise to a Material Adverse Effect; or

                       (r) Guarantees. Any Guarantee ceases to be effective or any Guarantor disclaims liability under such Guarantee or attempts to revoke or otherwise terminate its respective Guarantee for any reason and to any extent, except to the extent of a merger, consolidation or liquidation permitted hereunder; or

                       (s) Change of Control. There shall occur any Change of Control.

                  8.2 Rights and Remedies on Default.

                       (a) Upon the occurrence of a Default or an Event of Default, the Administrative Agent may, in its discretion, or shall, upon the direction of the Majority Lenders, withhold or cease making Advances under the Revolving Credit.

                       (b) In addition to all other rights, options and remedies granted or available to the Administrative Agent under this Agreement or the other Loan Documents (each of which is also then exercisable by the Administrative Agent), the Administrative Agent may, in its discretion, or shall, upon the direction of Majority Lenders, upon the occurrence and during the continuance of an Event of Default, terminate the Revolving Credit, accelerate the Obligations (other than any Obligations under any Hedge Agreement which may be accelerated only by the Lender which is a party thereto pursuant to the terms of such Hedge Agreement) and exercise any rights and remedies available hereunder or under any of the other Loan Documents, at law or in equity to enforce the Lenders, and the Administrative Agent's rights and collect the obligations, all without demand, notice, presentment or protest or further action of any kind (it also being understood that the occurrence of any of the events or conditions set forth in subparagraphs (j), (k) or (1) of Section 8.1 above shall automatically cause an acceleration of the Obligations). Nevertheless, if at any time within sixty (60) days after acceleration of the Obligations, (i) the Borrowers shall pay all accrued and unpaid interest and all payments on account of the principal Obligations, which shall have become due otherwise than by acceleration (with interest, to the extent permitted by law, on overdue interest, at the Alternate Base Rate) and all other fees or Expenses then owed hereunder and (ii) all Defaults and Events of Default (other than non-payment of principal of and accrued interest on the Advances and the Revolving Credit Notes due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 9.15, then the Majority Lenders, by written notice to the Borrowers, may (in their absolute and sole discretion) rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right consequent thereto. The provisions of the immediately preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Lenders and are not intended in any manner or under any circumstances whatsoever to benefit the Borrowers or any of the Guarantors and do not grant in any manner or under any circumstances whatsoever any Borrower or Guarantor the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

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                       (c) Upon the occurrence and during the continuance of an
Event of Default and in addition to all other rights and remedies available to the Administrative Agent, the Borrowers shall, upon demand of the Administrative Agent, be obligated to deliver to the Administrative Agent, on behalf of all Lenders, cash in the amount of all outstanding Letters of Credit which cash shall be held by the Administrative Agent in an account subject to its control and applied from time to time to reimburse any draws made under such Letters of Credit until all Letters of Credit have expired or been terminated and all Obligations have been satisfied at which time any balance remaining shall be returned to the Borrowers.

                  8.3 Nature of Remedies. All rights and remedies granted the Administrative Agent and/or the Lenders hereunder and under any of the other Loan Documents, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Administrative Agent and/or the Lenders may proceed with any number of remedies at the same time until all Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and the Administrative Agent, upon the occurrence of an Event of Default, may proceed against the Borrowers, at any time, under any agreement, document or instrument, with any available remedy and in any order.

                  8.4 Set-Off. If any bank account of any Borrower with the Administrative Agent, any Lender or any participant is attached or otherwise liened or levied upon by any third party, the Administrative Agent and/or such Lender (and/or any participant) need not await the running of any applicable grace period hereunder, but the Administrative Agent and/or such Lender (and/or such participant) as agent for the Lenders and the Administrative Agent shall have and be deemed to have the immediate right of set-off and may apply the funds or amount thus set-off against any of the Obligations. Any such funds shall be held for the ratable benefit of all Lenders and shall be remitted to the Administrative Agent for distribution to all Lenders in accordance with each Lender's Pro Rata Percentage (subject to such sharing agreements as the Administrative Agent may reasonably determine to effectuate the terms of this Agreement).

         SECTION 9. THE ADMINISTRATIVE AGENT.

                  9.1 Appointment and Authorization. Each Lender, and each subsequent holder of any of the Revolving Credit Notes by its acceptance thereof, hereby irrevocably appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent will handle all transactions relating to the Revolving Credit and all other Obligations, including without limitation, all transactions with respect to Letters of Credit, this Agreement, and all of the other Loan Documents, in accordance with its usual banking practices. The Borrowers are hereby authorized by the Lenders to deal solely with the Administrative Agent in all transactions which affect the Lenders under this Agreement and the Loan Documents. The rights, privileges and remedies accorded to the Administrative Agent hereunder shall be exercised by the Administrative Agent on behalf of all of the Lenders.

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                  9.2 General Immunity. In performing its duties as the
Administrative Agent hereunder, the Administrative Agent will take the same care as it takes in connection with loans in which it alone is interested, using reasonable and prudent banking practices. However, neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith except as such actions or omissions are caused from its or their own gross negligence or willful misconduct unless such action was taken or omitted to be taken by the Administrative Agent at the direction of the Majority Lenders.

                  9.3 Consultation with Counsel. The Administrative Agent may consult with legal counsel and other experts selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

                  9.4 Documents. The Administrative Agent shall not be under a duty to examine into or pass upon the effectiveness, genuineness or validity of this Agreement or any of the Revolving Credit Notes or any of the other Loan Documents, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be. In addition, the Administrative Agent shall not be liable for failing to make any inquiry concerning the accuracy, performance or observance of any of the terms, provisions or conditions of such instrument, document or agreement. The Administrative Agent shall furnish to the Lenders copies of all notices and other documents (including financial statements) received from the Borrowers hereunder.

                  9.5 Rights as a Lender. With respect to its Pro Rata Share of the Revolving Credit, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Administrative Agent in its capacity as a Lender. Subject to the provisions of this Agreement, the Administrative Agent and any Lender may accept deposits from, lend money to and generally engage in any kind of banking or trust business with the Company and any of its Affiliates and Subsidiaries as if it were not the Administrative Agent.

                  9.6 Responsibility of the Administrative Agent. It is expressly understood and agreed that the obligations of the Administrative Agent hereunder are only those expressly set forth in this Agreement and that the Administrative Agent shall be entitled to assume that no Event of Default, and no event that, with notice, or lapse of time or both would, if unremedied, constitute an Event of Default, has occurred and is continuing, unless the Administrative Agent has actual knowledge of such fact. Except to the extent the Administrative Agent is required by the Lenders pursuant to the express terms hereof to take a specific action, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may he able to take under or in respect of, this Agreement and the Loan Documents. The Administrative Agent shall incur no liability under or in respect of this Agreement and the other Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances. It is agreed among the Administrative Agent and the Lenders that the Administrative Agent shall have no responsibility to carry out audits or otherwise examine the books and records or properties of the Company or any of the Company's Subsidiaries, except as the Administrative Agent in its sole discretion deems appropriate or


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unless directed to do so by the Majority Lenders. The relationship between the
Administrative Agent and each Lender is and shall be that of agent and principal only and nothing herein shall be construed to constitute the Administrative Agent a joint venturer with any Lender, a trustee or fiduciary for any of the Lenders or for the holder of a participation herein nor impose on the Administrative Agent duties and obligations other than those set forth herein. Nothing contained in this Section 9.6 is intended to relieve the Administrative Agent from liability for its gross negligence or its willful misconduct unless any act, omission or conduct of the Administrative Agent is or has been directed by the Majority Lenders.

                  9.7 Collections and Disbursements.

                       (a) The Administrative Agent will have the right to collect and receive all payments of the Obligations, and to collect and receive all reimbursements for draws made under the Letters of Credit, together with all fees, charges or other amounts due under this Agreement and the Loan Documents, and the Administrative Agent will remit to each Lender, according to its Pro Rata Percentage, all such payments actually received by the Administrative Agent (subject to any required clearance procedures) on the same Business Day of receipt thereof (provided such payments shall have been received by the Administrative Agent prior to 1:00 p.m., Philadelphia time, on such Business
Day) otherwise on the next Business Day.

                       (b) If any such payment received by the Administrative Agent is rescinded or otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from the Administrative Agent promptly pay over to the Administrative Agent its Pro Rata Percentage of the amount so rescinded or returned, together with interest and other fees thereon if also required to be rescinded or returned.

                       (c) On the same Business Day on which notice is given to the Lenders by the Administrative Agent (or on the next following Business Day if such notice is not given by the Administrative Agent prior to 1:00 p.m., Philadelphia time) with respect to any payment which has been made on account of any Letter of Credit, which notice shall state the date and amount of such payment, each Lender (other than the Fronting Lender) shall remit to the Fronting Lender its Pro Rata Percentage of the payment in respect of such Letter of Credit. The obligations of the Lenders hereunder are unconditional, not subject to setoff and irrevocable and may not be terminated at any time.

                       (d) All payments by the Administrative Agent and the Lenders to each other hereunder shall be in lawful money of the United States of America and at all times maintain proper books of account and records reflecting the interest of each Lender in the Revolving Credit and the Letters of Credit, in a manner customary to the Administrative Agent's keeping of such records, which books and records shall be available for inspection by each Lender at reasonable times during normal business hours, at such Lender's sole expense. The Administrative Agent may treat the payees of any Revolving Credit Note as the holder thereof until written notice of the transfer thereof shall have been received by the Administrative Agent.

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                       (e) The Lenders and any subsequent holder by acceptance
of a Revolving Credit Note agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of principal of or interest on the Revolving Credit Notes and amounts payable in respect of any fees or commissions hereunder, equitable adjustment will be made so that, in effect, all such amounts will be shared among the Lenders pro rata based on their respective Pro Rata Share of the Obligations with respect to which such payment was received, whether received by voluntary payment, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Revolving Credit Notes, (ii) if any of them shall exercise any right of counterclaim, setoff, banker's lien or similar right with respect to amounts owed by the Borrower or any Guarantor hereunder or under the Revolving Credit Notes that Lender or holder, as the case may be, shall apportion the amount recovered as a result of the exercise of such right pro rata in accordance with each Lender's Pro Rata Percentage, and (iii) if any of them shall thereby through the exercise of any right of counterclaim, setoff, banker's lien or otherwise or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or rejection of a proportion of the aggregate amount of principal and interest due with respect to the Revolving Credit Notes held by a Lender or holder, or any other amount payable hereunder which is greater than the proportion received by any other holder of the Revolving Credit Notes in respect of the aggregate amount of principal and interest due with respect to the Revolving Credit Notes held by it or any other amount payable hereunder that Lender or that holder of the Revolving Credit Notes receiving such proportionately greater payments shall (y) notify each other Lender and the Administrative Agent of such receipt and (z) purchase for cash, without recourse or warranty, participations (which it shall be deemed to have done simultaneously upon the receipt of such payment) in the Revolving Credit Notes held by the other holders so that all such recoveries of principal and interest with respect to the Revolving Credit Notes shall be proportionate to their respective Pro Rata Percentages; provided, however, that if all or part of such proportionately greater payment received by such purchasing holder is thereafter recovered from such holder, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that holder to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement.

                  9.8 Indemnification. The Lenders severally and not jointly hereby each indemnify the Administrative Agent ratably according to the respective amounts of their Pro Rata Percentages to the extent not paid or otherwise reimbursed by the Borrowers, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or the Revolving Credit or any action taken or omitted by the Administrative Agent under or related to this Agreement, any other Loan Document or the Revolving Credit, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct unless such action was taken or omitted to be taken by the Administrative Agent at the direction of the Majority Lenders. The Administrative Agent shall have the right to deduct, from any amounts to be paid by the Administrative Agent to any Lender hereunder, any amounts owing to the Administrative Agent by such Lender by virtue of this paragraph.

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                  9.9 Expenses.

                       (a) All out-of-pocket costs and out-of-pocket expenses incurred by the Administrative Agent for which the Borrowers are responsible hereunder and not reimbursed on demand by the Borrowers, in connection with the analysis, negotiation, preparation, consummation, amendment, administration, refinancing, termination, work-out, forbearance and enforcement of the Loan Documents, the Revolving Credit or the Obligations (including, without limitation, reasonable counsel and expert fees and expenditures to enforce, protect, preserve, analyze, negotiate and defend the Administrative Agent's and each Lender's rights and interest under the Loan Documents) shall be shared and paid on demand by the Lenders pro rata based on their respective Pro Rata Percentages.

                       (b) The Administrative Agent may deduct from payments or distributions to be made to the Lenders such funds as may be necessary to pay or reimburse the Administrative Agent for such costs or expenses.

                  9.10 No Reliance. Each Lender has entered into this Agreement and the Loan Documents solely upon its own independent investigation and is not relying upon any information supplied by or any representations made by the Administrative Agent. Each Lender shall continue to make its own analysis and evaluation of the Borrowers and the Guarantors. The Administrative Agent makes no representation or warranty and assumes no responsibility with respect to the financial condition, prospects or results of operations of any of the Borrowers or the Guarantors, any obligor or any account debtor of any Borrower; the accuracy, sufficiency or currency of any information concerning the financial condition, prospects or results of operations of the Company or any of its Subsidiaries; the sufficiency, authenticity, legal effect, validity or enforceability of the Loan Documents; or with regard to any other matters, whether similar or dissimilar. The Administrative Agent assumes no responsibility or liability with respect to the collectibility of the obligations or the performance by the Company or any of its Subsidiaries of any obligation under the Loan Documents.

                  9.11 Reporting. During the term of this Agreement, the Administrative Agent will promptly furnish each Lender with copies of all financial statements and reports with respect to any of the Borrowers or the Restricted Subsidiaries actually received by the Administrative Agent pursuant to Section 5 of this Agreement. The Administrative Agent will promptly notify the Lenders when it receives actual knowledge of any Event of Default under the Loan Documents.

                  9.12 Resignation of the Administrative Agent. The Administrative Agent may resign at any time upon giving thirty (30) days prior written notice thereof to the Lenders and the Borrowers. Upon the resignation of the Administrative Agent, the Lenders (exclusive of the Administrative Agent) shall have the right to appoint a successor to the Administrative Agent by majority vote of the Lenders (exclusive of the Administrative Agent and based upon the percentages of the total Pro Rata Shares of such other Lenders). Upon the acceptance of its appointment as a successor to the Administrative Agent hereunder, by such successor to the Administrative Agent, such successor to the Administrative Agent shall thereupon succeed to and become vested with all rights, powers, obligations and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

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                  9.13 Action on Instructions of Lenders. With respect to any provision of this Agreement or any of the other Loan Documents, or any issue arising hereunder or thereunder, concerning which the Administrative Agent is authorized to act or withhold action by direction of the Lenders (or, if applicable, the Majority Lenders), the Administrative Agent shall in all cases be fully protected in so acting, or in so refraining from acting, hereunder or thereunder in accordance with written instructions signed by the Lenders (or, if applicable, the Majority Lenders). Such instructions and any action taken or failure to act pursuant thereto shall be binding on all Lenders and on all holders of the Revolving Credit Notes.

                  9.14 Several Obligations. The obligations of each Lender hereunder and under each of the other Loan Documents are several, and neither the Administrative Agent nor any other Lender shall be responsible for the obligations and commitments of any other Lender.

                  9.15 Amendments.

                       (a) Except as expressly provided herein, the Administrative Agent shall have the sole and exclusive right to, service, administer and monitor the Revolving Credit and the Loan Documents, including without limitation, the right to exercise all rights, privileges and options under the Loan Documents, including the credit judgment with respect to the making of Advances and the determination as to the basis on which and the extent to which Advances may be made.

                       (b) Notwithstanding anything to the contrary contained in subparagraph (a) above, prior to an acceleration of the Obligations, the Administrative Agent shall not, without the prior written consent of all
Lenders: (i) extend the Maturity Date or any payment date under the Revolving Credit Notes or under this Agreement, including without limitation, any mandatory prepayment date under Section 2.11 hereof, (ii) decrease any interest rate on the Revolving Credit (unless otherwise expressly provided for herein) or any fee (except fees that are solely for the account of the Fronting Lender) chargeable to the Borrowers by the Lenders and/or the Administrative Agent and/or the Fronting Lender hereunder or elsewhere, (iii) change the Available Commitment or the Pro Rata Share or Pro Rata Percentage of any of the Lenders except by permitted assignments (or unless otherwise expressly provided for herein), (iv) release any obligor from the Obligations (including releasing any Guarantor from its obligations under its respective Guarantee), except in connection with termination of the Revolving Credit and full payment and satisfaction of all obligations (v) change the definition of Majority Lenders,
(vi) consent to the assignment or delegation by any of the Borrowers or the Guarantors of its respective obligations under any Loan Document, (vii) change the definition of Available Commitment, (viii) change the definition of Outstandings; or (ix) modify this Subsection 9.15(b) or any of Sections 2.9(f), 2.10, 2.12, 8.4, 10.5, 10.10 or 10.15.

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

                       (c) Notwithstanding anything to the contrary contained in subparagraph (a) above, prior to an acceleration of the obligations, the Administrative Agent shall not, without the prior written consent of the Majority Lenders: (i) enter into any written amendment to any of the Loan Documents; (ii) waive the Borrowers' compliance with the terms and conditions of the Loan Documents or any Event of Default hereunder or thereunder; or (iii) consent to the Borrowers taking any action which, if taken, would constitute an Event of Default under this Agreement or under any of the Loan Documents.

                       (d) After an acceleration of the Obligations, the Administrative Agent shall have the sole and exclusive right, after consultation (to the extent reasonably practicable under the circumstances) with all Lenders, to exercise or refrain from exercising any and all rights, remedies, privileges and options under the Loan Documents or available at law or in equity, to protect the rights of the Lenders and collect the obligations, including without limitation, instituting and pursuing all legal actions brought against the Borrower or to collect the Obligations, or defending any and all actions brought by the Borrowers; incurring Expenses or otherwise making expenditures to protect the Revolving Credit or the Lenders' rights or remedies; modifying the Revolving Credit or the Loan Documents; and releasing or settling any amounts owing under the Obligations. Notwithstanding this subsection (d), after an acceleration of the Obligations, the Administrative Agent may not, without the prior written consent of the Majority Lenders, enter into a written agreement with the Borrowers which provides that the obligations are not immediately due and payable or which provides that the Administrative Agent will forebear from exercising its remedies hereunder, and may not without the prior written consent of all of the Lenders (i) compromise or satisfy the Obligations for less than payment in full; (ii) reduce any rate of interest charged to any outstanding Advance; or (iii) release the Borrowers or any of the Guarantors from its obligations hereunder or under the Guarantees (as applicable).

                  9.16 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided, that unless and until the Administrative Agent shall have received such directions, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 10. MISCELLANEOUS.

                  10.1 GOVERNING LAW. THIS AGREEMENT, AND ALL OF THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF.

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

                  10.2 Integrated Agreement. This Agreement, the Revolving Credit Notes and the other Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Lenders' and/or the Administrative Agent's rights and remedies. If, after applying the foregoing, an inconsistency still exists, the provisions of this Agreement shall constitute an amendment to such inconsistent document and shall control.

                  10.3 Omission or Delay Not Waiver. No omission or delay by the Administrative Agent or any Lender in exercising any right or power under this Agreement or any of the other Loan Documents will impair such right or power or be construed to be a waiver of any Default, or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and as to the Borrowers, no waiver will be valid unless in writing and signed by the Administrative Agent and then only to the extent specified.

                  10.4 Time. Unless otherwise expressly set forth herein, whenever the Borrowers shall be required to make any payment or perform any act on a day which is not a Business Day, such payment may be made, or such act may be performed, on the next succeeding Business Day. Time is of the essence in the Borrowers', the Administrative Agent's and each Lender's performance under all provisions of this Agreement and all Loan Documents.

                  10.5 Expenses of the Administrative Agent and Lenders. At Closing and from time to time thereafter, the Borrowers will pay promptly upon demand of the Administrative Agent all reasonable out-of-pocket costs, fees and expenses (a) of the Administrative Agent in connection with (i) the analysis, negotiation, preparation, execution, administration and delivery of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, amendment and restatement, supplement, waiver or consent relating hereto or thereto, whether or not any such amendment, amendment and restatement, supplement, waiver or consent is executed or becomes effective (including, without limitation, search costs, the reasonable fees, expenses and disbursements of counsel for the Administrative Agent, and reasonable charges of any expert consultant to the Administrative Agent) and (ii) the syndication of the commitments and (b) the Administrative Agent and each of the Lenders in connection with the enforcement of any Obligations of, or the collection of any payments owing from, any of the Borrowers or the Guarantors under this Agreement and/or the other Loan Documents to which they are a party, or protection or defense of the rights of the Lenders and/or the Administrative Agent under the Loan Documents, following the occurrence of any Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement and the other Loan Documents in the nature of a "work-out" or of any insolvency or bankruptcy proceedings, or otherwise (including the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders and reasonable allocated costs of internal counsel) (collectively, the "Expenses");

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                  10.6 Brokerage. Except as otherwise provided herein, this
transaction was brought about and entered into by the Administrative Agent, the Lenders and the Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Each of the Borrowers, the Administrative Agent and the Lenders represents that it has not committed any party hereunder to the payment of any brokerage fee, commission or charge in connection with this transaction. If any such claim is made on any of the Borrowers, Administrative Agent or the Lenders by any broker, finder or agent or other Person (unless such broker, finder, agent or other similar Person is engaged by the affected party), the party or parties (each, a "Responsible Party") which committed the affected party to the payment of such fees hereby agrees to indemnify, defend and save the affected party or parties harmless against such claim and further will defend, with counsel satisfactory to the affected party or parties, any action or actions to recover on such claim, at the sole cost and expense of the Responsible Party, including such affected party's counsel fees and costs. Each of the Borrowers further agrees that, if it is the Responsible Party, until any such claim or demand is adjudicated in the affected party's favor, the amount demanded shall be deemed a liability of the Borrower under this Agreement.

                  10.7 Notices; Lending Offices. (a) All notices, requests and demands to or upon the respective parties hereto (i) to be effective shall be in writing (including electronic transmission, facsimile transmission or posting on a secured Web site), and if any such notice, request or demand is regarding an Event of Default shall be transmitted by hand delivery, mail or facsimile transmission and (ii) unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of facsimile transmission notice, when sent during normal business hours with electronic confirmation or otherwise when received, or in the case of electronic transmission, when received and in the case of posting on a secured Web site, upon receipt of (x) in each instance, notice of such posting and (y) rights to access such Web site, addressed as follows in the case of the Borrowers, and the Administrative Agent, and as set forth in Annex I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

                  If to the Administrative Agent to:

                            PNC Bank, National Association
                            1600 Market Street
                            Philadelphia, PA  19103
                            Attention: Robert J. Giannone, Vice President Telecopy No: (215) 585-6987

                  With copies to:

                            PNC Bank, National Association
                            PNC Firstside Center
                            500 First Avenue, 4th Floor
                            Pittsburgh, PA  15219
                            Attention: Lisa Pierce
                            Telecopy No: (412) 762-8672

                            Ballard Spahr Andrews & Ingersoll, LLP
                            1735 Market Street
                            Philadelphia, PA  19103
                            Attention: Carl H. Fridy, Esquire
                            Telecopy No: (215) 864-8999



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

                  If to any Borrower or Guarantor to:

                                    CSS Industries, Inc.
                                    1845 Walnut Street, Suite 800
                                    Philadelphia, PA  19102
                                    Attention: Clifford E. Pietrafitta
                                    Telecopy No.: (215) 569-9979

                  With copies to:

                                    Stephen V. Dubin, Esquire
                                    CSS Industries, Inc.
                                    1845 Walnut Street, Suite 800
                                    Philadelphia, PA  19102
                                    Telecopy No: (215) 569-9979

                                    Morgan, Lewis & Bockius LLP
                                    1701 Market Street
                                    Philadelphia, PA  19103
                                    Attention: Howard Shecter, Esquire
                                    Telecopy No. (215) 963-5442


                       (b) Any notice sent by the Administrative Agent, any Lender or the Borrowers by any of the above methods shall be deemed to be given when so received. Any notice sent by overnight carrier shall be presumed to have been received the day after it was sent, if by hand delivery by 5:00 p.m. Philadelphia, PA time on the day sent, and if by facsimile, no such presumption shall be raised.

                       (c) The Administrative Agent shall be fully entitled to rely upon any facsimile transmission or other writing purported to be sent by any Authorized Officer (whether requesting an Advance or otherwise) as being genuine and authorized.

                  10.8 Headings. The headings of any paragraph or Section of this Agreement are for convenience only and shall not be used to interpret any provision of this Agreement.

                  10.9 Survival. All warranties, representations, and covenants made by the Borrowers herein, or in any agreement referred to herein or on any certificate, document or other instrument delivered by it or on its behalf under this Agreement or any of the other Loan Documents, shall be considered to have been relied upon by the Administrative Agent and the Lenders, and shall survive the delivery to the Lenders of the Revolving Credit Notes, regardless of any investigation made by the Lenders or on their behalf. All statements in any such certificate or other instrument prepared and/or delivered for the benefit of the Administrative Agent and any/all Lenders shall constitute warranties and representations by the Borrowers hereunder. Except as otherwise expressly provided herein, all covenants made by the Borrowers hereunder or under any other agreement or instrument shall be deemed continuing until all obligations are satisfied in full and the Revolving Credit is terminated.

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

                  10.10 Successors and Assigns.

                       (a) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties and the obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several. None of the Borrowers or the Guarantors may transfer, assign or delegate any of its duties or obligation hereunder or under any of the other Loan Documents.

                       (b) (i) Notwithstanding any other provision of this Agreement, each Lender may assign all or any part of, or any interest in, such Lender's rights and benefits hereunder, under the Revolving Credit Notes and under the other Loan Documents, as well as all obligations related to such assigned rights and interest, provided that each such assignment:

                           (A) must (unless the assignment is to an Affiliate of
the assigning Lender that is a U.S. person within the meaning of Section 7701(a) of the Code) be approved by the Borrowers (such approval not to be unreasonably withheld or delayed); provided, however, that if a Default or Event of Default has occurred hereunder, the approval of the Borrower shall not be required,

                           (B) shall, if not an assignment of the entire
commitment of the applicable Lender, be in a minimum amount of $5,000,000),

                           (C) must be evidenced by an Assignment Agreement in
the form of Exhibit F attached hereto and made a part hereof, a true and correct copy of which shall be delivered to the Administrative Agent,

                           (D) shall be accompanied by the unconditional payment
by the assigning Lender to the Administrative Agent of an assignment fee equal to $3,500 except if the assignment is made to an Affiliate of the assigning Lender or to another Lender, and

                           (E) shall be effective upon the Administrative
Agent's receipt of written notice from the assignor and assignee Lenders of such assignment and compliance with subparagraphs (A), (B), (C) and (D) above.

                           (ii) Each Lender may at any time enter into
participation agreements with one or more participating lenders whereby such Lender may allocate certain percentages of its Pro Rata Share of the Revolving Credit to such participant(s), provided that no participant shall have, except as provided below, any voting or consent rights on any issue with respect to this Agreement, the other Loan Documents or the Revolving Credit. No participant (unless and only to the extent such participant is itself a Lender) shall be entitled to require the Lender from whom its participation interest was obtained, to take or refrain from taking any action under this Agreement or any other Loan Document, except that such Lender may agree with such participant that such Lender will not, without such participant's consent, agree to any modification, amendment or waiver of this Agreement described in Section 9.15(b)(i)-(viii). Notwithstanding the foregoing, any such participant shall be considered to be a "Lender" for purposes of Sections 2.2(f), 2.9, 2.10, 2.12, 8.4, 10.5 and 10.15 with respect to its participation; provided, however, that no participant shall be entitled to receive any greater amount pursuant to Sections 2.2(f), 2.9, 2.10 or 2.12 than the transferor Lender would have been entitled to receive in respect of the participation effected by such transferor


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Lender had no participation occurred. The Borrowers acknowledge that, for the convenience of all parties, this Agreement is being entered into with the Lenders only and that its obligations under this Agreement are, to the extent expressly provided for in this Section 10.10(b)(ii), undertaken for the benefit of, and as an inducement to, any such participating lenders as well as the Lenders. Any grant of a participation by any Lender shall not discharge, reduce or otherwise affect said Lender's obligation, in accordance with its Pro Rata Percentage, under this Agreement to fund Advances, which obligations shall remain primary and absolute. Such grants of participations shall not affect or diminish the rights of the granting Lender to reimbursement or other payments which may become due to said Lender under this Agreement and such reimbursements and other payments will be calculated as if said Lender had not granted any such participation. Except as provided for herein, no participant shall have, by virtue of any participation, any rights or benefits under this Agreement or claims of any kind against the Administrative Agent or any Lender or the Borrowers other than the Lender from whom the participation has been obtained.

                       (c) Nothing in this Section 10.10 shall prevent or prohibit any Lender from pledging its Advances hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank.

                       (d) Subject to the provisions of Section 10.24 hereof, the Company on its own behalf and on behalf of each of its Subsidiaries authorizes each Lender to disclose to any participant or assignee (each, a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the Company or any of its Subsidiaries which has been delivered to such Lender by the Company or any such Subsidiary in connection with such Lender's credit evaluation of the Company and its Subsidiaries. In addition, subject to Section 10.24 hereof, the Administrative Agent may furnish any information concerning the Company or any of its Subsidiaries in the Administrative Agent's possession to any Affiliate of the Administrative Agent. The Company shall and shall cause each of its Subsidiaries to assist any Lender in effectuating any assignment or participation pursuant to this Section 10.10 (including during syndication) in whatever manner such Lender reasonably deems necessary, including the participation in meetings with prospective Transferee.

                       (e) Any Proposed New Lender shall, at least seven (7) days before the effective date of such Lender's joinder hereto, complete and deliver to the Administrative Agent a New Lender Joinder. Such New Lender Joinder shall include, among other things, a joinder to this Agreement and otherwise be satisfactory to the Administrative Agent and the Borrowers. Upon the effective date of such joinder, such Proposed New Lender shall be a party hereto and shall be one of the Lenders hereunder for all purposes except as provided below. Such Proposed New Lender's rights and the rights of any existing Lender which increases its Pro Rata Share according to Section 2.3(b) shall be limited in the following respects: (i) on the effective date of such joinder or increase, the Borrowers shall repay all outstanding Advances that are Alternate Base Rate Advances, if any, and reborrow a like amount of the Alternate Base Rate Advances from the Lenders, including the Proposed New Lender, according to their new Pro Rata Percentages and (ii) such Proposed New Lender or existing Lender which increases it Pro Rata Share shall not participate in any LIBOR Based Rate Advances (except, with respect to an existing lender, with respect to its existing interest) which are outstanding on the effective date of such joinder or increase but shall participate in all new Advances made to the Borrowers after the effective date of such joinder or increase in accordance with its new Pro Rata Percentage, including, without limitation, new LIBOR Based Rate Advances and renewals and conversions of LIBOR Based Rate Advances. If the Borrowers should (i) renew after the effective date of such joinder or increase any Advances that are LIBOR Based Rate Advances existing on such effective date or (ii) convert after the date of such joinder or increase any Advances that are LIBOR Based Rate Advances existing on such effective date, the Borrowers shall be deemed to repay the applicable Advances on the conversion or renewal date, as the case may be, and then reborrow a similar amount on such date so that the Proposed New Lender and any Lender that increases its Pro Rata Share shall participate in such Advances after such renewal or conversion date in accordance with its Pro Rata Percentage. Simultaneously, with the execution and delivery of such joinder or the increase in a Lender's Pro Rata Share, the Borrowers shall execute a new Revolving Credit Note for such Proposed New Lender or existing Lender. Notwithstanding the foregoing, upon the occurrence of an Event of Default prior to the date on which such Proposed New Lender or such existing Lender that is increasing its Pro Rata Share is holding Advances that are LIBOR Based Rate Advances equal to its pro rata share (in accordance with its then Pro Rata Percentage without giving effect to any termination of the Available Commitment), such Lender shall, upon notice from the Administrative Agent, on or after the date on which the Advances are accelerated or become due following such Event of Default, pay to the Administrative Agent (for the account of the other Lenders, to which the Administrative Agent shall pay their pro rata share thereof promptly after receipt) a sum equal to such Lender's pro rata share of each Advance that is a LIBOR Based Rate Advance then outstanding with respect to which such Lender does not then hold its pro rata share in accordance with its Pro Rata Percentage; such payment by such Lender shall constitute an Alternate Base Rate Advance hereunder.

                  10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and, all of which, taken together, shall constitute one fully executed document.

                  10.12 Modification. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed by the Borrowers, the Administrative Agent and the Lenders required by Section
9.15 hereof.

                  10.13 Signatories. Each individual signatory hereto represents and warrants that he is duly authorized to execute this Agreement on behalf of his principal and that he executes the Agreement in such capacity and not as a party.

                  10.14 Third Parties. No rights are intended to be created hereunder or under any of the other Loan Documents for the benefit of any third party donee, creditor or incidental beneficiary of the Borrowers. Nothing contained in this Agreement shall be construed as a delegation to the Administrative Agent or any Lender of the Borrowers' duty of performance, including, without limitation, the Borrowers' duties under any account or contract with any other Person.

                  10.15 Indemnification. (a) The Borrowers agree to indemnify each of the Lenders and the Administrative Agent and their respective officers, directors, employees, representatives, agents, attorneys-in-fact and Affiliates and each other Person, if any, controlling any of them or any of their Affiliates within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act (each, an "Indemnitee" and collectively, the "Indemnities") from, and hold each of them harmless against, any and all Losses resulting from, arising out of, in any way related to or by reason of, (i) the execution, delivery, performance, administration or enforcement of any Loan Document, (ii) the Lenders' or the Administrative Agent's agreement to make the Advances, (iii) the use or intended use of the proceeds of any Advances hereunder (iv) the consummation of any other transactions contemplated in any Loan Document, (v) the performance by the Administrative Agent of their duties hereunder or (vi) any inaccuracy in any material respect, or any untrue statement or alleged untrue statement of any material fact, made in any report, exhibit, schedule or publication in connection with the transactions contemplated hereby furnished to the Administrative Agent or the Lenders by or on behalf of the Borrowers, or by reason of the omission or the alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, whether or not such Indemnitee is a party and whether or not such Proceeding is initiated or brought by or on behalf of the Borrowers; provided, however, that the Borrowers shall not be liable under the foregoing indemnification provision to an Indemnitee to the extent that any such Loss is judicially determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify and hold harmless set forth in this Section 10.15 is unenforceable because it is violative of any law or public policy or otherwise, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any of the Indemnities.

                       (b) The Borrowers agree on their own behalf and on behalf of the Guarantors that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any Losses to any of the Borrowers or the Guarantors or any such entities, security holders or creditors resulting from, arising out of, in any way related to or by reason of (i) the execution, delivery, performance, administration or enforcement of any Loan Document, (ii) the Lenders' or the Administrative Agent's agreement to make the Advances, (iii) the use or intended use of the proceeds of any Advances hereunder or (iv) the consummation of any other transactions contemplated in any Loan Document, except to the extent that any Losses judicially determined by a court of competent jurisdiction in a final non-appealable judgment to have resulted solely by reason of the gross negligence or willful misconduct of such Indemnitee.

                       (c) Each Indemnitee shall give prompt notice to the Borrowers of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Borrowers shall not relieve them from any liability which they may otherwise have hereunder. The Borrowers may participate at their own expense in the defense of such action.

                       (d) In the event that any Indemnitee is requested or required to appear as a witness in any Proceeding brought by or on behalf of or against the Borrowers or any Affiliate of the Borrowers in which such Indemnitee is not named as a defendant, the Borrowers agree to reimburse each Indemnitee for all reasonable expenses incurred by each Indemnitee in connection with such Indemnitee's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of each Indemnitee's legal counsel, and to compensate such Indemnitee in an amount to be mutually agreed upon.

                       (e) The Borrowers agree on their own behalf and on behalf of each of the Guarantors that, without the prior written consent of the Administrative Agent and the Majority Lenders, no such entity will settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification could be sought under the indemnification provisions of this Section 10.15 (whether or not any Indemnitee is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional written release in form, scope and substance satisfactory to the Administrative Agent and the Majority Lenders, of each Indemnitee from all liability arising out of such Proceeding and does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

                  10.16 Discharge of Taxes, the Borrowers' Obligations, Etc. The Administrative Agent, in its sole discretion, shall have the right at any time, and from time to time, on one day's notice to the Borrowers (unless the Administrative Agent deems immediate action to be necessary under the circumstances), if the Borrowers fail to do so, to: (a) pay for the performance of any of the Borrowers' obligations hereunder, and (b) discharge taxes or Liens, at any time levied or placed on any Borrower's or Guarantor's Property in violation of this Agreement unless such Borrower or Guarantor is in good faith with due diligence by appropriate proceedings contesting such taxes or Liens and maintaining proper reserves therefor in accordance with GAAP. Such expenses and advances shall be added to the Revolving Credit and shall bear interest at the Alternate Base Rate until reimbursed to the Administrative Agent. Such payments and advances made by the Administrative Agent shall not be construed as a waiver by the Administrative Agent or the Lenders of an Event of Default under this Agreement.

                  10.17 Withholding and Other Tax Liabilities. The Administrative Agent, in its sole discretion and without any duty to exercise such rights or monitor such obligation of the Borrowers, shall have the right to withhold or direct the Lenders to withhold any Advances from time to time unless the Borrowers shall, at the Administrative Agent's request, have given to the Administrative Agent evidence, reasonably satisfactory to the Administrative Agent, that the Borrowers have properly deposited or paid, as required by law, all withholding taxes and all federal, state, city, county or other taxes due up to and including the date of the requested Advance. Copies of deposit slips showing payment shall likewise constitute satisfactory evidence for such purpose. In the event that any Lien, assessment or tax liability against the Company or any of the Company's Subsidiaries shall arise in favor of any taxing authority, whether or not notice thereof shall be filed or recorded as may be required by law, the Administrative Agent shall have the right, on one day's notice to Borrowers (unless the Administrative Agent deems immediate action to be necessary under the circumstances) (but shall not be obligated, nor shall the Administrative Agent or any Lender hereby assume the duty) to pay any such Lien, assessment or tax liability by virtue of which such charge shall have arisen; provided, however, that the Administrative Agent shall not pay any such tax, assessment or Lien before its due date or if the amount, applicability or validity thereof is being contested in good faith and by appropriate proceedings by the Company or such Subsidiary. In order to pay any such Lien, assessment or tax liability, the Administrative Agent shall not be obliged to wait until said Lien, assessment or tax liability is filed before taking such action as hereinabove set forth. Any sum or sums which the Administrative Agent (shared ratably by the Lenders) shall have paid for the discharge of any such Lien shall be added to the Revolving Credit and shall be paid by the Borrowers to the Administrative Agent with interest thereon, upon demand, and the Administrative Agent shall be subrogated to all rights of such taxing authority against the Company or such Subsidiary.

                  10.18 Submission To Jurisdiction; Waivers. Each of the Borrowers hereby irrevocably and unconditionally:

                       (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Notes, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

                       (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                       (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Borrower at its address set forth in Section 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                       (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                       (e) waives, and without limiting the provisions of
Section 5.8(c), each of the Agent and the Banks waives, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

                  10.19 Waivers.

                       (a) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract, claims, tort claims, breach of duty claims, and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, REPLACEMENTS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                       (b) (i) The Borrowers, on their own behalf and on behalf of the Guarantors, hereby waive, to the maximum extent not prohibited by law, any right they may have to claim or recover any special, exemplary, punitive or consequential damages from the Administrative Agent or the Lenders in any Proceeding in connection with, arising out of, or in any way related to the transactions contemplated herein or in any other Loan Document.

                           (ii) The Agent and each of the Lenders waives, to the
maximum extent not prohibited by law, any right it may have to claim or recover any special, exemplary, punitive or consequential damages from any of the Borrowers or the Guarantors in any Proceeding in connection with, arising out of, or in any way related to the transactions contemplated herein or in any other Loan Document to the extent the foregoing is not in derogation of the Administrative Agent's or any of the Lender's rights to claim or recover any amounts under Sections 2.2(g), 2.9, 2.10, 2.12, 10.5, 10.6, 10.15 or for any
other Obligations expressly provided for in this Agreement or any of the other Loan Documents.

                       (c) The Borrowers, on their own behalf and on behalf of the Guarantors, hereby waive promptness, diligence, notice of acceptance and any other notice with respect to any of the obligations and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right to take any action against any other obligor or any other Person or any collateral or other direct or indirect security for any of the obligations.

                  10.20 Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement. If any provision is determined to be invalid or unenforceable, such determination shall not affect or limit the validity or enforceability of all other provisions.

                  10.21 Independence of Representations, Warranties and Covenants. The representations, warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exception be deemed to permit any action or omission that would be in contravention of applicable law.

                  10.22 Obligations Several; Independent Nature of Lenders' Rights. The obligation of each Lender hereunder is several, no Lender shall be responsible for the obligation or commitment of any other Lender hereunder, and the Administrative Agent shall not be responsible for any obligations of any Lender. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Lender to be joined as an additional party in any Proceeding for such purpose.

                  10.23 Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein, except (a) the letter (the "Engagement Letter") agreement dated March 9, 2004 among PNC and the Company (other than the Term Sheet (as defined in the Engagement Letter) and (b) the Fee Letter (as defined in the Engagement Letter) shall remain in effect, to the extent not conflicting herewith.

                  10.24 Confidentiality. The Administrative Agent and each Lender agree to keep confidential all material non-public information provided to it by or on behalf of the Borrowers and/or the Guarantors pursuant to this Agreement or the other Loan Documents that is designated by the provider of such information in writing as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) to any assignee, proposed assignee, participant or proposed participant which agrees to comply with the provisions of this subsection, (c) to its Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Person, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of applicable law, (f) which has been publicly disclosed other than in breach of this Agreement, or (g) in connection with the exercise of any remedy or other enforcement of the rights of the Administrative Agent and/or the Lenders hereunder.

                  IN WITNESS WHEREOF, the undersigned parties have executed this Agreement the day and year first above written.



                             CSS INDUSTRIES, INC., a
                             Delaware corporation


                             By:  ___________________________________
                                  Name:
                                  Title:




                             CSS MANAGEMENT LLC., a
                             Delaware limited liability company


                             By:  ___________________________________
                                  Name:
                                  Title:

                             PNC BANK, NATIONAL ASSOCIATION, as the
                             Administrative Agent


                             By:  ___________________________________
                                  Name:
                                  Title:

                             PNC BANK, NATIONAL ASSOCIATION, as a
                             Lender


                             By:  ___________________________________
                                  Name:
                                  Title:

                             WACHOVIA BANK, NATIONAL
                             ASSOCIATION, as a Lender


                             By:  ___________________________________
                                  Name:
                                  Title:

                             FLEET NATIONAL BANK, as a Lender


                             By:  ___________________________________
                                  Name:
                                  Title:

                             CITIZENS BANK OF PENNSYLVANIA, as a
                             Lender


                             By:  ___________________________________
                                  Name:
                                  Title:

                             UNION PLANTERS BANK


                             By:  ___________________________________
                                  Name:
                                  Title:

                            EXHIBIT AND SCHEDULE LIST

Annex I           --     Lenders, Pro Rata Shares, Pro Rata Percentages

Annex II          --     Applicable Margins

Exhibit A         --     Form of Guarantee

Exhibit B-1       --     Form of Revolving Credit Note

Exhibit B-2       --     Form of Swing Line Note

Exhibit C         --     Form of Notice of Borrowing

Exhibit D         --     Form of Quarterly Compliance Certificate

Exhibit E         --     Form of Certificate regarding Permitted Acquisitions

Exhibit F         --     Form of Assignment Agreement

Exhibit G         --     Form of Commitment and Acceptance

Exhibit H         --     Form of New Lender Joinder

Schedule 1.1(a)   --     Existing Letters of Credit

Schedule 1.1(b)   --     Financial Statements

Schedule 3.1(h)   --     Material Environmental Investigations, Studies, Audits,
                         Etc.

Schedule 4.2      --     Places of Business

Schedule 4.3      --     Judgments, Proceedings, Litigation and Orders

Schedule 4.4      --     Existing Liens and Claims

Schedule 4.9      --     Subsidiaries and Affiliates and Jurisdictions of
                         Incorporation

Schedule 4.10     --     Existing Guarantees, Investments and Borrowings

Schedule 4.11(c)  --     ERISA Matters

Schedule 4.12     --     Business Interruptions

Schedule 4.13(a)  --     Schedule of Names

Schedule 4.13(b)  --     Trademarks, Patents and Copyrights

Schedule 4.14     --     Other Associations

Schedule 4.15     --     Environmental Matters

Schedule 4.17     --     Capital Stock

                                     ANNEX I

                                           Pro Rata                          Swing Line
             Lenders                      Percentage     Pro Rata Share      Commitment
             -------                      ----------     --------------      ----------
PNC Bank, National Association               30%          $15,000,000        $10,000,000

Wachovia Bank, National Association          20%          $10,000,000

Fleet National Bank                          20%          $10,000,000

Citizens Bank of Pennsylvania                20%          $10,000,000

United Planters Bank                         10%          $ 5,000,000
                                         -----------------------------------------------
                                            100%          $50,000,000

                                    ANNEX II

                               APPLICABLE MARGINS

- ----------------------------------------------------------------------------------------------------------------
                                         COMPLIANCE LEVELS
- ----------------------------------------------------------------------------------------------------------------
BASIS FOR DETERMINATION                  I                         II                         III
- ----------------------------------------------------------------------------------------------------------------
Interest Coverage Ratio                  Greater than or equal     Less than 10.00 to 1 but   Less than 7.5 to 1
                                         to 10.00 to 1             greater than or equal to
                                                                   7.5 to 1
- ----------------------------------------------------------------------------------------------------------------
Applicable Base Rate Margin              -.50%                     -.25%                      0%
- ----------------------------------------------------------------------------------------------------------------
Applicable LIBO Rate Margin              .75%                      1.00%                      1.25%
- ----------------------------------------------------------------------------------------------------------------
Applicable Available                    .225%                     .275%                      .325%
Commitment Fee Percentage
- ----------------------------------------------------------------------------------------------------------------